Exhibit 2.1

EXECUTION VERSION

EQUITY PURCHASE AGREEMENT

AND

AGREEMENT AND PLAN OF MERGER

dated as of

October 19, 2026

by and among

TRADEWEB MARKETS LLC,

PARK MERGER SUB LLC,

BLOCKER SELLERS (as defined herein),

BLOCKERS (as defined herein),

TRUMID HOLDINGS, LLC,

TRUMID FEEDERCO, LLC,

TRUMID MANAGEMENTCO, LLC, and

SHAREHOLDER REPRESENTATIVE SERVICES LLC

solely in its capacity as the Holder Representative

i

4.18	Affiliate Agreements	53
4.19	Privacy and Data Security	53
4.20	Intellectual Property; IT Assets	54
4.21	Permits	58
4.22	U.S. Broker-Dealer Matters	58
4.23	Top Customers and Top Vendors	60
4.24	U.S. Introducing Broker Matters	61
4.25	No TID U.S. Business	62
4.26	No Additional Representations and Warranties	62

Article V. REPRESENTATIONS AND WARRANTIES REGARDING THE BLOCKERS		63

5.1	Organization	63
5.2	Due Authorization	63
5.3	No Conflict	63
5.4	Governmental Authorities; Consents	64
5.5	No Operations; Title	64
5.6	Capitalization	64
5.7	Blocker Taxes	65
5.8	Litigation	67
5.9	Brokers’ Fees	67
5.10	No Additional Representations and Warranties	67

Article VI. REPRESENTATIONS AND WARRANTIES OF THE BLOCKER SELLERS		68

6.1	Organization	68
6.2	Title	69
6.3	Due Authorization	69
6.4	No Conflict	69
6.5	Litigation and Proceedings	70
6.6	Brokers’ Fees	70
6.7	No Additional Representations and Warranties	70

Article VII. REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR ENTITIES		71

7.1	Organization	71
7.2	Due Authorization	71
7.3	No Conflict	71
7.4	Litigation and Proceedings	72
7.5	Governmental Authorities; Consents	72
7.6	Financial Ability	72
7.7	Brokers’ Fees	72
7.8	Solvency; Surviving Company After the Company Merger	72
7.9	Anti-Money Laundering Compliance and Sanctions	73

7.10	No Outside Reliance	73
7.11	Investment Intent	74

Article VIII. COVENANTS OF THE COMPANY AND SELLERS		74

8.1	Conduct of Business	74
8.2	Inspection	80
8.3	HSR Act and Regulatory Approvals	81
8.4	FINRA Filing	81
8.5	Restructuring	82
8.6	Termination of Affiliate Contracts	83
8.7	Confidentiality	84
8.8	Certain Financial Information	85
8.9	FINMA Notice	85

Article IX. COVENANTS OF ACQUIROR		85

9.1	HSR Act Antitrust and Regulatory Approvals	85
9.2	Indemnification and Insurance	88
9.3	Employment Matters	89
9.4	Post-Closing Access; Preservation of Records	92
9.5	RWI Policy	92
9.6	FINRA Filing and FINMA Notice	93
9.7	NFA/CFTC Filings	93
9.8	Change of Blocker Names	93
9.9	Contact with Company Counterparties	93

Article X. JOINT COVENANTS		94

10.1	Support of Transaction	94
10.2	Tax Matters	94

Article XI. CONDITIONS TO OBLIGATIONS		99

11.1	Conditions to Obligations of the Acquiror Entities, the Blocker Sellers, the Company and the Blockers	99
11.2	Conditions to Obligations of the Acquiror Entities	99
11.3	Conditions to the Obligations of the Blocker Sellers, the Company and the Blockers	100
11.4	Satisfaction of Conditions	101
11.5	No Frustration of Closing Conditions	101

Article XII. TERMINATION		102

12.1	Termination	102
12.2	Effect of Termination	103

Article XIII. HOLDER REPRESENTATIVE		104

13.1	Designations and Replacement of Holder Representative	104
13.2	Authority and Rights of the Holder Representative; Limitations on Liability	104

Article XIV. MISCELLANEOUS		107

14.1	Non-Survival of Representations, Warranties and Covenants	107
14.2	Waiver	108
14.3	Notices	108
14.4	Assignment	109
14.5	Rights of Third Parties	109
14.6	Expenses	110
14.7	Governing Law	110
14.8	Captions; Counterparts	110
14.9	Schedules and Annexes	110
14.10	Entire Agreement	111
14.11	Amendments	111
14.12	Publicity	111
14.13	Severability	112
14.14	Jurisdiction; WAIVER OF TRIAL BY JURY	112
14.15	Enforcement	113
14.16	Non-Recourse	113
14.17	Acknowledgement and Waiver	114
14.18	Release	116
14.19	Further Assurances	119

Exhibits

Exhibit A - Blocker Sellers

Exhibit B - Blockers

Annexes

Annex A - Company Certificate of Merger

Annex B - Amended and Restated Certificate of Formation

Annex C - Escrow Agreement

Annex D - Accounting Principles

Annex E - Blocker Assignment Agreement

Annex F - Allocation Principles

EQUITY PURCHASE AGREEMENT AND AGREEMENT AND PLAN OF MERGER

This Equity Purchase Agreement and Agreement and Plan of Merger (this “Agreement”), dated as of October 19, 2026, is entered into by and among: (i) Tradeweb Markets LLC, a Delaware limited liability company (“Acquiror”), (ii) Park Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), (iii) the entities listed on Exhibit A (“Blocker Sellers”), (iv) the entities listed on Exhibit B (“Blockers”), (v) Trumid Holdings, LLC, a Delaware limited liability company (the “Company”), (vi) Trumid FeederCo, LLC, a Delaware limited liability company (“FeederCo”), (vii) Trumid ManagementCo, LLC, a Delaware limited liability company (“ManCo”), and (viii) Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Holder Representative hereunder.

RECITALS

WHEREAS, the parties hereto desire to enter into a series of transactions pursuant to which on the Closing Date (as defined below), and subject to the terms and conditions set forth in this Agreement, Acquiror will acquire, directly or indirectly, through an equity purchase and a merger, one hundred percent (100%) of the equity interests of the Company (whether currently represented by Class A Shares, Class A-P Shares, Class B-1 Shares, AVR Class B-1 Shares, Class B-2 Shares, Class D Preferred Shares, Class D-2 Preferred Shares, Class E Preferred Shares, Class E-2 Preferred Shares, Class F Shares, Class G Preferred Shares, Class G-2 Preferred Shares, Class H Preferred Shares, Class H-2 Preferred Shares, Class I-C Shares, Class I-P Preferred Shares, Class I-P-2 Preferred Shares, Class J-A Preferred Shares, Class J-A-2 Preferred Shares, Class J-B Preferred Shares, Class J-B-2 Preferred Shares, Class K Preferred Shares, Class K-2 Preferred Shares, Class L Preferred Shares, Class L-2 Preferred Shares, or otherwise, the “Membership Interests”);

Step I – Blocker Restructuring

WHEREAS, prior to the Closing, certain Blocker Sellers shall, and shall cause their respective Affiliates to, undertake the pre-Closing restructuring transactions substantially in accordance with the steps described on Schedule 1.1(a)(i) of the Company Disclosure Schedules (such restructuring transactions, collectively, the “Blocker Restructuring”);

Step II – Rollover Transaction

WHEREAS, concurrently with the execution of this Agreement, each of FeederCo and ManCo has entered into the Rollover Agreement with Acquiror and/or its Affiliate, pursuant to which, among other matters, each of FeederCo and ManCo will, at the Closing, immediately following the Blocker Restructuring, but prior to the consummation of the Equity Purchase (as defined below) and the Effective Time, each contribute its respective Rollover Interests to Acquiror and/or its Affiliate in exchange for the equity interests of Acquiror and/or its Affiliate set forth in the Rollover Agreement (such equity interests, the “Acquiror Units”) having an aggregate value equal to the Rollover Amount (the “Rollover Transaction”);

Step III – Equity Purchase

WHEREAS, at the Closing, immediately following the Blocker Restructuring and the consummation of the Rollover Transaction, but immediately prior to the Effective Time, Acquiror will acquire, and each Blocker Seller will sell, all of its respective equity interests in its applicable Blocker, upon the terms and subject to the conditions set forth in this Agreement (the “Equity Purchase”);

Step IV – Company Merger and Related Transactions

WHEREAS, the manager or the board of directors or managers (or the equivalent governing body) of each of Acquiror, Merger Sub and the Company, as the case may be, have determined that it is in the best interests of their respective equityholders to enter into this Agreement and for the Company Merger to be consummated and have approved and declared advisable the Company Merger upon the terms and subject to the conditions of this Agreement and in accordance with the DLLCA;

WHEREAS, Acquiror, as the sole member of Merger Sub, has determined that it is in the best interests of Merger Sub to enter into this Agreement and for Merger Sub to consummate the Company Merger;

WHEREAS, concurrently with the execution of this Agreement, certain employees of the Company or its Subsidiaries set forth on Schedule 1.1(a)(iii) (the “Key Employees”) have entered into binding term sheets with Acquiror and/or its Affiliates requiring that each of the Key Employees enter into an offer letter or transition agreement (as applicable) with Acquiror and/or its Affiliates prior to the Closing (collectively, the “Employment Agreements”), which Employment Agreements shall become effective as of the Closing;

WHEREAS, concurrently with the execution of this Agreement, a certain Holder set forth on Schedule 1.1(a)(iv) (the “Restricted Holder”) has entered into a restrictive covenant agreement with Acquiror and/or its Affiliate (the “Restrictive Covenant Agreement”), which Restrictive Covenant Agreement shall become effective as of the Closing;

Step V – FeederCo Restructuring

WHEREAS, at the Closing, immediately following the consummation of the Company Merger, FeederCo shall, and shall cause its Affiliates to, undertake the post-Closing restructuring transactions substantially in accordance with the steps described on Schedule 1.1(a)(v) of the Company Disclosure Schedules (such restructuring transactions, collectively, the “FeederCo Restructuring”); and

Step VI – ManCo Restructuring

WHEREAS, at the Closing, immediately following the consummation of the Company Merger and substantially concurrent with the FeederCo Restructuring, ManCo shall, and shall cause its Affiliates to, undertake the post-Closing restructuring transactions substantially in accordance with the steps described on Schedule 1.1(a)(vi) of the Company Disclosure Schedules (such restructuring transactions, collectively, the “ManCo Restructuring”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.

CERTAIN DEFINITIONS

1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Accounting Principles” means the accounting methodologies, principles, practices and procedures set forth on Annex D, which shall also include a sample calculation of Net Working Capital. Notwithstanding anything contained herein to the contrary, Taxes with respect to Straddle Tax Periods will be determined in accordance with Section 10.2(a)(ii).

“Acquired Company” or “Acquired Companies”, as the context may require, means (a) the Company and its Subsidiaries and (b) the Blockers.

“Acquiror Entities” means, collectively, Acquiror and Merger Sub.

“Acquiror Parties” means (a) Acquiror Entities and their respective Affiliates (including, upon the Closing, the Acquired Companies) and (b) the former, current or future general or limited partners, equityholders, managers, members, directors, officers, employees, agents and representatives of the Persons identified in the immediately preceding clause (a), in each case, in their capacity as such.

“Action” means any action, cause of action, claim, cross-claim, third-party claim, suit, hearing, assessment, arbitration, proceeding, audit, litigation, mediation, citation, summons, subpoena or other formal or informal request for documents or information, indictment, charge, investigation, notice of violation or noncompliance, or other judicial, administrative, or regulatory proceeding in each case, that is by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, contract or otherwise; provided that, notwithstanding anything to the contrary herein or otherwise, in no event shall any direct or indirect equityholder, financing source, partner, member, related fund, investment manager, investment adviser, or portfolio company of any Seller Party (each such Person, a “Seller Related Person”) be subject to any restriction, obligation, covenant or other limitation under this Agreement by virtue of being deemed an “Affiliate” of such Seller Party, but any Seller Related Person shall be deemed an “Affiliate” of the applicable Seller Party for purposes of any disclaimer, release, waiver, non-recourse or other provision under this Agreement (and, in each case, including related defined terms, similar phrases and any associated rights) in favor of (or to the benefit of), or that otherwise would be in favor of (or to the benefit of), (i) any Seller Party or any of its Affiliates and (ii) the Acquiror Parties (including, for the avoidance of doubt, Section 14.18(d)). For the avoidance of doubt, following the Closing, Affiliates of Acquiror shall include the Surviving Company, its Subsidiaries and the Blockers.

“Affiliate Contracts” means (a) any Contract between (i) any Acquired Company, on the one hand, and (ii) (A) any Holder or any Affiliates of any Holder or the Acquired Companies (other than the Acquired Companies themselves) or (B) any director, manager, officer or employee of any Holder, the Acquired Companies or any of their respective Affiliates (other than the Acquired Companies themselves, but including any director, manager, officer or employee of any such Acquired Company), on the other hand (the individuals and entities described in clauses (A) and (B), the “Related Parties”), or (b) any other Contract or other arrangement between any Acquired Company and a Related Party pursuant to which (i) a Related Party has any financial or other material interest in any Contract, right, asset or property (real or personal), tangible or intangible, owned by or used in the business of any Acquired Company, or (ii) any Acquired Company has any liability or obligation to any Related Party, in each case other than (x) any employment, compensation, incentive equity, bonus, severance or similar agreements or arrangements entered into with any director, manager or officer of the Company or any of its Subsidiaries, or (y) any commercial Contracts with any Holders and/or their respective Affiliates that are dealers and/or customers entered into in the ordinary course of business on an arm’s length basis.

“AI Inputs” means a prompt, input, query, command, or other user instruction provided to any AI Technologies for the purpose of generating any AI Output.

“AI Output” means any data, work of authorship, text or other content that is generated by any AI Technologies.

“AI Technologies” means any Software or other technology related to deep learning, machine learning, self-improving, generative artificial intelligence or other artificial intelligence fields including, those that use or employ neural networks, statistical learning algorithms (like linear and logistic regression, support vector machines, random forests, k-means clustering), or reinforcement learning.

“Anti-Corruption Laws” means any applicable domestic or international Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act of 2010, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anti-Terrorism Law” means any law, rule, regulation or treaty related to money laundering or financing terrorism, including the Patriot Act and the Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Antitrust Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or the United Kingdom Competition and Markets Authority, as applicable.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Blocker Disclosure Schedules” means the disclosure schedules delivered by the Blockers and the Blocker Sellers to Acquiror and Merger Sub concurrently with the execution and delivery of this Agreement.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Calculation Time” means 11:59 p.m. (Eastern time) on the day immediately preceding the Closing Date. Notwithstanding anything contained herein to the contrary, Taxes with respect to Straddle Tax Periods will be determined in accordance with Section 10.2(a)(ii).

“Cash and Cash Equivalents” means, without duplication, the aggregate amount of (i) all cash, cash equivalents, available-for-sale or marketable securities, commercial paper, certificates of deposit, and any other bank deposits, treasury bills and short term investments (including, in each case, any accrued interest, per diems or similar amounts thereon), in each case held by the Acquired Companies, plus (ii) any cash and checks received by such Persons but not yet deposited and any wire transfers in transit, net of (iii) (A) any checks written by such Persons but not yet cleared, in each case as determined in accordance with the Accounting Principles and (B) Restricted Cash.

“CFTC” means the United States Commodity Futures Trading Commission.

“Change in Control Payments” means, without duplication, (i) any severance, retention, change in control, transaction or other similar compensatory amounts payable by the Company, any of its Subsidiaries or any of the Blockers to any Service Provider as a result of or in connection with the consummation of the transactions contemplated herein (other than any amounts payable in respect of Phantom Units), and (ii) the employer portion of any payroll and other Taxes payable by the Company, any of its Subsidiaries or any of the Blockers with respect to (x) any amount described in the preceding clause (i) and (y) any amount payable in respect of Phantom Units hereunder; provided that “Change in Control Payments” shall exclude any amounts payable or incurred (A) as the result of actions taken or not taken by Acquiror or its Affiliates (which for this purpose, shall exclude the Company, any of its Subsidiaries and any of the Blockers prior to the Closing) before, at or after the Closing, including any termination of employment by Acquiror or its Affiliates at or following the Closing or any resignation for “good reason” resulting from actions taken or not taken by Acquiror or its Affiliates (which for this purpose, shall exclude the Company, any of its Subsidiaries and any of the Blockers prior to the Closing) at or after the Closing, (B) with respect to payments made or required to be made pursuant to any agreement, contract, arrangement or plan entered into by and between Acquiror or any of its Affiliates (which for this purpose, shall exclude the Company, any of its Subsidiaries and any of the Blockers prior to the Closing) and any Service Provider, or pursuant to any arrangements implemented prior to the Closing by the Company, any of its Subsidiaries or any of the Blockers at the written request of Acquiror or its Affiliate (which for this purpose, shall exclude the Company, any of its Subsidiaries and any of the Blockers prior to the Closing), (C) amounts payable in respect of Phantom Units (other than the employer portion of any payroll and other Taxes payable by the Company, any of its Subsidiaries or any of the Blockers with respect thereto, to the extent provided in the preceding sub-clause (ii)(y)), and (D) the employer portion of any payroll and other Taxes payable by the Company, any of its Subsidiaries or any of the Blockers with respect to any such amounts or payments described in the immediately preceding clauses (A), (B) or, except as expressly set forth therein, (C) of this proviso.

“Closing Date Cash” means the aggregate amount of all Cash and Cash Equivalents as of the Calculation Time, determined in accordance with the Accounting Principles.

“Closing Date Funded Debt” means the aggregate amount of all Funded Debt as of the Calculation Time, determined in accordance with the Accounting Principles.

“Closing Date Net Working Capital” means Net Working Capital as of the Calculation Time, determined in accordance with the Accounting Principles, without giving effect to the transactions contemplated by this Agreement (except as otherwise specifically provided in this Agreement).

“Closing Date Outstanding Company Expenses” means the Outstanding Company Expenses as of the Calculation Time, determined in accordance with the Accounting Principles (and giving effect to the occurrence of the Closing).

“CMA Briefing Paper” means a briefing paper submitted by or on behalf of Acquiror to the CMA in relation to the transactions contemplated by this Agreement, in accordance with Section 9.1(g).

“CMA Condition” means that the CMA shall have either: (a) following submission of the CMA Briefing Paper, confirmed to Acquiror in writing that it has no further questions or requires no further information in relation to the transactions contemplated by this Agreement at that stage (or words to that effect); provided that, as of the date on which all other conditions set forth in Article XI are satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing), the CMA has not (i) subsequently requested further information in relation to such transactions or the submission of a merger notice, (ii) given notice to any party hereto that it is commencing or intends to commence a formal (Phase 1) investigation, (iii) indicated that the statutory review period within which the CMA must decide whether to make a reference under section 34ZA of the Enterprise Act 2002 (the “EA”) has begun, or (iv) requested documents or the attendance of witnesses under section 109 of the EA in respect of such transactions; (b) issued a decision that it is not under a duty to make a reference under section 33(1) of the EA in respect of such transactions (or any part of them) for an in-depth (Phase 2) investigation (a “Phase 2 Reference”); (c) formally accepted undertakings in lieu of a Phase 2 Reference under section 73(2) of the EA, offered in accordance with Section 9.1; (d) confirmed in writing that the period within which the CMA is required to decide whether the duty to make a Phase 2 Reference applies has expired without such a decision having been made; or (e) if a Phase 2 Reference has been made, published a final report concluding that such transactions may proceed without any undertakings or conditions or on terms consistent with Section 9.1(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan (as defined in Section 409A of the Code) or employment, consulting, severance, change-in-control, retention, bonus, commission, incentive, equity or equity-based compensation, health, welfare, fringe benefit, retirement, pension, and any other compensatory or employee benefit plan, Contract or arrangement of any kind (whether or not subject to ERISA, written or oral), whether covering one or more Persons (collectively, “Employee Plans”), that is maintained, sponsored or contributed to, or required to be contributed to, by the Company Group Entities, or in respect of which any Company Group Entity has or may have liability (whether or not contingent), or under which any current or former Service Provider or any dependent or beneficiary thereof is entitled to compensation or benefits (whether or not contingent) as a result of service to any Company Group Entity, excluding (x) any Multiemployer Plan and (y) any plan, Contract or arrangement that is sponsored solely by a Governmental Authority.

“Company Broker-Dealer” means Trumid Financial LLC, a Delaware limited liability company.

“Company Disclosure Schedules” means the disclosure schedules delivered by the Company to Acquiror and Merger Sub concurrently with the execution and delivery of this Agreement.

“Company Equity Incentive Plan” means the Company’s Sixth Amended and Restated Equity Incentive Plan, as amended, restated or modified from time to time.

“Company Group Entity” or “Company Group Entities”, as the context may require, means collectively, the Company and its Subsidiaries.

“Company IT Assets” means all IT Assets used or held for use in the operation of the business of the Company, including pursuant to outsourced or cloud computing arrangements.

“Company LLC Agreement” means the Eighteenth Amended and Restated Limited Liability Company Agreement of the Company, dated as of December 31, 2021, as in effect on the date hereof and as may be amended, restated or modified following the date hereof to the extent in accordance with the terms of this Agreement.

“Company Owned Intellectual Property” means all Intellectual Property Rights and Technology owned or purported to be owned by the Company Group Entities.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of May 6, 2026, by and between Acquiror and the Company.

“Consideration” means an aggregate amount equal to $1,970,000,000.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, undertakings, deeds of trust, mortgages, licenses, notes, purchase or service orders or other similar legally binding obligations or arrangements.

“Damages” means all fines, losses, damages, penalties, interest, Taxes, liabilities and other fees, costs and expenses (including legal fees and attorneys’ fees, costs and disbursements).

“DLLCA” means the Delaware Limited Liability Company Act.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Code Section 414(b), is or was under common control within the meaning of Code Section 414(c) or Section 4001(b)(1) of ERISA, is or was a member of the same “controlled group” pursuant to Section 4001(a)(14) of ERISA, or is a member of an affiliated service group within the meaning of Code Sections 414(m) or (o).

“Escrow Agent” means Goldman Sachs Bank USA (together with any successor thereto determined in accordance with the Escrow Agreement).

“Escrow Amount” means an amount equal to $20,000,000.

“Escrow Funds” means, at any given time after Closing, the funds remaining in the account in which the Escrow Agent has deposited the Escrow Amount in accordance with the Escrow Agreement, including remaining amounts of any interest or income actually earned thereon.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Inbound Licenses” means (i) Contracts governing the use of Public Software, (ii) Contracts governing the use of widely commercially available Software that (x) has not been customized for any of the Company Group Entities, and (y) is licensed to the Company Group Entities pursuant to the applicable third-party provider’s standard terms that have not been negotiated in any material respect for an annual or one-time license fee of $100,000 or less, (iii) trademark or feedback licenses that are incidental to the subject matter of the applicable Contract in which they are incorporated, (iv) non-disclosure agreements entered in the ordinary course of business that do not contain explicit licenses to Intellectual Property Rights or Technology, and (v) non-exclusive licenses granted to a Company Group Entity pursuant to a Standard Form IP Contract.

“Excluded Outbound Licenses” means (i) non-exclusive licenses granted to the Company Group Entities’ customers and end users pursuant to an applicable Standard Form IP Contract, (ii) non-exclusive licenses granted to a Company Group Entity’s employees, consultants and other service providers solely for the provision of services to the Company Group Entity, (iii) trademark or feedback licenses that are incidental to the subject matter of the applicable Contract in which they are incorporated, and (iv) non-disclosure agreements entered in the ordinary course of business that do not contain explicit licenses to Intellectual Property Rights or Technology.

“Export Control and Import Laws” means all applicable statutory and regulatory requirements concerning the exportation, re-exportation and importation of products, technology, and services administered and enforced by the U.S. government, the European Union or its member states, and the United Kingdom, including: (a) laws, regulations and policies enforced by U.S. Customs and Border Protection; (b) the Arms Export Control Act and the International Traffic in Arms Regulations (22 C.F.R. Part 120 et seq.) administered by the U.S. Department of State’s Directorate of Defense Trade Controls; (c) the Export Administration Regulations (15 C.F.R. Part 730 et seq.) administered by the U.S. Department of Commerce’s Bureau of Industry and Security; (d) the U.S. anti-boycott regulations administered by the U.S. Department of Commerce’s Bureau of Industry and Security and the IRS; and (e) all Laws concerning export and import reporting administered by the U.S. Census Bureau.

“FeederCo Rollover Members” means the Rollover Holders set forth on Schedule 1.1(a)(ii).

“Final Purchase Price” means an amount equal to (i) Consideration, plus (ii) Final Cash, minus (iii) Final Funded Debt, minus (iv) Final Outstanding Company Expenses, plus (v) the amount, if any, by which Final Net Working Capital exceeds the Net Working Capital Target, minus (vi) the amount, if any, by which the Net Working Capital Target exceeds Final Net Working Capital, minus (vii) the Holder Allocable Expense Amount, minus (viii) the Escrow Amount, minus (ix) the Rollover Amount, plus (x) the Specified VDA Tax Payment Amount.

“FINMA” means the Swiss Financial Market Supervisory Authority.

“FINMA Condition” means (i) the FINMA Notice has been submitted in accordance with applicable Law, and (ii) neither the Company nor any of its Affiliates shall have received notice of any express objection from FINMA with respect to the FINMA Notice, or, in the event that any such express objection from FINMA has been received, such objection has been resolved in a manner reasonably satisfactory to each of the Company and Acquiror, each acting reasonably and in good faith.

“FINMA Notice” means the submission of the pre-Closing notification to FINMA in accordance with applicable Law with respect to the Closing and the change in ownership of the applicable Acquired Companies.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“FINRA Condition” means the decision of FINRA as specified in FINRA Rule 1017 granting approval of the FINRA Filing with respect to the Closing and the change in ownership of Company Broker-Dealer, which approval shall be in full force and effect.

“Flow-Through Income Taxes” means U.S. federal income Taxes and any similar income Taxes imposed by any state, local, or non-U.S. Laws on the direct or indirect owners of any entity on a flow-through basis by allocating or attributing to such owners all or certain of such entity’s items of income, gain, loss, deduction and other relevant Tax attributes.

“Flow-Through Tax Returns” means any Tax Return with respect to Flow-Through Income Taxes.

“Fraud” means actual and intentional common law fraud under Delaware Law by a Person with respect to any representation or warranty made by such Person in Article IV, Article V, Article VI or Article VII of this Agreement (as modified by the applicable schedules hereto). Notwithstanding anything to the contrary herein or otherwise, Fraud shall exclude any fraud claim based on constructive knowledge, negligent misrepresentation or omission, recklessness, negligence, or any similar theory.

“Funded Debt” means, without duplication, as of any applicable time of determination, (i) all outstanding indebtedness of the Acquired Companies for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, including any accrued and unpaid interest thereon, (ii) outstanding indebtedness of the Acquired Companies evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (iii) outstanding obligations of the Acquired Companies under any payment, performance or surety bond or other type of surety arrangements, letter of credit, banker’s acceptance, or other similar instruments or arrangements by which any Acquired Company assures a creditor against a loss, but only to the extent drawn or called, (iv) all obligations of the Acquired Companies under or pursuant to leases which are required to be capitalized in accordance with GAAP (excluding, for the avoidance of doubt, leases which are classified by the Company Group Entities as operating leases in accordance with GAAP), (v) all obligations of the Acquired Companies with respect to unpaid dividends or other distributions or obligations to purchase, redeem, retire or otherwise acquire for value any equity securities, (vi) all obligations of the Acquired Companies under any swap, hedging, derivative or similar transaction with respect to interest rates, (vii) all obligations of the Acquired Companies with respect to deferred payments of the purchase price of any property or securities (including any conditional sale or other title retention arrangement, seller notes and earn-out and similar arrangements), (viii) Unpaid Income Taxes, (ix) Transfer Taxes required to be borne by the Non-Blocker Holders and Blocker Sellers pursuant to Section 10.2(g), (x) outstanding unpaid VDA Advisor Fees required to be borne by the Non-Blocker Holders and Blocker Sellers pursuant to Section 10.2(h), (xi) all liabilities of the Acquired Companies for unpaid annual bonus amounts accrued as of the Closing Date, (xii) outstanding suspense accruals of the Acquired Companies, (xiii) all liabilities of the Acquired Companies for guarantees of another Person, and all obligations of a third party guaranteed or secured by a Lien on any property, equity security or other asset of the Acquired Companies (whether or not such obligation is assumed by an Acquired Company), in each case in respect of obligations of the type set forth in the foregoing clauses (i) through (xii) of this definition (excluding, with respect to a Company Group Entity, obligations of such Company Group Entity for guarantees of another Company Group Entity in respect of liabilities to the extent that the guaranteed liabilities also constitute Funded Debt hereunder), and (xiv) for clauses (i) through (xiii) of this definition, all accrued and unpaid interest thereon, if any, expense reimbursements, termination fees, make-whole payments, breakage costs, premiums or payments or other fees, costs, expenses or other payment obligations associated with any required repayment of such indebtedness on the Closing Date or that would otherwise be payable or owed after any such required repayment. For the avoidance of doubt, Funded Debt shall not include (v) obligations of Acquiror in respect of the payment of any portion of the Preliminary Purchase Price or the Final Purchase Price (including payments in respect of the Phantom Units) by virtue of the requirements contained in Section 3.4(d) regarding the allocation of such amounts based on the application of the distribution “waterfall” in the Company LLC Agreement, (w) any obligations under any performance bond, letter of credit or surety arrangement to the extent undrawn or uncalled, (x) any intercompany indebtedness solely between or among the Acquired Companies, (y) any indebtedness incurred, issued or otherwise obtained by or on behalf of or otherwise at the direction of Acquiror in connection herewith, or (z) any Taxes other than Unpaid Income Taxes and Transfer Taxes required to be borne by the Non-Blocker Holders and Blocker Sellers pursuant to Section 10.2(g).

“GAAP” means generally accepted accounting principles in the United States, consistently applied by the Company, as in effect (i) with respect to financial information for periods on or after the Closing Date, as of the date of this Agreement, and (ii) with respect to financial information for periods prior to the Closing Date, as of such applicable time.

“Generative AI Tools” means generative artificial intelligence technology or similar tools capable of automatically producing various types of content (such as source code, text, images, audio, and synthetic data) based on user-supplied prompts.

“Governmental Authority” means any supra-national, federal, regional, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal (whether United States, foreign or multinational), Self-Regulatory Organization, or any other body exercising judicial, executive, administrative, regulatory, or taxing functions of government.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination, award, or settlement in each case, entered by or with any Governmental Authority.

“Holder” or “Holders”, as the context may require, means all Persons who hold Membership Interests immediately prior to the Effective Time, after giving effect to the Blocker Restructuring.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations promulgated thereunder.

“Information or Document Requests” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Consent Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, or any subpoena, interrogatory or deposition requested or required by any Antitrust Consent Authority.

“Intellectual Property Rights” means all rights in intellectual property and/or industrial property (anywhere in the world, whether statutory, common law or otherwise, and whether registered or unregistered), including (i) patents, inventions, invention disclosures, and discoveries and improvements, whether or not patentable; (ii) trademarks, all goodwill associated therewith, and all registrations and applications therefor; (iii) copyrights; (iv) moral rights; (v) trade secrets, confidential information, and know-how and rights to limit the use or disclosure thereof by any Person; (vi) claims, causes of action or defenses relating to the enforcement of any of the foregoing, including any of the foregoing rights in Technology; and (vii) all other intellectual property rights that are recognized by any Governmental Authority.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means Software, servers, websites, applications, computer firmware, middleware, computer hardware, computer or information technology systems or infrastructure, electronic data processing systems or networks, telecommunications networks, network equipment, interfaces, platforms, peripherals, routers, switches, hubs, all other information technology equipment, and all associated documentation.

“Law” means any statute, law, code, ordinance, rule, regulation, Governmental Order, judgment, decree, common law, treaty or other binding requirement of any Governmental Authority.

“Leased Real Property” means all real property pursuant to which the Company or any of its Subsidiaries holds a leasehold, subleasehold or other occupancy interest in real property leased, subleased or otherwise occupied by the Company or any of its Subsidiaries.

“Lien” means any mortgage, deed of trust, pledge, encumbrance, security interest or other similar lien of any kind.

“Lookback Date” means December 31, 2022.

“Malicious Code” means (i) any virus, malware, ransomware, Trojan horse, worm, back door, time bomb, drop dead device, spyware, trackware, or adware and (ii) any similar program, routine, instruction, device, code, contaminant, logic, or effect designed or intended to disable, disrupt, erase, harm, or otherwise impede the operation of, or enable any Person to access without authorization, or otherwise materially and adversely affect the functionality of, any IT Asset (or portion thereof).

“ManCo Rollover Member” means the Rollover Holder set forth on Schedule 1.1(a)(ii).

“Material Adverse Effect” means any effect, change, event, condition or occurrence (each an “Effect”) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the Company Group Entities, taken as a whole, or (b) subject to Section 2.7, the ability of the Company, any of the Blocker Sellers or any of the Blockers to consummate the purchase and sale of the Membership Interests or any of the other transactions contemplated by this Agreement or perform its obligations hereunder; provided, however, that, solely with respect to clause (a), in no event would any of the following Effects, alone or in combination, be deemed to constitute, or be taken into account in determining whether such Effect has had or would reasonably be expected to have a “Material Adverse Effect”: (i) any change after the date hereof in applicable Laws, GAAP or regulatory policies or interpretations thereof or in accounting or reporting standards or principles or interpretations thereof; (ii) any change in interest rates or economic, political, business, financial, social, commodity, currency or market conditions generally; (iii) the public announcement, execution or pendency of this Agreement or the other Transaction Documents, the identity of Acquiror or any of its Affiliates or the transactions contemplated herein (or the obligations hereunder), including the impact thereof on any Actions or any relationships, contractual or otherwise, with customers, vendors, suppliers, licensors, distributors, partners, independent contractors, providers and employees of the Company Group Entities; (iv) changes in business or economic conditions generally affecting any of the industries or markets in which the Company Group Entities operate or the economy as a whole; (v) the taking of any action expressly required by this Agreement or with the express prior written consent or at the express written request of Acquiror (including any actions set forth on Schedule 8.1 of the Company Disclosure Schedules), or the failure to take any action expressly prohibited by this Agreement or for which Acquiror declined to consent following a specific written request for such consent; (vi) any earthquake, hurricane, tsunami, strike, tornado, flood, mudslide, landslide, wild fire or other similar natural or man made disaster, or any stoppage, strike, shutdown, or any similar act of God or other similar force majeure event, or any escalation or worsening relating to the foregoing, or any response of any Governmental Authority, related to any of the foregoing; (vii) any national, international, foreign, domestic or regional political or social conditions, including as a result of the outcome of any primary or general elections or the outbreak or escalation of war, trade embargoes, sanctions, tariffs, hostilities, acts of terrorism, cyber terrorism, military action, political instability or any governmental or other response to any of the foregoing, in each case whether or not involving the United States; (viii) any failure of the Company Group Entities, taken as a whole, to meet any projections, forecasts or budgets or estimates of revenues, earnings or other financial metrics for any period; provided that this clause (viii) shall not prevent a determination that any change or effect underlying such failure to meet projections, forecasts or budgets has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect); (ix) any pandemic, public health event, outbreak of disease or illness, or any escalation or worsening of the foregoing, or any response of any Governmental Authority related to any of the foregoing; or (x) the Specified Tax Matters, the Specified VDA Tax Payment Amount, any Specified VDA or any Effect arising out of or relating to any of the foregoing (including any Taxes, interest, penalties, Liens, assessments or other liabilities imposed or arising in connection therewith); provided, that in the case of the foregoing clauses (i), (ii), (iv), (vi), (vii) and (ix), such matters shall be taken into account to the extent that such Effect has had a disproportionate adverse effect on the Company Group Entities, taken as a whole, relative to other businesses operating in the industries in which the Company Group Entities conduct business, in which case only the incremental disproportionate effect may be taken into account in determining whether a Material Adverse Effect has occurred.

“MSRB” means the Municipal Securities Rulemaking Board.

“Multiemployer Plan” means a “multiemployer plan” (as defined in or within the meaning of Section 4001(a)(3) of ERISA or Section 3(37) of ERISA).

“Net Working Capital” means (without duplication), with respect to the Acquired Companies as of the Calculation Time, the aggregate value (expressed as a positive or negative number) of (a) the current assets of Acquired Companies, minus (b) the current liabilities of the Acquired Companies, in each case, determined in accordance with the Accounting Principles; provided, that (i) Net Working Capital shall exclude Cash and Cash Equivalents, Outstanding

Company Expenses, any deferred Tax assets, any deferred Tax liabilities, Transfer Taxes, Specified VDA Taxes, VDA Advisor Fees and Funded Debt (and the exclusions in clauses (v) to (z) of the final sentence of the definition of Funded Debt), (ii) no item included in Net Working Capital shall also be included in the calculation of Outstanding Company Expenses or Funded Debt, and (iii) in no event shall there be any double-counting of items included in the calculation of Funded Debt, Outstanding Company Expenses and current liabilities in Net Working Capital.

“Net Working Capital Target” means $19,000,000.

“NFA” means the National Futures Association.

“NFA Registration Date” means June 4, 2026.

“Non-Blocker Holders” means the Holders other than the Blockers.

“Non-PEO Plan” means each Company Benefit Plan other than a PEO Plan.

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Outstanding Company Expenses” means the fees, costs, expenses and payments incurred or to be incurred by or on behalf of, or subject to reimbursement by, the Company or any of its Subsidiaries or Blockers in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (including the related auction process), solely to the extent such fees, expenses and payments are incurred and unpaid as of the Calculation Time (and giving effect to the occurrence of the Closing), including: (a) the fees and disbursements payable by the Company, any of its Subsidiaries or Blockers to outside counsel in connection with the transactions contemplated hereby; (b) the fees and expenses of any other agents, advisors, consultants, experts, accountants, financial advisors or other service providers employed or engaged by the Company, its Subsidiaries or Blockers in connection with the transactions contemplated hereby; (c) Change in Control Payments, if any; (d) any fees, expenses or other amounts payable in connection with the termination of any Affiliate Contracts pursuant to Section 8.6; and (e) all fees, costs, expenses and other liabilities incurred in connection with or otherwise arising out of the Blocker Restructuring, the FeederCo Restructuring or the ManCo Restructuring, or that are otherwise owed by any Blocker to any legal, accounting or other advisor or other third party. For the avoidance of doubt, Outstanding Company Expenses shall exclude all VDA Advisor Fees.

“Partnership Tax Audit Rules” means the provisions of Subchapter C of Subtitle A, Chapter 63 of the Code, as amended by the Bipartisan Budget Act of 2015, P.L. 114-74 (together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder, and published administrative interpretations thereof), or any similar provisions or procedures established by any state or local Governmental Authority.

“PEO Plan” means each Company Benefit Plan sponsored by a professional employer organization or co-employer organization.

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens arising in the ordinary course of business for amounts which are not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by any Acquired Company and, in either case, for which appropriate reserves have been established in accordance with GAAP, (ii) Liens incurred in connection with workers’ compensation, unemployment insurance and other social security legislation, (iii) Liens incurred to secure the performance of tenders, bids, trade contracts, governmental Contracts, leases and other Contracts (other than indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds, performance and completion guarantees and other obligations of a like nature (including (A) those to secure health, safety and environmental obligations, (B) those required or requested by any Governmental Authority and (C) letters of credit issued in lieu of any such bonds or to support the issuance thereof) incurred in the ordinary course of business and set forth on Schedule 1.1(b) of the Company Disclosure Schedules, (iv) Liens for Taxes not yet delinquent, or Taxes which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the financial statements of the Company or its Subsidiaries in accordance with GAAP, (v) Liens incurred in the ordinary course of business securing rental payments under capital lease agreements and purchase money obligations, (vi) Liens on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property, or (C) do not materially interfere with the present use or operation of such real property, (vii) zoning, building, subdivision or other similar land use requirements or restrictions, (viii) as to the Leased Real Property, (A) any interest or title of a landlord under any Lease, or (B) any restriction or encumbrance to which the interest or title of such landlord may be subject that does not materially interfere with the present use and operation of such Leased Real Property, (ix) Liens described on Schedule 1.1(b) of the Company Disclosure Schedules, and (x) non-exclusive licenses, sublicenses or cross licenses of Intellectual Property Rights granted by any of the Company Group Entities in the ordinary course of business.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means information that is considered “personally identifiable information,” “personal information,” “personal data,” or any similar term by any applicable Privacy Laws.

“Phantom Plan” means the Phantom Equity Incentive Plan of the Company, dated December 31, 2021, as may be amended or restated from time to time.

“Phantom Unit” means a notional interest in Class A Shares of the Company awarded pursuant to the Phantom Plan.

“Phantom Unit Award” means an award of Phantom Units granted under the Phantom Plan.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Tax Period through the end of the Closing Date.

“Preliminary Purchase Price” means an amount equal to (i) Consideration, plus (ii) Estimated Closing Date Cash, minus (iii) Estimated Closing Date Funded Debt, minus (iv) Estimated Closing Date Outstanding Company Expenses, plus (v) the amount, if any, by which Estimated Closing Date Net Working Capital exceeds the Net Working Capital Target, minus (vi) the amount, if any, by which the Net Working Capital Target exceeds Estimated Closing Date Net Working Capital, minus (vii) the Holder Allocable Expense Amount, minus (viii) the Escrow Amount, minus (ix) the Rollover Amount, plus (x) the Specified VDA Tax Payment Amount.

“Privacy Laws” means all applicable Laws, Governmental Orders and binding regulatory guidance issued by any Governmental Authority relating to privacy, data security, data breach notification, or the Processing of Personal Information, including as applicable, Laws concerning requirements for website and mobile application privacy policies and practices, Social Security number protection Laws, data security Laws, and Laws concerning the Processing of Personal Information in the context of email, text, mobile, instant message or telephone communications.

“Processing” means any operation or set of operations performed on Personal Information, whether or not by automated means, including the collection, creation, receipt, acquisition, recording, organization, structuring, adaptation or alteration, retrieval, consultation, de-identification, re-identification, sale, sharing, alignment or combination, access, use, handling, compilation, analysis, monitoring, maintenance, retention, storage, transmission, transfer, protection, disclosure, distribution, destruction, erasure, or disposal of Personal Information.

“Public Software” means Software and other technology (including data) that is subject to or licensed, provided, distributed or made available as “open source software,” “free software,” or “copyleft,” or under a similar licensing or distribution model, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative at www.opensource.org) or the Free Software Definition (as promulgated by the Free Software Foundation at www.fsf.org), or any similar license (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, Microsoft Shared Source License, Creative Commons licenses, Common Public License, Artistic License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), and Apache License).

“Regulatory Capital” means any and all amounts (including any bonds or similar securities issued by any Governmental Authority) maintained by the Company or any of its Subsidiaries as regulatory capital (including the minimum “net capital” (as such term is defined in Rule 15c3-1(c)(2) under the Exchange Act)), safeguarding funds, reserve assets or other restricted reserves pursuant to applicable Law or the requirements of any Governmental Authority, including pursuant to any license, permit, approval, condition or direction issued by such Governmental Authority, and expressly excluding, for the avoidance of doubt, any amounts maintained pursuant to non-binding guidance, supervisory expectations, informal communications, internal policies, anticipated licensing requirements, or future or contingent regulatory applications. For the avoidance of doubt, Regulatory Capital shall include all of the foregoing amounts described in this definition that are held by or on behalf of the Company or any of its Subsidiaries, even if any such amounts are in excess of any required minimums.

“Restricted Cash” means all cash or cash equivalents held or maintained by the Company or any of its Subsidiaries that is not freely usable by the Acquired Companies or their respective Affiliates (including, following the Closing, Acquiror) because it is subject to restrictions, limitations or Taxes (including any Taxes on use, repatriation, transfer or distribution) by Law, Contract, or otherwise (including cash required to be held as collateral to support performance bonds or otherwise), including restrictions on dividends and repatriations or any other form of restriction; provided, that notwithstanding anything in the foregoing to the contrary, in the case of amounts constituting Regulatory Capital, “Restricted Cash” shall only include an amount equal to three times (3x) the minimum net capital and adjusted net capital that the Company Broker-Dealer is required to maintain under SEC Rule 15c3-1 or CFTC Rule 1.17, as applicable.

“Rollover Agreement” means that certain rollover agreement by and among FeederCo, ManCo, Acquiror and/or its Affiliate, dated as of the date hereof, pursuant to which, among other matters, ManCo, on behalf of the ManCo Rollover Member, and FeederCo, on behalf of the FeederCo Rollover Members, shall (on the terms and subject to the conditions contained therein) contribute their respective Rollover Interests to Acquiror and/or its Affiliate in exchange for the Acquiror Units.

“Rollover Amount” means $82,000,000.

“Rollover Holders” means the FeederCo Rollover Members and the ManCo Rollover Member.

“Rollover Interests” means, with respect to each Rollover Holder, the class and number of Membership Interests to be contributed by FeederCo (in the case of a FeederCo Rollover Member) and ManCo (in the case of the ManCo Rollover Member), on behalf of such Rollover Holder, to Acquiror and/or its Affiliate pursuant to and in accordance with the Rollover Agreement.

“Sanctioned Country” means any country or other territory that is the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).

“Sanctioned Person” means any Person (a) listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, or the United Kingdom; (b) any Person located, organized, or resident in a Sanctioned Country; (c) the government of a Sanctioned Country or the Government of Venezuela; or (d) any Person 50% or more owned or, where relevant under applicable Sanctions, controlled by any such Person or Persons or acting for or on behalf of such Person or Persons.

“Sanctions” means economic, or financial sanctions or trade embargoes, administered, imposed, or enforced by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union Member State or the United Kingdom.

“Scraped Data” means any data or dataset that is or has been collected or generated using robots, spiders, web scraping, web crawling, or web harvesting software or any other Software, service, tool or technology that turns unstructured data found on the web into machine readable, structured data that is ready for analysis or processing.

“SEC” means the United States Securities and Exchange Commission.

“Self-Regulatory Organization” has the meaning given to it in Section 3(a)(26) of the Exchange Act and 17 C.F.R. § 1.3 of regulations promulgated under the Commodity Exchange Act.

“Seller Party” or “Seller Parties” means (i) the Blocker Sellers, the Non-Blocker Holders and their respective Affiliates (other than the Blockers and the Company Group Entities) and (ii) the former, current or future direct or indirect general or limited partners, equity holders, managers, members, directors, officers, employees, agents and representatives of the Persons identified in clause (i), in each case, in their capacity as such.

“Service Provider” means a director, officer, employee, or consultant of the Company Group Entities.

“Software” means all (i) computer software programs (including applications, interfaces, tools and operating systems), including software implementations of algorithms, models and methodologies, program interfaces, and source code and object code, (ii) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise, (iii) development and design tools, library functions and compilers, (iv) technology supporting websites, and the contents and audiovisual displays of websites, and (v) media, documentation and other works of authorship, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

“Specified VDA Tax Payment Amount” means all Taxes arising out of, relating to or attributable to Specified Tax Matters, which Taxes are paid in cash to an applicable Governmental Authority by an Acquired Company prior to Closing.

“Specified VDA Taxes” means all Taxes arising out of, relating to or attributable to Specified Tax Matters.

“Standard Form IP Contract” means each of the following standard forms of Contract used by a Company Group Entity that has been made available to Acquiror, together with Contracts based on such standard forms that do not deviate in any material respect therefrom in a manner adverse to the Company Group Entities: (i) customer or end user agreements for the use of products and services of the Company Group Entities, (ii) employee invention assignment agreements, and (iii) consulting, service provider, or independent contractor agreements containing any assignment or license of Intellectual Property Rights or Technology.

“Straddle Tax Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which fifty percent (50%) or more of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Tax” means all United States federal, state, provincial, local, or foreign tax imposed by or payable to any Taxing Authority (including income, profits, windfall profits, franchise, alternative minimum, gross receipts, sales, use, customs duties, value added, ad valorem, transfer, real property, personal property, inventory, stamp, capital stock, excise, premium, social security, payroll, occupation, employment, unemployment, severance, pension, unemployment insurance, worker’s compensation, healthcare, disability, registration, license, withholding and estimated tax) and any interest, penalty or addition with respect thereto.

“Tax Return” means any return, report, election, designation, statement or declaration (including any refund claim or amendment) filed or required to be filed with a Taxing Authority with respect to Taxes, including any schedules thereto.

“Taxing Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that has jurisdiction over the assessment, determination (including audit, appeal and litigation), collection or imposition of such Tax (domestic or foreign), and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Technology” means any and all works of authorship, Software (including software-as-a-service offerings), domain name registrations, URLs, web sites, social media accounts, protocols, architectures, documentation, data, databases, data structures, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, proprietary and confidential ideas and information (including, as applicable, customer and supplier list), know-how and information maintained as trade secrets, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, and all other forms of technology, and any and all instantiations or embodiments of the foregoing or any Intellectual Property Rights in any form and embodied in any media.

“Training Data” means any data or dataset, including any Scraped Data, processed or otherwise used to develop, train, re-train, refine, fine tune, benchmark, validate, test, or otherwise improve or enhance any AI Technology.

“Transaction Documents” means this Agreement, the Company Certificate of Merger, the Confidentiality Agreement, the Escrow Agreement, Paying Agent Agreement, Letters of Transmittal, Blocker Assignment Agreement, the Rollover Agreement, the Restrictive Covenant Agreement, the Employment Agreements and all other documents delivered or required to be delivered by any party hereto pursuant to this Agreement.

“Transaction Tax Deductions” means any amount that is deductible for Tax purposes, at a “more likely than not” or higher level of certainty, in connection with the transactions contemplated by this Agreement by any Acquired Company (including, without limitation, in connection with any (i) Change in Control Payments, (ii) debt repayment costs (including any interest, prepayment costs, and accelerated deferred financing costs), (iii) investment banking, legal, and accounting costs (including the Outstanding Company Expenses and any amount that would be an Outstanding Company Expense if it were incurred and unpaid as of the Calculation Time) and (iv) other amounts taken into account in Net Working Capital or Funded Debt or that will be paid at or before Closing or that are otherwise economically borne by the Non-Blocker Holders or Blocker Sellers). The amount of the Transaction Tax Deductions shall be computed assuming that an election is made under Revenue Procedure 2011-29 to deduct seventy percent (70%) of any Transaction Tax Deductions that are success-based fees described in Revenue Procedure 2011-29.

“Transfer Tax” means any transfer, sales, use, stamp, documentary, registration, conveyance, recording, or other similar Tax or governmental fee (and any interest, penalty, or addition with respect thereto) payable as a result of the consummation of the transactions contemplated hereby.

“Treasury Regulations” means the regulations promulgated under the Code.

“Unpaid Income Taxes” means the unpaid income Taxes payable by each Acquired Company (including, for the avoidance of doubt, any pass-through entity or similar Tax) with respect to any Pre-Closing Tax Period for which Tax Returns are not yet due or that are first due after the date of this Agreement and have not been filed as of the Closing Date or for which Tax Returns have been filed but the amounts reflected therein have not been paid as of the Closing Date, calculated on an entity-by-entity basis and on a jurisdiction-by-jurisdiction basis, which amount cannot be less than zero in respect of any Tax of any jurisdiction for any entity, and determined (i) by taking into account, as a reduction (but not below zero), any estimated income Tax payments, Tax credits and overpayments of income Tax solely to the extent actually available to reduce or offset in the applicable Tax period such Taxes under applicable Law at a “more likely than not” or higher level of certainty, (ii) by taking into account any existing net operating losses solely to the extent actually available to offset taxable income in the applicable Pre-Closing Tax Period under applicable Law at a “more likely than not” or higher level of certainty, (iii) in accordance with the past practices of each Acquired Company to the extent consistent with applicable Law at a “more likely than not” or higher level of certainty, (iv) solely in respect of those jurisdictions in which the applicable Acquired Company either filed a Tax Return for the last Tax period in which the relevant Tax Return was due (taking into account any applicable extensions) or commenced activities after the end of such Tax period and prior to the Closing, (v) by excluding any liabilities for accruals or reserves established or required to be established under GAAP methodologies that require the accrual for contingent Taxes or with respect to uncertain Tax positions, (vi) without regard to any deferred tax liabilities and deferred tax assets established or required to be established for GAAP purposes, (vii) in a manner consistent with Section 10.2(a) and (viii) by taking into account Transaction Tax Deductions in a manner consistent with Section 10.2(c)(ii).

“Willful Breach” means the knowing and intentional material breach by any party hereto of any of its representations, warranties, covenants or other agreements set forth in this Agreement, which material breach constitutes a purposeful act or failure to act by such party with the knowledge that the taking of such act or such failure to act would cause or constitute a material breach of this Agreement.

Additional defined terms have the meanings ascribed to them in the Sections specified below:

“401(k) Plans”	9.3(f)
“Acquiror”	Preamble
“Acquiror 401(k) Plan”	9.3(f)
“Acquiror Cure Period”	12.1(d)
“Acquiror Material Adverse Effect”	7.1
“Acquiror Released Matters”	14.18(a)
“Acquiror Units”	Recitals
“Agreement”	Preamble
“Assets”	4.16(c)
“Audited Financial Statements”	4.6
“Balance Escrow Funds”	3.4(c)(ii)
“Balance Sheet Date”	4.6
“Blocker”	Preamble
“Blocker Assignment Agreement”	2.6(a)(iv)
“Blocker Breach”	2.7
“Blocker Equity”	2.1
“Blocker Preliminary Purchase Price”	3.1(b)
Blocker Restructuring	Recitals
“Blocker Seller”	Preamble
“Closing”	2.4
“Closing Date”	2.4
“Closing Statement”	3.4(a)
“Closing Statement Delivery Period”	3.4(a)
“Closing Year Bonus”	9.3(c)
“COBRA”	4.11(e)
“Collection Costs”	12.2(b)
“Company”	Preamble
“Company Certificate of Merger”	2.2(a)
“Company Merger”	2.2(a)
“Company Preliminary Purchase Price”	3.1(b)
“Constituent Companies”	2.2(a)
“Continuing Employee”	9.3(b)
“Cure Period”	12.1(c)
“D&O Indemnified Person”	9.2(a)
“Data Privacy/Security Requirements”	4.19
“Data Room”	4.26
“Deficit Amount”	3.4(c)(ii)
“Determination Date”	3.4(b)
“Discussion Period”	3.4(b)
“Disqualifying Conduct”	13.2(c)
“EA”	1.1
“Effect”	1.1
“Effective Time”	2.4
“Employment Agreements”	Recitals
“Enforcement Costs”	12.2(b)

“Equity Purchase”	Recitals
“Escrow Agent”	2.6(b)(ii)
“Escrow Agreement”	2.6(a)(ii)
“Estimated Closing Date Cash”	3.3
“Estimated Closing Date Funded Debt”	3.3
“Estimated Closing Date Net Working Capital”	3.3
“Estimated Closing Date Outstanding Company Expenses”	3.3
“Estimated Closing Statement”	3.3
“Excluded Benefits”	9.3(b)
“Excluded Blocker Parties”	2.7
“FeederCo”	Preamble
“FeederCo Restructuring”	Recitals
“Final Cash”	3.4(b)
“Final Funded Debt”	3.4(b)
“Final Net Working Capital”	3.4(b)
“Final Outstanding Company Expenses”	3.4(b)
“Financial Statements”	4.6
“FINRA Filing”	8.4
“Flow-Through Tax Return”	10.2(c)(i)
“Holder Allocable Expense Amount”	2.6(b)(iv)
“Holder Representative”	13.1
“Holder Representative Account Earnings”	13.2(c)
“Independent Accountant”	3.4(b)
“Interest”	12.2(b)
“Interim Financial Statements”	4.6
“Interim Period”	8.1
“Key Employees”	Recitals
“L&W”	14.5
“Leases”	4.16(b)
“Letter of Transmittal”	3.2(b)
“Majority Holders”	13.1
“ManCo”	Preamble
“ManCo Restructuring”	Recitals
“Material Permits”	4.21
“Membership Interest”	Recitals
“Merger Sub”	Preamble
“Paying Agent”	2.6(a)(iii)
“Payout Schedule”	3.3
“Phase 2 Reference”	1.1
“Post-Restructuring Blocker Capitalization Table”	8.5(a)

“Post-Restructuring Company Capitalization Table”	8.5(a)
“Preliminary Phantom Price”	2.6(b)(i)
“Pro Rata Basis”	13.2(b)
“Proprietary Information”	8.7(b)
“Purchase Price Allocation”	10.2(b)(ii)
“Registered Intellectual Property”	4.20(a)
“Remedies”	9.1(c)
“Remedies Exception”	4.2
“Representative Losses”	13.2(b)
“Restricted Holder”	Recitals
“Restrictive Covenant Agreement”	Recitals
“Review Period”	3.4(a)
“RLF”	14.5
“Rollover Holders”	Recitals
“Rollover Transaction”	Recitals
“RWI Policy”	9.5
“Sale Transaction”	2.2(a)
“Securities Act”	7.11
“Seller Clients”	4.17(a)
“Seller Names”	9.8

“Seller Released Matters”	14.18(d)
“Seller Released Parties”	14.18(a)
“Seller Releasers”	14.18(d)
“Specified Employees”	9.3(c)
“Specified Tax Matters”	10.2(h)
“Specified VDA”	10.2(h)
“Subrogation Waiver”	9.5
“Surviving Company”	2.2(b)
“Surviving Provisions”	12.2
“Tax Contest”	10.2(e)
“Terminating Acquiror Breach”	12.1(d)
“Terminating Breach”	12.1(c)
“Termination Date”	12.1(c)
“Termination Fee”	12.2(b)
“Top Customers”	4.23
“Trumid Financial Statements”	4.6(a)
“U.S. Holder”	2.6(a)(v)
“VDA”	10.2(h)
“VDA Advisor”	10.2(h)
“VDA Advisor Fees”	10.2(h)

1.2 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender and neuter form, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement (including the Annexes, Exhibits hereto and Schedules delivered herewith) and not to any particular provision of this Agreement, (iv) the terms “Article,” “Section,” “Schedule,” “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs, (v) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (vi) the word “or” shall be disjunctive but not exclusive, (vii) whenever any other word derived from a defined term shall be used in this Agreement, such derived word shall have the meaning correlative to such defined term (e.g., “controlled” or “controlling” shall have the meaning correlative to “control”), and (viii) the phrase “ordinary course of business” means (whether or not such phrase includes any reference to past practice), with respect to the Acquired Companies, solely in the ordinary course of business of the applicable Acquired Companies consistent with past practice.

(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) Unless the context of this Agreement otherwise requires, references to any Law shall include all regulations and rules promulgated thereunder and references to any Law shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) References to any Person include references to such Person’s predecessors, successors and assigns (provided, however, that nothing contained in this clause is intended to authorize any assignment or transfer not otherwise permitted by this Agreement), and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.

(e) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent. The parties hereto acknowledge that each party and its attorney has reviewed and participated in the drafting of this Agreement and that no rule of strict construction shall be applied against any party.

(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. In computing any period of time prescribed in or pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be excluded. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. Except as otherwise expressly provided herein, any reference in this Agreement to a date or time shall be deemed to be such date or time in New York, New York.

(g) The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(h) The terms “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in visible form.

(i) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(j) All monetary figures shall be in United States dollars unless otherwise specified; provided that, with respect to any monetary figures in any currency other than United States dollars, on any particular day, the value of such currency shall be calculated using the relevant exchange rate of such currency relative to the United States dollar as quoted in the Money Rates column of the Wall Street Journal or, if no such rate is quoted by the Wall Street Journal on such date, on the most recent preceding date prior to such particular day on which such rates are quoted by the Wall Street Journal.

(k) The phrase “made available to” and phrases of similar import, means, with respect to any information, document or other material of the Acquired Companies or the Blocker Sellers, that such information, document or material was (i) made available for review by Acquiror (and was accessible and viewable by Acquiror and its representatives) in the Data Room or (ii) delivered to Acquiror or its representatives by electronic mail, in the case of each of the immediately preceding clauses (i) and (ii), no later than as of immediately prior to the execution of this Agreement.

1.3 Knowledge. As used herein, the phrase “to the knowledge of”, or similar words or phrases, shall mean the actual knowledge after reasonable due inquiry, of, (i) in the case of the Company, Ronnie Mateo, Mike Sobel, Dan Siracuse, Tony Schiavo, Jason Quinn, and Ray Chen, and (ii) in the case of all other Persons, such Person’s executive officers.

ARTICLE II.

EQUITY PURCHASE; MERGER; CLOSING

2.1 Rollover Transaction; Equity Purchase.

(a) Upon the terms and subject to the conditions set forth in this Agreement and the Rollover Agreement, at the Closing, after giving effect to the Blocker Restructuring and prior to the consummation of the Equity Purchase and the Effective Time, Acquiror shall (and shall cause its applicable Affiliates to), and FeederCo and ManCo shall consummate the Rollover Transaction in accordance with the Rollover Agreement, pursuant to which FeederCo and ManCo, on behalf of their respective Rollover Holders, shall each contribute its respective Rollover Interests to Acquiror pursuant to the Rollover Agreement in exchange for the issuance to FeederCo and ManCo, as applicable, of the Acquiror Units. The consummation of the Rollover Transaction and the other transactions contemplated by the Rollover Agreement shall occur at the Closing, concurrently with, and as an integral part of, the transactions contemplated by this Agreement, in the order set forth in Section 2.4.

(b) At the Closing, after giving effect to the Blocker Restructuring, following the consummation of the Rollover Transaction and immediately prior to the Effective Time, Acquiror shall purchase from each Blocker Seller, and each Blocker Seller shall sell to Acquiror, all of its respective right, title and interest in and to its applicable Blocker (such equity, the “Blocker Equity”), free and clear of all Liens, other than restrictions arising from applicable securities Laws, in exchange for an amount in cash equal to such Blocker Seller’s respective portion of the Preliminary Purchase Price set forth in the Payout Schedule and determined in accordance with, Section 3.1(b) on the terms and subject to the conditions set forth herein.

2.2 Company Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Acquiror, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Companies”) shall cause Merger Sub to be merged with and into the Company, with the Company being the surviving limited liability company (the “Company Merger” and, together with the Equity Purchase, the “Sale Transaction”). The Company Merger shall be consummated at the Effective Time in accordance with this Agreement and evidenced by a Certificate of Merger between Merger Sub and the Company in substantially the form of Annex A (the “Company Certificate of Merger”).

(b) Upon consummation of the Company Merger, the separate limited liability company existence of Merger Sub shall cease and the Company, as the surviving limited liability company of the Company Merger (sometimes referred to herein as the “Surviving Company”), shall continue its limited liability company existence under the DLLCA as a wholly-owned Subsidiary of Acquiror.

2.3 Effects of the Company Merger. At and after the Effective Time: (a) the Surviving Company shall thereupon and thereafter possess all of the rights, privileges and powers of the Constituent Companies and shall become subject to all the restrictions, disabilities and duties of each Constituent Company; (b) all rights, privileges and powers of each Constituent Company and all property, real, personal and mixed and all debts due to each such Constituent Company, on whatever account, and all choses in action belonging to each such company, shall become vested in the Surviving Company, and shall thereafter be the property of the Surviving Company as they are of the Constituent Companies; and (c) any interest in real estate granted by any instrument or otherwise in either of such Constituent Companies shall not revert or become in any way impaired by reason of the Company Merger. All of the foregoing shall be in accordance with the applicable provisions of the DLLCA.

2.4 Closing; Effective Time. Subject to the terms and conditions of this Agreement (including the delivery of all closing deliveries pursuant to Section 2.6(a) and Section 2.6(b)), the consummation of the transactions contemplated by clauses (a) through (d) below (collectively, the “Closing”), shall take place through the electronic exchange of documents at 10:00 a.m. New York City time on the date which is three (3) Business Days after the date on which all conditions set forth in Article XI shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article XI of this Agreement and provided this Agreement has not theretofore been terminated pursuant to its terms, the following transactions shall occur in the following order: (a) on the Closing Date, each applicable Blocker Seller shall, and shall cause its Affiliates to, consummate the Blocker Restructuring, (b) as soon as practicable following the consummation of the Blocker Restructuring but on the Closing Date, the Rollover Transaction shall be consummated, (c) immediately following the consummation of the Rollover Transaction on the Closing Date, each Blocker Seller shall consummate the Equity Purchase, (d) immediately following the consummation of the Equity Purchase on the Closing Date, Acquiror, Merger Sub and the Company shall cause the Company Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in the applicable provisions of the DLLCA, (e) immediately following the consummation of the Company Merger on the Closing Date, FeederCo shall, and shall cause its Affiliates to, consummate the FeederCo Restructuring in accordance with Schedule 1.1(a)(v) of the Company Disclosure Schedules, and (f) following the consummation of the Company Merger and substantially concurrent with the consummation of the FeederCo Restructuring on the Closing Date, ManCo shall, and shall cause its Affiliates to, consummate the ManCo Restructuring in accordance with Schedule 1.1(a)(vi) of the Company Disclosure Schedules. The Company Merger shall become effective at the time when the Company Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Company Certificate of Merger (the “Effective Time”).

2.5 Organizational Documents and Managers of the Surviving Company.

(a) At the Effective Time, the certificate of formation of the Surviving Company shall be amended and restated in its entirety in the form of the certificate of formation attached hereto as Annex B, and as so amended, shall be the certificate of formation of the Surviving Company until thereafter amended as provided therein and under the DLLCA.

(b) At the Effective Time, the limited liability company agreement of the Surviving Company shall be amended and restated in its entirety in the form of the limited liability company agreement of Merger Sub as in effect immediately prior to the Effective Time (except as to the name of the legal entity set forth therein, which shall refer to the name of the Company rather than the name of Merger Sub), and as so amended shall be the limited liability company agreement of the Surviving Company until thereafter amended as provided therein and under the DLLCA.

(c) The manager(s) of Merger Sub and the officers of the Company immediately prior to the Effective Time shall be the manager(s) and the officers of the Surviving Company, respectively, immediately after the Effective Time, each to hold such office in accordance with the provisions of the limited liability company agreement of the Surviving Company.

2.6 Closing Deliverables.

(a) At or prior to the Effective Time:

(i) each of the Company and the Blocker Sellers shall deliver to Acquiror, the applicable certificates required by Section 11.2(c);

(ii) the Company shall deliver to Acquiror and the Escrow Agent, a copy of the Escrow Agreement, substantially in the form attached hereto as Annex C (the “Escrow Agreement”), duly executed by the Holder Representative;

(iii) the Company shall deliver to Acquiror and SRS Acquiom (or such other third party paying agent as is reasonably acceptable to each of the Company and Acquiror and selected by mutual agreement of the Company and Acquiror to serve as paying agent for purposes of this Agreement) (the “Paying Agent”), a duly executed copy of a paying agent agreement, containing customary terms and conditions reasonably acceptable to each of the Company and Acquiror and otherwise in form and substance agreed between the Company and Acquiror prior to the Closing Date (the “Paying Agent Agreement”), duly executed by the Holder Representative;

(iv) each Blocker Seller shall deliver to Acquiror, the Blocker Assignment Agreement evidencing the assignment and transfer of such Blocker Equity from such Blocker Seller to Acquiror, substantially in the form attached hereto as Annex E (the “Blocker Assignment Agreement”), duly executed by such Blocker Seller;

(v) the Company shall deliver, or cause to be delivered, to Acquiror, (A) a certification in accordance with Treasury Regulations Section 1.1445-11T(d)(2), certifying that fifty percent (50%) or more of the value of the gross assets of the Company do not consist of United States real property interests or that ninety percent (90%) or more of the value of the gross assets of the Company do not consist of United States real property interests plus cash or cash equivalents (the Company shall also deliver, or cause to be delivered, such certification to each Blocker), (B) a certificate on behalf of each Blocker, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in such Blocker is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2) (which shall be delivered by Acquiror to the IRS after the Closing), together with written authorization for Acquiror to deliver such documentation to the IRS on behalf of such Blocker after the Closing, (C) an IRS Form W-9 from each Non-Blocker Holder that is a United States person for U.S. federal income tax purposes (a “U.S. Holder”) and (D) from each Non-Blocker Holder that is not a U.S. Holder (x) an IRS Form W-8 and (y) a certificate substantially in the form described in Treasury Regulations Section 1.1446(f)-2(c)(2)(ii)(B) or Treasury Regulations Section 1.1446(f)-2(c)(4) (it being understood that Acquiror and any other applicable withholding agent shall be entitled to withhold to the extent provided in Section 3.5); provided that Acquiror’s and Merger Sub’s sole right in the event the Company fails to cause any such form(s) or certificate(s) to be delivered pursuant to this clause (v) shall be to make an appropriate withholding, in accordance with the Code;

(vi) the Company shall deliver evidence of written resignations or removals, effective as of the Closing, of each of the directors, managers and officers of the Acquired Companies (other than any such director, officer or manager as may be specified in writing by Acquiror delivered to the Company at least ten (10) Business Days prior to the Closing Date);

(vii) the Company shall deliver a copy of the approval letter from FINRA evidencing satisfaction of the FINRA Condition;

(viii) the applicable Blocker Sellers shall deliver to Acquiror documentation necessary to evidence the completion of the Blocker Restructuring in accordance with the terms and conditions of Section 8.5(a), in form and substance reasonably satisfactory to Acquiror;

(ix) the Company and FeederCo shall deliver to Acquiror documentation necessary to evidence the completion of the FeederCo Restructuring in accordance with the terms and conditions of Section 8.5(b), in form and substance reasonably satisfactory to Acquiror;

(x) the Company and ManCo shall deliver to Acquiror documentation necessary to evidence the completion of the ManCo Restructuring in accordance with the terms and conditions of Section 8.5(b), in form and substance reasonably satisfactory to Acquiror; and

(xi) the Company shall deliver to Acquiror written evidence, in form and substance reasonably satisfactory to Acquiror, of the termination of the applicable Affiliate Contracts required to be terminated in accordance with the terms and conditions of Section 8.6.

(b) At or prior to the Effective Time, Acquiror shall:

(i) pay to the Paying Agent, by wire transfer of immediately available funds an aggregate amount equal to the Preliminary Purchase Price, minus the portion of the Preliminary Purchase Price allocable to the holders of the Phantom Units (the “Preliminary Phantom Price”);

(ii) pay to the Escrow Agent, by wire transfer of immediately available funds, the Escrow Amount, to be held in escrow in a segregated account maintained by the Escrow Agent;

(iii) pay to such third parties as are directed by the Company as set forth in invoices (or other written instructions) with respect thereto delivered to Acquiror at least two (2) Business Days prior to Closing, by wire transfer of immediately available funds, an amount equal to the Estimated Closing Date Outstanding Company Expenses; provided, that any compensatory payments (including the employer portion of Taxes related thereto) included in such Estimated Closing Date Outstanding Company Expenses shall be paid to the applicable Acquired Company for processing through payroll (and subject to withholding in accordance with Section 3.5), and Acquiror shall cause such payments to be made as soon as reasonably practicable following the Closing;

(iv) pay to the Holder Representative a cash amount equal to $1,000,000 (the “Holder Allocable Expense Amount”), by wire transfer of immediately available funds;

(v) deliver to the Holder Representative and the Escrow Agent a copy of the Escrow Agreement, duly executed by Acquiror;

(vi) deliver to the Company and the Paying Agent a copy of the Paying Agent Agreement, duly executed by Acquiror;

(vii) deliver to the Company the certificate required by Section 11.3(c);

(viii) deliver to the Blocker Sellers, duly executed copies of the Blocker Assignment Agreements;

(ix) pay to the Company, by wire transfer of immediately available funds, the Preliminary Phantom Price;

(x) deliver to the Company and the Blocker Sellers, evidence that the RWI Policy has been bound and is in full force and effect as of the Closing (including evidence of the payment of the premium and all other fees, Taxes and other amounts payable in connection therewith to the extent payable at or prior to the Closing); and

(xi) deliver to each of FeederCo and ManCo evidence of the issuance to such Person of the Acquiror Units required to be issued and delivered to such Person at the Closing pursuant to the Rollover Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, (i) for purposes of this Agreement, the Acquiror Units issued to FeederCo and ManCo (on behalf of the Rollover Holders) at Closing in accordance with the Rollover Agreement shall be deemed to have an aggregate value equal to the Rollover Amount, and (ii) each Rollover Holder shall receive (through its ownership of FeederCo, in the case of a FeederCo Rollover Member, or ManCo, in the case of the ManCo

Rollover Member) at the Closing only the Acquiror Units issuable pursuant to the Rollover Agreement in respect of such Rollover Holder’s Rollover Interests, and any adjustment amount allocable to such Rollover Holder following the Closing under Section 3.4 or any other post-Closing adjustment provision of this Agreement shall be paid or settled solely in cash, with no cancellation of, or issuance of any additional, Acquiror Units with respect to such Rollover Holder in respect of any such adjustment amount.

2.7 Blockers. Notwithstanding anything to the contrary in this Agreement, if, at any time prior to the Closing, (x) a breach of any representation, warranty, covenant or other agreement of a Blocker or its respective Blocker Seller set forth in this Agreement (including Article V, Article VI or Article VIII (as applicable)), would result in, or would reasonably be expected to result in, the failure of any condition precedent to the Closing set forth in Article XI to be satisfied with respect to such Blocker or its respective Blocker Seller or the Closing to fail to occur when otherwise required pursuant to Section 2.4, or (y) a Blocker or its respective Blocker Seller fails to (1) satisfy any condition precedent to the Closing set forth in Article XI applicable to such Blocker or Blocker Seller, or (2) deliver (or cause to be delivered) any item, document, agreement or certificate required to be delivered by such Blocker or Blocker Seller pursuant to this Agreement (including under Section 2.6 (other than Section 2.6(a)(v)) or Article XI) (each of clauses (x) and (y), a “Blocker Breach”), then, automatically and without any further action by any Person, effective as of immediately prior to the Closing: (a) such Blocker Breach shall not delay or prevent the Closing from occurring and such condition precedent shall not be deemed to have failed to be satisfied; (b) the Equity Purchase shall not be consummated solely with respect to such Blocker and its respective Blocker Seller that is the subject of such Blocker Breach (such Blocker, together with its respective Blocker Seller, the “Excluded Blocker Parties”), and such Blocker Seller shall no longer have the right to sell its applicable Blocker Equity through the Equity Purchase pursuant to Section 2.1; (c) effective contemporaneously with the Closing, all representations, warranties, covenants and other agreements of the Excluded Blocker Parties set forth in this Agreement (including Article V, Article VI or Article VIII (as applicable)), or in the Company Disclosure Schedules or the Blocker Disclosure Schedules respectively, shall automatically be deemed null and void and of no further force or effect, and none of Acquiror or Merger Sub shall have any claim or other remedy against the Excluded Blocker Parties with respect thereto (other than any claim by any Person against the Excluded Blocker Parties for Fraud); (d) the Membership Interests held by such Excluded Blocker Party shall instead be sold to Acquiror through the Company Merger pursuant to Section 3.1(a) and the other terms and conditions hereof, and for the avoidance of doubt such Excluded Blocker Party shall be deemed a Non-Blocker Holder for purposes of the Company Merger and applicable provisions hereof (including, for the avoidance of doubt, Section 2.6(a)(v)), and such Membership Interests shall be cancelled, extinguished and converted in the Company Merger into the right to receive consideration in accordance with Section 3.1(a), the Payout Schedule and calculated in accordance with the principles set forth in Section 3.4(d), in each case, on the same basis as if such Excluded Blocker Party were a Non-Blocker Holder; and (e) the Company (prior to the Closing) and the Holder Representative (following the Closing) (in each case in consultation with Acquiror) shall make such conforming adjustments to the Preliminary Purchase Price, the Final Purchase Price, the Payout Schedule and any other calculation under this Agreement as may be necessary to reflect the foregoing. For the avoidance of doubt, (i) the occurrence of a Blocker Breach and the resulting application of this Section 2.7 with respect to the Excluded Blocker Parties shall not, in and of itself, excuse the Closing or give rise to a right of Acquiror to terminate this Agreement pursuant to Article XII, and (ii) this Section

2.7 shall not limit or affect the rights and obligations of the Company, any other Blocker or any other Blocker Seller under this Agreement. Notwithstanding anything to the contrary in this Agreement, the applicable Blocker shall incur and pay, or the Blocker Seller or Blocker Sellers that own such Blocker shall incur and pay or shall otherwise solely bear the economic cost of (including pursuant to the applicable Payout Schedule), all fees, costs, expenses and other liabilities described in clause (e) of the definition of Outstanding Company Expenses pursuant to Section 3.4 (and subject to the limitations thereof).

ARTICLE III.

PURCHASE PRICE

3.1 Conversion of Membership Interests; Purchase Price.

(a) Company Merger. At the Effective Time, by virtue of the Company Merger and without any action on the part of Merger Sub, the Company, the Blocker Sellers or any other Person, (i) the Membership Interests (for the avoidance of doubt, (x) including any Membership Interests that have vested prior to, or vest in connection with, the Sale Transaction, (y) excluding the Membership Interests held by the Blockers and (z) excluding the Rollover Interests, which are contributed to Acquiror and/or its Affiliate pursuant to the Rollover Agreement) shall thereupon be cancelled and extinguished and be converted automatically into and become the right to receive the applicable Non-Blocker Holder’s portion of the Preliminary Purchase Price and any amounts payable to such Non-Blocker Holder under Section 3.4(c), in each case as set forth in the applicable Payout Schedule and calculated in accordance with the principles set forth in Section 3.4(d), on the terms and subject to the conditions set forth herein, and (ii) each of the issued and outstanding limited liability company interests of Merger Sub shall be automatically converted into and become a limited liability company interest of the Surviving Company. The Membership Interests (other than the Membership Interests held by the Blockers and the Rollover Interests), when cancelled, extinguished and converted pursuant to this Section 3.1, shall no longer be outstanding and shall automatically be cancelled and retired, and the Non-Blocker Holders shall cease to have any rights with respect thereto, except the right to receive the consideration provided for in this Section 3.1. For the avoidance of doubt, all unvested Membership Interests shall accelerate and vest in connection with, the Sale Transaction (in accordance with the Company LLC Agreement or the Company Equity Incentive Plan).

(b) Purchase Price. For and in consideration of the Blocker Equity, the Non-Blocker Holders’ Membership Interests, and the Phantom Units, respectively, Acquiror agrees to pay the Blocker Preliminary Purchase Price to the Blocker Sellers and the Company Preliminary Purchase Price to the Non-Blocker Holders and holders of Phantom Units on the terms set forth in this Section 3.1, which such amount, in the aggregate, shall be equal to the Preliminary Purchase Price, subject to the adjustments set forth in Section 3.4. The portion of the Preliminary Purchase Price (x) to which the Blocker Sellers are entitled to hereunder shall be the “Blocker Preliminary Purchase Price”, and (y) to which the Non-Blocker Holders and the holders of Phantom Units are entitled hereunder and under the terms of the Company LLC Agreement and applicable documents related to the Phantom Units shall be the “Company Preliminary Purchase Price”.

(c) At the Effective Time, by virtue of the Company Merger and without any action on the part of Merger Sub, the Company, the Blocker Sellers or any other Person, each Phantom Unit that is issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished, and be converted automatically into the right to receive an amount in cash equal to such holder’s portion of the Preliminary Purchase Price including any adjustments thereto, in each case, as set forth in, and determined in accordance with the conditions set forth herein, less applicable withholding Taxes.

3.2 Payment and Delivery of Preliminary Purchase Price.

(a) Immediately prior to the Effective Time, Acquiror shall pay, or cause to be paid, to (i) the Paying Agent (for further delivery to each Blocker Seller and each Non-Blocker Holder of its allocated portion of the Preliminary Purchase Price) an amount equal to the Preliminary Purchase Price less the Preliminary Phantom Price, and (ii) to the Company (or its designated Subsidiary) an amount equal to the Preliminary Phantom Price on behalf of the holders of Phantom Units, for further delivery through the Company’s (or its applicable Subsidiary’s) payroll system to each holder of Phantom Units as promptly as practicable (and in any event within five (5) Business Days) following the Effective Time, in each case, as set out in the Payout Schedule, by wire transfer of immediately available funds. The aggregate amount to be paid by Acquiror pursuant to this Section 3.2(a) shall be the Preliminary Purchase Price.

(b) Each Non-Blocker Holder (or, if applicable, any holder thereof receiving consideration) that has executed and delivered a letter of transmittal containing customary terms and conditions reasonably acceptable to each of the Company and Acquiror, which, in any event, shall include the release and other terms and conditions set forth in Sections 14.18(d), 14.18(e) and 14.18(f), shall not include any restrictive covenants (including any non-competition, non-solicitation, no-hire or non-disparagement covenants) applicable to any Non-Blocker Holder other than customary confidentiality obligations, and shall otherwise be in form and substance agreed between the Company and Acquiror prior to the Closing Date (a “Letter of Transmittal”), and each Blocker Seller, shall be entitled to receive from the Paying Agent in exchange therefor (subject to the provisions of Section 3.4) such portion of the Preliminary Purchase Price to which such Holder is entitled pursuant to the Payout Schedule and calculated in accordance with the principles set forth in Section 3.4(d). The Company and Acquiror shall use commercially reasonable efforts to cause the Paying Agent to release to each Non-Blocker Holder and Blocker Seller, by wire transfer of immediately available funds to the account designated by such Non-Blocker Holder and/or Blocker Seller in the Payout Schedule, such Non-Blocker Holder’s or Blocker Seller’s respective portion of the Preliminary Purchase Price as set forth in the Payout Schedule within five (5) Business Days following the proper completion and submission by such Non-Blocker Holder or Blocker Seller of all documents reasonably required by the Paying Agent in connection therefor.

3.3 Preliminary Purchase Price. Not less than three (3) Business Days or more than five (5) Business Days prior to the Closing Date, the Company shall deliver to Acquiror a written statement (“Estimated Closing Statement”) setting forth (a) its good faith estimates, together with reasonably detailed supporting calculations and relevant supporting documentation, of (i) Closing Date Net Working Capital (“Estimated Closing Date Net Working Capital”), (ii) Closing Date Funded Debt (“Estimated Closing Date Funded Debt”), (iii) Closing Date Cash (“Estimated Closing Date Cash”) and (iv) Closing Date Outstanding Company Expenses (“Estimated Closing Date Outstanding Company Expenses”), (b) the Preliminary Purchase Price, and (c) a schedule allocating the Preliminary Purchase Price as among the Blocker Sellers, the Non-Blocker Holders and holders of Phantom Units entitled thereto and calculated in accordance with the principles set forth in Section 3.4(d), and setting forth the accounts to which the Preliminary Purchase Price (or allocated portions thereof) should be delivered (the schedule to be delivered pursuant to this clause (c), and as may be updated from time to time as contemplated by this Agreement (as applicable), the “Payout Schedule”). From and after delivery of the Estimated Closing Statement until Closing, the Company shall (i) provide Acquiror and its Representatives with reasonable access to the books and records of the Acquired Companies, and to senior management of the Company who were involved in the preparation of the Estimated Closing Statement, in each case, to the extent reasonably requested by Acquiror, and (ii) provide or make available to Acquiror and its Representatives copies of information, data and work papers (in each case of clauses (i) and (ii), subject to the execution of customary confidentiality and work paper access letters, if requested) reasonably requested by Acquiror in connection with its review of the Estimated Closing Statement to the extent related to the calculations of Estimated Closing Date Net Working Capital, Estimated Closing Date Funded Debt, Estimated Closing Date Cash, and Estimated Closing Date Outstanding Company Expenses. The Company shall consider in good faith any reasonable comments to the Estimated Closing Statement from Acquiror; provided, in no event shall Acquiror’s review of, or any comments to, the Estimated Closing Statement prevent or delay the Closing. Subject to the foregoing sentence, the Estimated Closing Statement shall be final and binding on the parties hereto solely for purposes of determining the Preliminary Purchase Price to be paid by Acquiror to each Blocker Seller, each Non-Blocker Holder and each holder of Phantom Units at the Closing.

3.4 Post-Closing Adjustment.

(a) Within ninety (90) calendar days following the Closing Date (the “Closing Statement Delivery Period”), Acquiror shall prepare and deliver to the Holder Representative a statement (the “Closing Statement”) setting forth (i) a calculation of Closing Date Net Working Capital, (ii) a calculation of Closing Date Funded Debt, (iii) a calculation of Closing Date Cash, (iv) a calculation of Closing Date Outstanding Company Expenses, and (v) a calculation of the Final Purchase Price, in each case with reasonably detailed supporting calculations and relevant supporting documentation; provided, however, that any and all Transaction Tax Deductions shall be taken into account for purposes of determining the income Taxes, if any, that are taken into account in Closing Date Funded Debt in a manner consistent with Section 10.2(c)(ii). For forty-five (45) days (such forty-five (45) day period, as may be extended pursuant to the proviso to this sentence, the “Review Period”) after the later of (x) receipt of the Closing Statement by the Holder Representative and (y) if no Closing Statement is delivered by Acquiror, the last day of the Closing Statement Delivery Period, the Holder Representative shall have the opportunity to review the Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash, Closing Date Outstanding Company Expenses and the Final Purchase Price, and (to the extent timely delivered by Acquiror hereunder) the Closing Statement and Acquiror shall provide, or shall cause to be provided to (in each case, subject to the execution of customary confidentiality and work paper access letters, if requested), the Holder Representative and its representatives reasonable access to the records used and personnel and auditors of the Company, its Subsidiaries and if applicable, of the Blockers who were responsible for the preparation of the calculation of Closing Date Net Working Capital, calculation of Closing Date Funded Debt, calculation of Closing Date Cash, calculation of Closing Date Outstanding Company Expenses and calculation of the Final Purchase Price and shall cause the applicable personnel of the Company and its Subsidiaries and if applicable, of the Blockers, to whom such access is provided to reasonably cooperate with the Holder Representative and its representatives in connection with such review; provided, however, that in the event that Acquiror fails to provide such reasonable access to such records and/or personnel within three (3) Business Days following a written request from the Holder Representative, the forty-five (45) day review period contemplated by this Section 3.4(a) shall be extended by the number of days elapsed from the date of such written request of the Holder Representative until the date that Acquiror provides access to such records and/or personnel. If Acquiror fails for any reason to deliver the Closing Statement within the time period required by this Section 3.4(a), then the Estimated Closing Date Net Working Capital, Estimated Closing Date Funded Debt, Estimated Closing Date Cash, Estimated Closing Date Outstanding Company Expenses and the Preliminary Purchase Price included in the Estimated Closing Statement shall be considered, for all purposes of this Agreement, as the Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash, Closing Date Outstanding Company Expenses and the Final Purchase Price, respectively, with respect to which the Holder Representative shall have all of its rights under this Section 3.4, including the right to dispute the calculations set forth therein in accordance with the provisions of Section 3.4(b).

(b) If the Holder Representative disagrees with the calculation of Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash, Closing Date Outstanding Company Expenses and/or the Final Purchase Price set forth in the Closing Statement, it shall notify Acquiror of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, on or prior to the last day of the Review Period. Any such notice of disagreement may only include disagreements based on (x) the failure of the Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash, Closing Date Outstanding Company Expenses and/or the Final Purchase Price, in each case, as reflected on the Closing Statement, to be calculated in accordance with the Accounting Principles and in a manner consistent with the applicable definitions contained in this Agreement, and/or (y) mathematical errors in the computation of the Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash, Closing Date Outstanding Company Expenses and/or the Final Purchase Price. The post-Closing purchase price adjustment as set forth in this Section 3.4 is not intended to permit, for purposes of the determination of the Final Purchase Price, the introduction of different accounting methods, policies, practices, procedures, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification or presentation or otherwise (including with respect to the nature of accounts, level of reserves or level of accruals) from those used to prepare the sample calculation of Net Working Capital set forth in the Accounting Principles, unless and except as otherwise expressly set forth in the Accounting Principles. In the event that the Holder Representative does not provide such a notice of disagreement prior to the end of the Review Period, the Holder Representative and Acquiror shall be deemed to have accepted the calculation of Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash, Closing Date Outstanding Company Expenses and the Final Purchase Price set forth in the Closing Statement delivered by Acquiror, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is provided, Acquiror and the Holder Representative shall work in good faith for a period of thirty (30) days (or such longer period as they may mutually agree in writing) (the “Discussion Period”) to resolve any disagreements with respect to the calculations of Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash, Closing Date Outstanding Company Expenses and/or the Final Purchase Price. Any such disagreements resolved by Acquiror and the Holder Representative in writing during such period shall be final, binding and conclusive for all purposes hereunder. If, at the end of such period, Acquiror and the Holder Representative are unable to resolve all such disagreements, then a nationally recognized independent public accounting firm or independent consulting firm with relevant experience in dispute resolution of purchase agreements mutually selected by the Holder Representative and Acquiror (the “Independent Accountant”) shall resolve any remaining disagreements. Each of Acquiror, on the one hand, and the Holder Representative, on the other, shall promptly provide their assertions regarding the Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash, Closing Date Outstanding Company Expenses and/or the Final Purchase Price in writing to the Independent Accountant and to each other, with copies of such submissions and all supporting documentation given concurrently to the other party. The Holder Representative and Acquiror shall use reasonable best efforts to mutually select an Independent Accountant within fourteen (14) days after the expiration of the Discussion Period. Neither Acquiror nor the Holder Representative shall engage in any ex parte communication with the Independent Accountant. The Independent Accountant shall be instructed to render its determination with respect to such disagreements as soon as reasonably practicable (which the parties hereto agree should not be later than forty-five (45) days following the day on which the disagreement is referred to the Independent Accountant, or such longer period as Acquiror and the Holder Representative may mutually agree in writing); provided, that any delay in the decision of the Independent Accountant shall not affect the validity thereof. The Independent Accountant shall act as an expert and not an arbitrator and shall consider only those items and amounts which remain in dispute following the thirty (30) day (or longer) negotiation period and base its determination solely on (i) the written submissions of Acquiror and the Holder Representative and shall not conduct an independent investigation and (ii) the extent (if any) to which the Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash, Closing Date Outstanding Company Expenses and/or the Final Purchase Price require adjustment (only with respect to the remaining disagreements submitted to the Independent Accountant) in order to be determined in accordance with Section 3.4(a) and, with respect to each disputed item, the Independent Accountant’s determination, if not in accordance with the position of either Acquiror or the Holder Representative, shall not be in excess of the higher, nor less than the lower, of the amounts presented by Acquiror in the Closing Statement delivered pursuant to Section 3.4(a) or in the Holder Representative’s written disagreement of such calculation pursuant to this Section 3.4(b). The determination of the Independent Accountant shall be final, conclusive and binding on the parties (absent manifest error or fraud) and no party shall seek further recourse to any Governmental Authority other than to enforce the determination of the Independent Accountant (absent manifest error or fraud). The parties hereto acknowledge that the agreements contained in this Article III are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. The date on which Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash, Closing Date Outstanding Company Expenses and the Final Purchase Price are finally determined in accordance with this Section 3.4(b) is hereinafter referred to as the “Determination Date,” and the amounts of Closing Date Net Working Capital, Closing Date Cash, Closing Date Funded Debt, and Closing Date Outstanding Company Expenses as finally determined pursuant to this Section 3.4 are referred to as “Final Net Working Capital”, “Final Cash”, “Final Funded Debt”, “Final Outstanding Company Expenses” and the “Final Purchase Price”, respectively. All fees and expenses of the Independent Accountant relating to the work, if any, to be performed by the Independent Accountant hereunder shall be borne pro rata as between Acquiror, on the one hand, and the Holder Representative, on the other hand, in proportion to the allocation of the dollar value of the amounts in dispute as between Acquiror and the Holder Representative (set forth in the written submissions to the Independent Accountant) made by the Independent Accountant such that the party prevailing on the greater dollar value of such disputes pays the lesser proportion of the fees and expenses, with any amount allocated to the Holder Representative being deducted from the Holder Allocable Expense Amount. For example, if the Holder Representative challenges items underlying the calculations of any disputed item in the net amount of $1,000,000, and the Independent Accountant determines that Acquiror has a valid claim for $400,000 of the $1,000,000, Acquiror shall bear sixty percent (60%) of the fees and expenses of the Independent Accountant and the Holder Representative shall bear the remaining forty percent (40%) of the fees and expenses of the Independent Accountant. Notwithstanding the foregoing, Acquiror and Holder Representative shall each be responsible for fifty percent (50%) of any retainers or upfront expenses of the Independent Accountant, subject to re-allocation as set forth in the immediately preceding sentence.

(c) Promptly following the Determination Date, and in any event within three (3) Business Days of the Determination Date:

(i) If the Final Purchase Price is greater than the Preliminary Purchase Price, (x) Acquiror shall, within five (5) Business Days following the Determination Date, pay (i) the Paying Agent (for further delivery to each Blocker Seller and each Non-Blocker Holder (including, for the avoidance of doubt, any Rollover Holder)) and (ii) the Company (or its designated Subsidiary) on behalf of the holders of Phantom Units, for further delivery through the Company’s (or its applicable Subsidiary’s) payroll system to each holder of Phantom Units as promptly as practicable (and in any event within five (5) Business Days) following the Company’s or its Subsidiary’s receipt thereof, in each case, as allocated to each Blocker Seller, Non-Blocker Holder (including, for the avoidance of doubt, any Rollover Holder) and holder of Phantom Units based on an updated Payout Schedule prepared by the Holder Representative in accordance with the principles set forth in Section 3.4(d), by wire transfer, an aggregate amount in cash equal to the amount by which the Final Purchase Price exceeds the Preliminary Purchase Price and (y) the Holder Representative and Acquiror shall, within five (5) Business Days following the Determination Date, jointly instruct the Escrow Agent to pay (i) the Paying Agent (for further delivery to each Blocker Seller and each Non-Blocker Holder) (including, for the avoidance of doubt, any Rollover Holder), and (ii) the Company (or its designated Subsidiary) on behalf of the holders of Phantom Units, for further delivery through the Company’s (or its applicable Subsidiary’s) payroll system to each holder of Phantom Units as promptly as practicable (and in any event within five (5) Business Days) following the Company’s or its Subsidiary’s receipt thereof, in each case, as allocated to each Blocker Seller, Non-Blocker Holder (including, for the avoidance of doubt, any Rollover Holder) and holder of Phantom Units based on an updated Payout Schedule prepared by the Holder Representative in accordance with the principles set forth in Section 3.4(d) an amount in cash equal to the Escrow Funds.

(ii) If the Final Purchase Price is less than the Preliminary Purchase Price (the absolute value of the amount by which the Final Purchase Price is less than the Preliminary Purchase Price, the “Deficit Amount”), then the Holder Representative and Acquiror shall, within five (5) Business Days following the Determination Date, jointly instruct the Escrow Agent in accordance with the terms of the Escrow Agreement, to disburse to Acquiror out of the Escrow Funds an aggregate amount in cash equal to the Deficit Amount (in any event not to exceed the Escrow Funds) by wire transfer of immediately available funds to such account(s) specified by Acquiror to the Escrow Agent in writing.

(iii) If any portion of the Escrow Funds remain after the payments set forth in Section 3.4(c)(ii) to Acquiror (the “Balance Escrow Funds”), the Holder Representative and Acquiror shall, within five (5) Business Days following the Determination Date, jointly instruct the Escrow Agent in accordance with the terms of the Escrow Agreement, to disburse to (i) the Paying Agent (for further delivery to each Blocker Seller and each Non-Blocker Holder) and (ii) the Company (or its designated Subsidiary) on behalf of the holders of Phantom Units, for further delivery through the Company’s (or its applicable Subsidiary’s) payroll system to each holder of Phantom Units as promptly as practicable (and in any event within five (5) Business Days) following the Company’s (or its applicable Subsidiary’s) receipt thereof, in each case, as allocated to each Blocker Seller, Non-Blocker Holder and holder of Phantom Units based on an updated Payout Schedule prepared by the Holder Representative in accordance with the principles set forth in Section 3.4(d) an amount in cash equal to the Balance Escrow Funds.

In no event shall the Holders or the Blocker Sellers have any liability under this Section 3.4 in excess of the Escrow Funds. In no event shall Acquiror be entitled to payment pursuant to this Section 3.4(c) of any amount in excess of the Escrow Funds.

(d) Payment Allocations.

(i) Notwithstanding anything to the contrary contained herein (but subject to the limitations in Section 3.4(c)), any amount payable to the Holders under Section 3.4(c) that is attributable to Net Working Capital, Funded Debt, Cash and Cash Equivalents or Outstanding Company Expenses of any Blocker (rather than of the Company or its Subsidiaries or any other Blocker) shall be paid to or borne by, as applicable, only the applicable Blocker Seller (and not the Non-Blocker Holders, holders of Phantom Units or the other Blocker Sellers) and the portion of the amounts payable to the Holders under Section 3.4(c) that is attributable to Net Working Capital, Funded Debt, Cash and Cash Equivalents or Outstanding Company Expenses of the Company and its Subsidiaries (rather than of the Blockers) shall be paid to or borne by the Non-Blocker Holders, holders of Phantom Units and the Blocker Sellers in accordance with their allocated portions set forth in the Payout Schedule and subject to the other applicable terms and conditions of this Agreement (including the principles set forth in this Section 3.4(d)).

(ii) Solely for purposes of calculating (x) the allocation of the Preliminary Purchase Price as between the Blocker Preliminary Purchase Price and the Company Preliminary Purchase Price, and (y) any allocation of the amounts described in the immediately preceding clause (x) or allocation of other amounts or payments to or among the Blocker Sellers, the Non-Blocker Holders and/or the holders of Phantom Units hereunder (including pursuant to Section 3.4(c)), subject to the immediately preceding clause (i), the following assumptions shall be made: (i) the Blocker Sellers did not sell

Blocker Equity, (ii) the Blockers sold Membership Interests in the Company Merger, and (iii) the Blockers then distributed proceeds from the Company Merger to the Blocker Sellers (i.e., such allocations shall be based on the application of the distribution “waterfall” in the Company LLC Agreement, mutatis mutandis).

(iii) Without limiting or modifying the foregoing, for the avoidance of doubt, (x) the portion of the Preliminary Purchase Price, the Final Purchase Price and any other amounts or payments hereunder (including pursuant to Section 3.4(c)) due to the Blocker Sellers and Non-Blocker Holders shall be adjusted accordingly to take into account any amounts payable to holders of Phantom Units in accordance with the applicable documents related to the Phantom Units, and (y) in calculating and allocating the amounts and portions of the Preliminary Purchase Price, the Final Purchase Price and any other amounts or payments hereunder payable to the Holders, such calculation and allocation shall be completed based on the “distribution waterfall” in the Company LLC Agreement and any other applicable agreements and documents with respect to the Membership Interests and Phantom Units, in each case as between or among the Company and the applicable Holders and in effect as of immediately prior to the Closing.

(iv) All such allocations shall be calculated, and the Payout Schedule and all updates thereto shall be prepared, by the Company or the Holder Representative, as applicable, in accordance with the foregoing principles.

(v) Notwithstanding anything herein to the contrary, subject to the actual payment by or on behalf of Acquiror of the amounts required to be paid to the Blocker Sellers and the Non-Blocker Holders and, in the case of the holders of Phantom Units, to the Company for the benefit of, and further payment to, such holders of Phantom Units, in each case pursuant to this Article III and in accordance with the Payout Schedule delivered to Acquiror for purposes of any such payments, neither Acquiror nor any of its Affiliates (including, following the Closing, the Company) shall have any liability to any Person for any payment made in accordance with the calculations set forth in the Payout Schedule or otherwise based on the written instructions of the Holder Representative (including with respect to any claim that the Payout Schedule or such other written instruction is incomplete or inaccurate).

(e) Any adjustments made pursuant to this Section 3.4 shall be treated by all parties as adjustments to the Preliminary Purchase Price for U.S. federal income tax purposes, except as otherwise required by applicable Law.

3.5 Withholding. Acquiror shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payment under the Code, or any provision of state, local or foreign Tax Law; provided, that (i) if Acquiror expects to so withhold (or expects any other Person to so withhold) any such amounts (other than payroll withholding Tax that is imposed on consideration that is properly treated as compensation for U.S. federal income Tax purposes), Acquiror will use commercially reasonable efforts to promptly provide written notice of the expected withholding prior to the date on which such payment is to be made (A) if such payment is to be made at or prior to the Closing, to the Company, and the Company shall promptly deliver such notice to the applicable payee, or (B) if such payment is to be made following the Closing, to the Holder Representative, and the Holder Representative shall promptly deliver such notice to the applicable payee, (ii) the parties hereto will use commercially reasonable efforts to cooperate to minimize (or eliminate) the amount of any withholding or deduction and (iii) Acquiror shall timely pay any such deducted or withheld amounts to the applicable Taxing Authority. The parties acknowledge and agree that withholding may be required pursuant to Section 1446(f) of the Code in respect of any Non-Blocker Holders that are not U.S. Holders, in which case, the parties shall use their commercially reasonable efforts to cooperate with each other in good faith prior to the Closing to determine the applicable amount of any such withholding (including by using commercially reasonable efforts to provide the Company with a reasonable period of time to review withholding calculations). Any amount so withheld and paid over to the applicable Taxing Authority will be treated for all purposes hereof as having been paid to the Person with respect to which the withholding was made. In the case of any such payment treated as compensation, the parties shall cooperate to pay such amounts through the applicable Acquired Company’s payroll to facilitate applicable withholding.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY GROUP ENTITIES

Except as set forth in the Company Disclosure Schedules, the Company represents and warrants to the Acquiror Entities as follows:

4.1 Organization.

(a) Each Company Group Entity (i) is a legal entity duly organized and validly existing under the Laws of its jurisdiction of organization, and (ii) has requisite corporate, limited liability company or other organizational power and authority to own, lease and operate its assets and to conduct its business, in each case, as currently conducted.

(b) Each Company Group Entity is duly qualified to do business and in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires it to be so qualified, except where the failure to be so qualified is not and would not, individually or in the aggregate, reasonably be expected to be material to the Company Group Entities, taken as a whole. On or prior to the date hereof, true and complete copies of the organizational documents of each of the Company Group Entities in effect as of the date hereof have been made available to Acquiror, and none of the Company Group Entities is in violation of its organizational documents in any material respect.

(c) Set forth on Schedule 4.1(c) of the Company Disclosure Schedules is a true, correct and complete list of all of the Subsidiaries of the Company.

4.2 Due Authorization. The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, and to perform all obligations to be performed by it hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is or will be a party, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all required limited liability company action on the part of the Company, and no other limited liability company actions or proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents by the Company or the consummation of the transactions contemplated hereby and thereby, including any vote, consent or approval of the Holders. This Agreement has been duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by each of the other parties to this Agreement) each of the other Transaction Documents to which the Company will be a party, constitutes a valid and binding obligation of the Company fully enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exception”).

4.3 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.4 or on Schedule 4.3 of the Company Disclosure Schedules, the execution and delivery of this Agreement by the Company and the other Transaction Documents to which the Company or any other Company Group Entity is (or, at the Closing, will be) a party, and the consummation by the Company and any other Company Group Entity of the transactions contemplated hereby and thereby, do not and will not violate any provision of, or require any notice, consent or waiver under, or give any third party the right to cause, or otherwise give rise to or result in any modification, amendment, termination, cancellation, acceleration or revocation of any material obligation or right of any Company Group Entity under, or the imposition of any fees, penalties or other payment obligations under, (a) any applicable Law, (b) the certificate of incorporation, bylaws, limited liability company agreement (including the Company LLC Agreement), partnership agreement or other organizational documents of any Company Group Entity, or (c) any Material Permit, any Contract required to be listed on Schedule 4.10(a) of the Company Disclosure Schedules or any other Contract (to the extent material to the Company Group Entities taken as a whole) to which any Company Group Entity is a party or by which any Company Group Entity or any of its assets or properties is bound, except in the cases of clauses (a) and (c), as would not, individually or in the aggregate, be material to the Company Group Entities, taken as a whole, or reasonably be expected to prevent, materially delay or materially impair the ability of the Company or any other Company Group Entity to perform its respective obligations under this Agreement or any other Transaction Document to which a Company Group Entity is or will be a party or consummate the transactions contemplated hereby and thereby.

4.4 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Acquiror Entities contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company with respect to the Company’s execution or delivery of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby, except for (a) applicable requirements of the HSR Act and the FINRA Condition, (b) any consents, approvals, authorizations, designations, declarations or filings, the absence of which would not be material to any Company Group Entity or reasonably be expected to prevent, materially delay or materially impair the ability of the Company or any other Company Group Entity to perform its respective obligations under this

Agreement or any other Transaction Document to which a Company Group Entity is or will be a party or consummate the transactions contemplated hereby and thereby, (c) any applicable requirements of the Securities Act and the securities or “blue sky” Laws of the various states or any other similar Laws of any other jurisdiction, (d) those that are otherwise disclosed on Schedule 4.4 of the Company Disclosure Schedules and (e) the filing of the Company Certificate of Merger in accordance with the DLLCA.

4.5 Capitalization.

(a) Schedule 4.5(a) of the Company Disclosure Schedules sets forth the number of issued and outstanding Membership Interests and the holder of record of each such Membership Interest as of the date hereof, which collectively represent all the issued and outstanding equity interests of the Company as of the date hereof (prior to giving effect to the transactions contemplated by this Agreement). As of the date of completion of the Blocker Restructuring, the Post-Restructuring Company Capitalization Table sets forth the number of issued and outstanding Membership Interests and the holder of record of each such Membership Interest, in each case after giving effect to the Blocker Restructuring. As of the date hereof and as of the Closing (after giving effect to the Blocker Restructuring), all of the issued and outstanding Membership Interests are owned by the Blockers and the Non-Blocker Holders. As of the date hereof, each Person that holds Membership Interests is a party to, and is bound by and subject to, the Company LLC Agreement (whether by executing the Company LLC Agreement or a joinder or counterpart thereto, an award agreement, contribution agreement or any other instrument that by its terms expressly makes such Person a party to, and bound by and subject to, the Company LLC Agreement). As of immediately prior to the Effective Time (including after giving effect to the Blocker Restructuring), each Holder is a party to, and bound by and subject to, the Company LLC Agreement (whether by executing the Company LLC Agreement or a joinder or counterpart thereto, an award agreement, contribution agreement or any other instrument that makes such Person a party to the Company LLC Agreement). All of the Membership Interests are duly authorized and validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive or similar rights and were issued in compliance with applicable securities Laws or exemptions therefrom.

(b) Except as set forth on Schedule 4.5(b)(i) of the Company Disclosure Schedules, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for equity interests of any Company Group Entity, and (ii) no equity equivalents, equity appreciation rights, phantom equity ownership interests or similar rights in respect of which any Company Group Entity has any obligations. Except as set forth on Schedule 4.5(b)(ii) of the Company Disclosure Schedules, there are no outstanding contractual obligations of any Company Group Entity to repurchase, redeem or otherwise acquire any securities or equity interests of any Company Group Entity. There are no outstanding bonds, debentures, notes or other indebtedness of any Company Group Entity having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s equityholders may vote. Except for this Agreement, the Rollover Agreement, the Company LLC Agreement or as set forth on Schedule 4.5(b)(iii) of the Company Disclosure Schedules, no Company Group Entity is a party to any equityholders agreement, voting agreement or registration rights agreement relating to the equity interests of any Company Group Entity.

(c) Schedule 4.5(c) of the Company Disclosure Schedules sets forth a true, correct and complete list of Phantom Unit Awards, as of the date hereof, containing (i) the name of the Phantom Unit Award holder, (ii) the number of Phantom Units underlying each Phantom Unit Award, and (iii) the date on which the Phantom Unit Award was granted. As of the date of completion of the Blocker Restructuring, the Post-Restructuring Company Capitalization Table sets forth a true, correct and complete list of Phantom Unit Awards, as of the date of the completion of the Blocker Restructuring, containing (i) the name of the Phantom Unit Award holder, (ii) the number of Phantom Units underlying each Phantom Unit Award, and (iii) the date on which the Phantom Unit Award was granted. Other than the Phantom Unit Awards, there are no (A) awards outstanding under the Phantom Plan or (B) equity equivalents, equity appreciation rights, phantom equity ownership interests or similar rights in respect of which any Company Group Entity has any obligations.

(d) Schedule 4.5(d) of the Company Disclosure Schedules sets forth a true, correct and complete list of the name of each Subsidiary of the Company, the jurisdictions of its incorporation or other organization, as applicable, and all of the issued and outstanding equity securities of such Subsidiary.

(e) No Company Group Entity has any contractual obligation to make any investment (whether by loan, capital contribution, purchase of securities or otherwise, and including any additional investments) in any Person. The outstanding equity interests of each of the Company’s Subsidiaries are duly authorized and validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive or similar rights and were issued in material compliance with applicable securities Laws or exemptions therefrom. The Company or one or more of its wholly owned Subsidiaries own of record and beneficially, all the issued and outstanding equity interests of such Subsidiaries free and clear of any Liens other than restrictions on transfer under applicable securities laws.

4.6 Financial Statements.

(a) The Company has made available to Acquiror true, correct and complete copies of (i) the audited consolidated financial statements and comprehensive income, cash flow and members’ interests of the Company Group Entities for the years ended December 31, 2024 and December 31, 2025, together with the auditor’s reports thereon (the “Audited Financial Statements”), (ii) the audited financial statements and statements of income, cash flow and changes in member’s equity of the Company Broker-Dealer for the years ended December 31, 2024 and December 31, 2025, together with the audited reports thereon (the “Trumid Financial Statements”), (iii) the unaudited consolidated financial statements of the Company Group Entities as of and for the eight (8)-month period ended August 31, 2026 (the “Interim Financial Statements” and, together with the Trumid Financial Statements and the Audited Financial Statements, the “Financial Statements”).

(b) The Financial Statements present fairly, in all material respects, the consolidated financial position and results of operations of the Company Group Entities (owned as of such dates) as of the dates and for the periods indicated in such Financial Statements, in conformity with GAAP in all material respects (except, in the case of the Interim Financial Statements, for the absence of footnotes and other presentation items and for normal year-end true-up adjustments which are described on Schedule 4.6(b) of the Company Disclosure Schedules or that are otherwise not expected to be material in nature or amount). August 31, 2026 shall be referred to herein as the “Balance Sheet Date”. The financial books and records of the Company Group Entities from which the Financial Statements have been prepared fairly and accurately reflect on a basis consistent with past periods and throughout the periods involved, the financial position of the Company Group Entities in all material respects.

(c) The Company Group Entities maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations and in accordance with applicable Laws, and (ii) transactions are recorded as necessary to permit the preparation of financial statements for external purposes in accordance with GAAP. Since January 1, 2023, none of the Company Group Entities has (A) identified or has been advised by its independent accountants or auditors of any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a role in the Company Group Entities’ internal controls over financial reporting or (B) received any advice or notification from its independent accountants or auditors that any of the Company Group Entities has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the books and records of the Company Group Entities, any properties, assets, liabilities, revenues, expenses, equity accounts or other accounts. There are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which would reasonably be expected to adversely affect the Company Group Entities’ ability to record, process, summarize and report financial information which, collectively, would be reasonably expected to be material to the business of the Company Group Entities, taken as a whole.

4.7 Undisclosed Liabilities. Except as set forth on Schedule 4.7 of the Company Disclosure Schedules, there is no liability, commitment or obligation of any kind, character, description or nature, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, matured or unmatured, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise of any Company Group Entity, whether or not of a type that would be required to be set forth on a consolidated balance sheet of the Company Group Entities prepared in accordance with GAAP, except for liabilities, commitments or obligations (a) reflected or adequately reserved for, on the Financial Statements or specifically disclosed in the footnote disclosures contained in the Audited Financial Statements, (b) that have arisen since the Balance Sheet Date in the ordinary course of the operation of business (excluding any liability, commitment or obligation arising or resulting from a breach, default or violation of any Contract or applicable Law), (c) incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated by this Agreement, or (d) under the executory portion of any Contract to which any Company Group Entity is a party or by which any Company Group Entity may be bound (other than any such liability, commitment or obligation resulting from a breach or a default thereunder).

4.8 Litigation and Proceedings. Except as set forth on Schedule 4.8 of the Company Disclosure Schedules, for the past give (5) years, there have been no pending or to the knowledge of the Company, threatened Actions by, against, or involving any Company Group Entity, or any of their respective properties or assets or any of their respective directors, officers, employees, or agents (in their capacity as such) in each case, except as would not be material to the Company

Group Entities, taken as a whole. None of the Company Group Entities nor any of their respective properties or assets, nor any of their respective directors, officers, employees, or agents (in their capacity as such) is subject to any Governmental Order or any settlement agreement containing outstanding or unsatisfied obligations or requirements. There are no Actions pending or to the knowledge of the Company, threatened against any Company Group Entity, nor are there any Governmental Orders or settlement agreements involving any Company Group Entity, in each case, which seek to challenge, prevent, or delay the Company’s performance under this Agreement or consummation of the transactions contemplated herein.

4.9 Compliance with Laws.

(a) The Company Group Entities are, and since the Lookback Date have been, in compliance with all applicable Laws in all material respects. Since the Lookback Date, no Company Group Entity has received any written, or to the knowledge of the Company, oral notice from any Governmental Authority alleging any violation of any applicable Law.

(b) For the past five (5) years, and except where the failure to be, or to have been, in compliance with such Laws would not be material to the Company Group, taken as a whole, (i) there has been no action taken by any Company Group Entity, any officer or director of any Company Group Entity, or, to the knowledge of the Company, any employee, agent, representative or sales intermediary of any Company Group Entity, in each case, acting on behalf of any Company Group Entity, in violation of any applicable Anti-Corruption Law, (ii) no Company Group Entity has been convicted of or charged with violating any Anti-Corruption Laws or has been subjected to any investigation by a Governmental Authority for any violation of any applicable Anti-Corruption Laws, (iii) no Company Group Entity has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law, and (iv) no Company Group Entity has received any written notice, request or citation for any actual or potential noncompliance with, or seeking documents or information relating to, any of the foregoing.

(c) No Company Group Entity or, to the knowledge of the Company, any of their respective directors, officers, or employees is a Sanctioned Person. The Company Group Entities are and have been, (i) since the Lookback Date, in compliance in all material respects with Export Control and Import Laws and (ii) since April 24, 2019, in material compliance with applicable Sanctions. Since April 24, 2019, no Company Group Entity has directly or knowingly indirectly conducted any business or engaged in any transactions with a Sanctioned Person or in any Sanctioned Country in each case in violation of applicable Sanctions. To the knowledge of the Company, since April 24, 2019, there has not been any investigation by, or to the knowledge of the Company, request for information from, or pending self-disclosure to, any Governmental Authority or any legal proceeding, in each case regarding any Company Group Entity’s violation of any Export Control and Import Laws or Sanctions.

(d) No Company Group Entity is a “covered foreign person” as that term is used in the Outbound Investment Rules. Each Company Group Entity is, and since January 2, 2025, has been, in compliance with the Outbound Investment Rules.

4.10 Contracts; No Defaults.

(a) Schedule 4.10(a) of the Company Disclosure Schedules contains a true, correct and complete list of all Contracts described in clauses (i) through (xxii) below to which, as of the date of this Agreement, a Company Group Entity is a party or to which any Company Group Entity or its properties or assets are bound (other than Company Benefit Plans). True, correct and complete copies of the Contracts required to be listed on Schedule 4.10(a) of the Company Disclosure Schedules (together with all amendments and other binding supplements thereto) have been delivered to or made available to Acquiror and its agents or representatives.

(i) any employment Contract for the engagement or employment of any current officer, individual employee or other person on a full-time, part-time, individual consulting or other basis (A) providing for base annual cash compensation in excess of $250,000 (other than offer letters that do not provide contractual severance benefits) or (B) not terminable upon 90 days’ notice or less and without any material liability to any Company Group Entity;

(ii) any Contract that is a collective bargaining agreement;

(iii) any Contract with a vendor (A) that was paid by the Company in 2025 or is expected to be paid in 2026 in excess of $150,000, and (B) paid by the Company during the first six (6) months of 2026 in an amount in excess of $100,000;

(iv) any Contract under which any Company Group Entity has (A) created, incurred, assumed or guaranteed indebtedness for borrowed money, (B) granted a Lien on its assets, whether tangible or intangible, to secure any such indebtedness for borrowed money or (C) extended credit to any Person (other than customer payment terms in the ordinary course of business), in each case in clauses (A) and (C), in an amount in excess of $100,000 of committed credit;

(v) any Contract that is a Lease in respect of Leased Real Property;

(vi) any Contract that constitutes a lease or similar agreement under which any Company Group Entity is lessee of or holds or operates any tangible personal property under which the aggregate rental payments exceed $100,000;

(vii) any Contract that (A) limits, in any material respect, the ability of any of the Company Group Entities (or any Affiliate thereof) to engage or compete in any line of business or with any Person or in any geographic area or during any period of time, (B) restricts the right of any of the Company Group Entities (or any Affiliate thereof) to sell to, purchase from, or otherwise have business dealings with any Person or otherwise grants exclusivity to any Person, (C) grants the other party or any third party pricing, discounts or benefits that are required to change based on the pricing, discounts or benefits offered to other customers or by other suppliers to such customer, including “most favored nation” and similar provisions, (D) limits the ability of any of the Company Group Entities (or any current Affiliate thereof) to solicit or hire any individual or class of individuals for employment, or (E) has minimum investment requirements in excess of $250,000, take or pay terms or provisions similar to any of the foregoing;

(viii) any Contract relating to the settlement of any Action or threatened Action or contractual dispute since January 1, 2025;

(ix) any Contract that results in any Person holding a power of attorney from any Company Group Entity that relates to the Company Group Entities or any of their respective businesses;

(x) any Contract under which any Company Group Entity completed a business acquisition, disposition, merger or similar transaction involving assets, properties, or equity interests of any Company Group Entity or any other Person (A) on or after January 1, 2024 with an aggregate purchase price in excess of $100,000, or (B) that contains indemnities, or other ongoing obligations (including payment, indemnification, purchase price adjustment, “earn-out” or other contingent obligations) of any Company Group Entity that are still in effect;

(xi) any Contract requiring payment to any Person of a commission or fee, other than contracts with sales representatives in the ordinary course of business;

(xii) any Contract that contains a put, call, right of first refusal or right of first offer or similar right;

(xiii) any Contract to which a Governmental Authority is a party;

(xiv) any Contract obligating any Company Group Entity to indemnify, defend, hold harmless or advance expenses to a Person against losses (other than indemnification obligations under ordinary course commercial Contracts);

(xv) any Contract establishing any joint venture, minority investment, strategic alliance, partnership or limited liability company agreement, joint development agreement or other Contract involving a sharing of profits, losses, costs or liabilities with a third party;

(xvi) any Contract with a Top Customer (other than any agreement, arrangement, understanding or other Contract entered into after the effective date of such Contract related to fees paid or payable by a Top Customer);

(xvii) any Contract that is a “Carrying Agreement” subject to FINRA Rule 4311;

(xviii) any Contract for the clearing of commodity interest trades;

(xix) any Contract pursuant to which (A) any Company Group Entity receives a license or right to use, or has acquired ownership of, any Intellectual Property Rights or Technology (other than Excluded Inbound Licenses), or (B) any Company Group Entity grants a license or right to use any Intellectual Property Rights or Technology (other than Excluded Outbound Licenses);

(xx) any Contract relating to the development of any Intellectual Property Rights or Technology (A) for the Company Group Entities by any other Person (other than in the form of the applicable Standard Form IP Contract), or (B) by the Company Group Entities for any other Person;

(xxi) any Contract providing for the escrow of any Company Source Code; and

(xxii) any Contract not captured in any of the foregoing that obligates (including upon the occurrence of certain events) any of the Company Group Entities to pay or repay or make or undertake capital expenditures, or entitles any of the Company Group Entities to receive, an amount in cash, goods, services, materials, property, obligations or other items of value in excess of $150,000 or more in any consecutive twelve (12) month period after the date of this Agreement.

(b) Except as disclosed on Schedule 4.10(b) of the Company Disclosure Schedules, with respect to each of the Contracts required to be listed on Section 4.10(a) of the Company Disclosure Schedules, as of the date hereof (i) each such Contract is in full force and effect and, assuming each such Contract constitutes a legal, valid and binding obligation of the other parties thereto, represents the legal, valid and binding obligations of the applicable Company Group Entity party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto (except as may be limited by the Remedies Exception), (ii) none of the Company Group Entities or, to the knowledge of the Company, any other party to any such Contract is in material breach or material violation of or material default under any such Contract, (iii) no Company Group Entity has received any written, or to the knowledge of the Company, oral, claim or notice of material breach or violation of or material default under any such Contract, and no event has occurred that, with or without notice or lapse of time or both, would give rise to such a breach, violation or default, and (iv) no party to any such Contract has exercised any termination rights with respect thereto, and no party has given written or, to the knowledge of the Company, oral notice of any intention to terminate or of a material dispute with respect to any such Contract.

4.11 Company Benefit Plans.

(a) Schedule 4.11(a) of the Company Disclosure Schedules sets forth, as of the date hereof, a true, correct and complete list of each material Company Benefit Plan (in each case other than individual employment offer letters in substantially the forms thereof provided to Acquiror prior to the date hereof that are terminable upon no more than thirty (30) days’ notice without further liability (or such other period provided by applicable Law), and that do not contain any severance, transaction, retention or similar incentives) and separately identifies each PEO Plan.

(b) With respect to each material Non-PEO Plan, and each material PEO Plan to the extent in the Company’s possession, the Company has delivered or made available to Acquiror correct and complete copies of, as applicable: (i) the plan document (or, in the case of an unwritten Company Benefit Plan, a written description of the material terms thereof) and all amendments thereto, (ii) any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, (iii) the most recent summary plan description and summary of material modifications, (iv) the most recent annual report on Form 5500 and all attachments thereto filed with the IRS, (v) the most recent actuarial valuation, (vi) the most recent determination, opinion or advisory letter issued by the IRS, and (vii) any material, non-routine, written correspondence and filings with a Governmental Authority within the past three (3) years.

(c) Each Non-PEO Plan and, to the knowledge of the Company, each PEO Plan is, and since the Lookback Date has been, administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code. Each Company Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code and that is subject to Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder during the respective time periods in which such operational or documentary compliance has been required. All material contributions, premiums or benefits which are due from the Acquired Companies under any Company Benefit Plan have been paid to or in respect of each such Company Benefit Plan.

(d) Each Non-PEO Plan and, to the knowledge of the Company, each PEO Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification, or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable IRS advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and nothing has occurred that could reasonably be expected to adversely affect such qualification.

(e) None of the Company Group Entities currently contributes to, or is obligated to contribute to, or has any outstanding liability in respect of, any Multiemployer Plan. No Company Benefit Plan is, and none of the Company Group Entities nor any ERISA Affiliate thereof has any obligation to contribute to, (i) a pension plan that is subject to Title IV of ERISA or (ii) a plan that provides benefits, including death or medical benefits, beyond termination of service or retirement, other (A) than coverage mandated by Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA (“COBRA”) for which the recipient pays the entire premium cost or during the time severance benefits are payable under a Company Benefit Plan that has been made available to Acquiror and set forth on Schedule 4.11(a) of the Company Disclosure Schedules or (B) for the remainder of the month in which termination of service occurs. The Company Group Entities have, since the Lookback Date, complied in all material respects with the continuation coverage requirements of COBRA.

(f) No actions, suits, investigations, audits, assessments, or claims (other than routine claims for benefits in the ordinary course) with respect to any Non-PEO Plans are pending or, to the knowledge of the Company, threatened against the Company Group Entities and, to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits, investigations, audits, assessments, or claims.

(g) None of the Company Group Entities nor any ERISA Affiliate thereof has engaged in or knowingly permitted to occur and, to the knowledge of the Company, no other party has engaged in or permitted to occur, any transaction prohibited by Section 406 of ERISA or any “prohibited transaction” under Section 4975(c) of the Code that is not otherwise exempt under Section 408 of ERISA or a breach of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan that could reasonably be expected to result in any material liability or excise Tax under ERISA or the Code being imposed on the Company.

(h) None of the Company Group Entities has any current or contingent obligation to any Person (whether to indemnify, gross up or to otherwise compensate such Person) for any Taxes imposed under Section 4999 or Section 409A of the Code.

(i) Except as set forth on Schedule 4.11(i) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated by this Agreement will, individually or together with the occurrence of some other event (whether contingent or otherwise) (i) result in any payment or benefit becoming due or payable from or under any Company Benefit Plan to any current or former Service Provider, (ii) increase the amount of any benefit or compensation otherwise payable or required to be provided to any current or former Service Provider under any Company Benefit Plan, (iii) result in the acceleration of the time of payment, vesting or funding of any payment or benefit under any Company Benefit Plan, (iv) result in the triggering or imposition of any restrictions or limitations on the right of any Company Group Entity to amend or terminate any Company Benefit Plan (or result in any adverse consequences for so doing), or (v) result in the payment or retention of an “excess parachute payment” (within the meaning of Section 280G of the Code and the Treasury Regulations thereunder) by any Person.

4.12 Labor Matters.

(a) Schedule 4.12(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of all Service Providers as of October 13, 2026, that includes, for each Service Provider, such individual’s name (to the extent not prohibited by applicable privacy Laws), job title, employing or engaging entity, status as full-time, part-time, or temporary, whether active or on leave (and, if on leave, the nature of the leave and the expected return date), employee identification number, organization chart group, location of employment, date of hire, base salary or rate of pay, status as exempt or non-exempt for wage and hour classification, status as a W-2 employee or 1099 consultant, eligibility to participate in benefit plans and historical incentive compensation earnings for 2025.

(b) The Company Group Entities are, and since the Lookback Date have been, in material compliance with all applicable Laws relating to terms and conditions of employment, labor and employment, including, without limitation, equal employment opportunity, nondiscrimination, employment and reemployment rights of members of the uniformed services, immigration, wages, hours, benefits, recordkeeping, classification of employees and independent contractors, collective bargaining, the payment of social security and payroll Taxes, occupational safety and health, plant closings and mass layoffs, pay equity, pay transparency, and withholding of amounts from the wages, salaries and other payments to the employees of the Company Group Entities. The Company Group Entities are not liable in any material respect for any arrears of wages or other amounts owing to current or former Service Providers or any Taxes or penalties for its or their failure to comply with any of the foregoing. The Company Group Entities are in compliance in all material respects with all requirements relating to the verification of the legal right to work in the United States of each of the employees of the Company Group Entities, and since the Lookback Date have maintained all such records relating thereto (including, without limitation, Form I-9s) as are required to comply in all material respects with applicable Law.

(c) There are no collective bargaining agreements or similar labor agreements covering any of the employees of the Company Group Entities. No consent of any union (or any similar group or organization) is required in connection with the consummation of the transactions contemplated by this Agreement. There are no pending, or, to the knowledge of the Company, threatened (i) material employment discrimination charges or complaints against or involving any Company Group Entity before any Governmental Authority, (ii) unfair labor practice charges or complaints, disputes or grievances affecting the employees of the Company Group Entities, (iii) union representation petitions respecting the employees of the Company Group Entities, (iv) efforts being made to organize any of the employees of the Company Group Entities, or (v) strikes, slowdowns, work stoppages, or current lockouts or threats thereof affecting the employees of the Company Group Entities, and no such events have occurred in the past three (3) years.

(d) There are no, and since the Lookback Date there have been no, material employment or labor-related Actions pending or, to the knowledge of the Company, threatened, before any Governmental Authority. No material charge or complaint of employment discrimination, harassment (including sexual harassment), retaliation, wage and hour, disability accommodation, leave, workers’ compensation, occupational health and safety, immigration, employment classification or other employment-related violation or other similar occurrence (whether or not resolved) has occurred since the Lookback Date, or is pending or, to the knowledge of the Company, threatened against any Company Group Entity, and no Company Group Entity has entered into any settlement, separation, or severance agreements with any executive-level Service Provider in connection with the same.

(e) Since the Lookback Date, there have been no mass layoffs or plant closings within the meaning of the Worker Adjustment and Retraining Notification Act of 1998, as amended (or any other comparable Law), and the Company Group Entities do not currently plan or contemplate such a mass layoff or plant closing.

(f) Each award granted by any Company Group Entity that is intended to qualify as a “profits interest” (within the meaning of IRS Revenue Procedure 93-27, 1993-2 C.B. 343 (“Rev. Proc. 93-27”)) (each, an “Incentive Award”) qualified as a profits interest under Rev. Proc. 93-27 and IRS Revenue Procedure 2001-43, 2001-2 C.B. 191 (“Rev. Proc. 2001-43”) as of the date of issuance. With respect to each Incentive Award, (i) no Company Group Entity has taken any action or position that is inconsistent with the application of Rev. Proc. 93-27 and (ii) all conditions set forth in Rev. Proc. 2001-43 are and have been satisfied. Each individual who holds an Incentive Award has been directed to make a timely and valid election under Section 83(b) of the Code with respect to such Incentive Award and, with respect to each such individual granted an Incentive Award within the past two (2) years, has received documentation from such individual substantiating that such election was timely made.

4.13 Taxes. Except as set forth on Schedule 4.13 of the Company Disclosure Schedules:

(a) All income and other material Tax Returns that are required to be filed by or with respect to any of the Company Group Entities have been timely filed, and all such Tax Returns are true, complete, and accurate in all material respects.

(b) All income and other material Taxes owed by the Company Group Entities, or for which the Company Group Entities may be liable which are or have become due, have been paid in full.

(c) The Company Group Entities have withheld all income and other material Taxes required to be withheld from amounts owing to, or collected from, any employee, creditor, or other third party.

(d) There are no Liens on any of the assets of the Company Group Entities that arose in connection with any failure (or alleged failure) to pay any material Tax.

(e) No deficiencies for material Taxes have been claimed, proposed or assessed by any Taxing Authority in writing against any Company Group Entity except for deficiencies which have been fully satisfied, settled or withdrawn.

(f) There is no ongoing audit, examination, investigation or other proceeding with respect to Taxes of any Company Group Entity, nor has any been threatened in writing.

(g) No written claim which has not been fully satisfied, settled or withdrawn has been made by a Taxing Authority in a jurisdiction where a Company Group Entity does not file a Tax Return that such entity is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return.

(h) No Company Group Entity has waived or extended any statute of limitations with respect to material Taxes, which waiver or extension remains in effect.

(i) No Company Group Entity is a party to any material Tax allocation, sharing or indemnity agreement (other than any agreement the primary purpose of which is not related to Taxes).

(j) No Company Group Entity has any liability for the material Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax law), or as a transferee or successor, or by contract (other than any agreement the primary purpose of which is not related to Taxes).

(k) No Company Group Entity will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of (i) any change in method of accounting pursuant to Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) requested or filed prior to the Closing, (ii) the use of an incorrect method of accounting prior to the Closing, (iii) any installment sale or open transaction disposition made prior to the Closing, (iv) any prepaid amount received or deferred revenue accrued prior to the Closing or (v) any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) entered into on or prior to the Closing.

(l) No Company Group Entity has entered into any “listed transaction” within the meaning of Treasury Regulation Sections 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(m) There is no material property or obligation of any Company Group Entity, including uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property Laws.

(n) For U.S. federal income Tax purposes, the Company is classified as a partnership and each Subsidiary of the Company is disregarded as separate from the Company.

(o) No Company Group Entity has a permanent establishment (within the meaning of an applicable Tax treaty) or other office or fixed place of business in a country other than the country in which it is organized.

(p) No Tax ruling, request for ruling, application for change in accounting methods or closing agreement has been entered into with, issued by, or filed with any Taxing Authority with respect to any Company Group Entity.

(q) Other than with respect to Specified Tax Matters, each Company Group Entity is registered for sales, use, value-added, goods and services and similar Tax purposes in each jurisdiction where it is required to be so registered under applicable Law and has complied with all applicable Laws related to such Taxes, including any obligation to collect and remit any Taxes in respect of services provided by it.

(r) Each Company Group Entity has complied with all applicable transfer pricing Laws, including as to the preparation and maintenance of contemporaneous documentation.

(s) The unpaid Taxes of each Company Group Entity (i) did not, as of the Balance Sheet Date, exceed the reserve for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements of such Company Group Entity (rather than in any notes thereto), (ii) will not, as of the Closing Date, exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of such Company Group Entity in filing its Tax Returns and (iii) did not, as of the Closing Date, exceed the Taxes of such Company Group Entity taken into account as a reduction in the calculation of the Final Purchase Price. Since the Balance Sheet Date, no Company Group Entity has incurred any liability for Taxes outside the ordinary course of business.

4.14 Brokers’ Fees. Except as set forth on Schedule 4.14 of the Company Disclosure Schedules, no Company Group Entity has entered into any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of Acquiror or any of its Affiliates (including any Company Group Entity following the Closing) to pay any fees or commissions to any investment bank, broker or similar finder as a result of the consummation of the transactions contemplated hereby.

4.15 Insurance. Schedule 4.15(a) of the Company Disclosure Schedules contains a true, correct and complete description of each insurance policy maintained by the Company Group Entities as of the date hereof with respect to its properties, assets business or directors, managers, officers and employees of the Company Group Entities. With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) no Company Group Entity is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under the policy; and (iii) no written notice of cancellation or termination has been received by the Company Group Entities, other than in connection with renewals thereof in the ordinary course of business. There are no material claims by the Company Group Entities pending under any of such insurance policies as to which coverage has been denied or disputed by the underwriters of such policies or in respect of which there is an outstanding reservation of rights. The Company Group Entities have not received written or, to the knowledge of the Company, oral notice of cancellation, termination, non-renewal or material reduction of coverage with respect to any of such insurance policies.

4.16 Real Property; Assets.

(a) The Company Group Entities do not own, and have never owned, any real property.

(b) The real property leases, subleases, or other occupancy agreements pursuant to which any Company Group Entity is a party are hereinafter referred to as the “Leases”. A true, correct and complete list of the Leased Real Property as of the date hereof is set forth on Schedule 4.16(b) of the Company Disclosure Schedules, including the address of each such property. The applicable Company Group Entity party thereto has good and valid leasehold interests in and to the Leased Real Property, free and clear of all Liens (other than Permitted Liens) and the Company Group Entities have not subleased, licensed or otherwise granted any Person the right to use or occupy such property subject to such Lease or any portion thereof, and the Company Group Entities are in possession and quiet enjoyment of the Leased Real Property under each Lease and there are no disputes pending or, to the knowledge of the Company, threatened with respect to such Lease. There are no Governmental Orders or other material contractual or legal restrictions that preclude or restrict, in any material respect, the ability to use any Leased Real Property by the Company or any of its Subsidiaries for the current use of such real property.

(c) Except as set forth on Schedule 4.16(c) of the Company Disclosure Schedules, the Company Group Entities have, and following the consummation of the Closing will have, good, marketable and valid title to, or in the case of a leased asset, a valid leasehold interest in, or in the case of a licensed asset, a valid license to use, all of the rights, properties and assets, in each case whether tangible or intangible and whether personal, real or mixed, wherever located, used or held for use by the Company Group Entities in the conduct and operation of their respective businesses, whether located on its premises, shown on the Interim Financial Statements or acquired thereafter, free and clear of all Liens (collectively, the “Assets”), except for non-material properties and assets disposed of for fair value in the ordinary course of business since the Balance Sheet Date and Permitted Liens. The tangible assets and properties included in the Assets are in good operating condition and repair, ordinary wear and tear excepted. The Assets constitute all of the rights, properties and assets necessary and sufficient for the continued conduct and operation of the business of the Company Group Entities immediately after Closing in substantially the same manner as conducted and operated on the date hereof.

4.17 Absence of Changes.

(a) Except as set forth on Schedule 4.17(a) of the Company Disclosure Schedules, since December 31, 2025 through the date of this Agreement, (i) there has not been any Material Adverse Effect, and (ii) each Company Group Entity has conducted its business in the ordinary course of business in all material respects.

(b) Except as set forth on Schedule 4.17(b) of the Company Disclosure Schedules, from the Balance Sheet Date through the date of this Agreement, none of the Company Group Entities have taken any action which, if such action had been taken between the date of this Agreement and the Closing Date, would have required the consent of Acquiror under Section 8.1(b).

4.18 Affiliate Agreements. Except for (a) any Company Benefit Plan (including any employment agreements entered into in the ordinary course of business by the Company or any Company Group Entity), and (b) those Contracts set forth on Schedule 4.18 of the Company Disclosure Schedules, there are no Affiliate Contracts. (i) None of the Company Group Entities, or, to the knowledge of the Company, any of their respective Affiliates, directors, officers or employees possesses, directly or indirectly, any financial or other material interest in, or is a director, officer or employee of, any Person (other than any Company Group Entity) which is a material client, supplier, customer, lessor, lessee or competitor of any Company Group Entity; provided, that ownership of five percent (5%) or less of any class of securities of a company whose securities are registered under the Securities and Exchange Act of 1934, as amended, shall not be deemed to be a financial interest for purposes of this Section 4.18, (ii) no Related Party has any financial or other material interest in any Contract, right, asset or property (real or personal), tangible or intangible, owned by or used in the business of any Company Group Entity or any Blocker, and (iii) no Company Group Entity or Blocker has any liability or obligation to any Related Party.

4.19 Privacy and Data Security.

(a) The Company Group Entities are in compliance in all material respects with all applicable (i) Privacy Laws, (ii) internal and externally published policies, notices, and statements relating to the Company Group Entities’ Processing of Personal Information, (iii) terms relating to the Processing of Personal Information in any agreements to which any Company Group Entity is bound, and (iv) all applicable rules of self-regulatory organizations and binding standards, including the Payment Card Industry Data Security Standard (“PCI DSS”) (“Data Privacy/Security Requirements”). Except as had not been and would not reasonably be expected to be material to the Company Group Entities, taken as a whole, all Persons Processing Personal Information on behalf of the Company Group Entities are subject to commercially reasonable contractual requirements pursuant to agreements with the Company Group Entities regarding the Processing of such Personal Information and, except as had not been and would not reasonably be expected to be material to the Company Group Entities, taken as a whole, comply, and have since the

Lookback Date complied, in each case, in all material respects with all applicable Data Privacy/Security Requirements. Except as would not reasonably be expected to be material to the Company Group Entities, taken as a whole, the consummation of the transactions contemplated by this Agreement, including the disclosure or transfer of information in connection therewith, will not breach or otherwise cause any violation of any applicable Data Privacy/Security Requirement or require the consent, waiver or authorization of, or declaration, filing or notification to, any Person under any Data Privacy/Security Requirement. There are no, and since the Lookback Date have not been, any material Actions pending by or threatened in writing (or to the knowledge of the Company, orally) against any of the Company Group Entities concerning any violation of applicable Data Privacy/Security Requirements.

(b) Since the Lookback Date, the Company Group Entities have made accessible a privacy policy governing the collection and use of information and data in a clear and conspicuous location on the websites of the Company Group Entities in accordance in all material respects with all applicable Privacy Laws. No disclosure or representation made or contained in any such privacy policy has been inaccurate, misleading, deceptive, or in violation of any applicable Laws (including by containing any material omission) in any material respect.

4.20 Intellectual Property; IT Assets.

(a) Schedule 4.20(a) of the Company Disclosure Schedules sets forth a true and complete list as of the date hereof of all (i) issued patents and patent applications, (ii) trademark and service mark registrations and applications, (iii) internet domain name registrations, and (iv) copyright registrations, in each case, that are owned or purported to be owned by, or exclusively licensed to, any of the Company Group Entities (the “Registered Intellectual Property”). For each item of Registered Intellectual Property, Schedule 4.20(a) of the Company Disclosure Schedules accurately lists (A) the jurisdiction in which such item of Registered Intellectual Property has been registered or filed, the applicable application, registration or serial number, and the registrant of such item; and (B) for each domain name registration, the applicable domain name registrant and the expiration date of the registration. Except as has not been and would not be expected to be material to the Company Group Entities, taken as whole, all filings, renewals and fees in respect of the Registered Intellectual Property have been duly and timely submitted and paid to the relevant Governmental Authorities and domain name registrars to maintain all Registered Intellectual Property in full force and effect. Except as would not reasonably be expected to be material to the Company Group Entities, taken as a whole, each item of Registered Intellectual Property is valid, subsisting, and enforceable.

(b) Each Company Group Entity (i) is the sole and exclusive owner of and possesses all right, title, and interest in and to the Company Owned Intellectual Property, free and clear of any Liens (other than Permitted Liens) and (ii) possesses a valid and enforceable right to use all other Intellectual Property Rights and IT Assets necessary for, used in, or held for use in the conduct of the business of such Company Group Entity. No Company Group Entity has (A) transferred to any Person ownership of, or (B) except as has not been and would not reasonably be expected to be material to the Company Group Entities, taken as a whole, allowed to enter the public domain, abandoned or allowed to lapse, any Intellectual Property Right or Technology (as applicable) that was, at any time, material Company Owned Intellectual Property.

(c) Except as has not been and would not reasonably be expected to be material to the Company Group Entities, taken as a whole, (i) no Action is pending or threatened in writing (or to the knowledge of the Company, otherwise) that challenges the validity, ownership or enforceability of any Company Owned Intellectual Property, nor has any Company Group Entity received any written or, to the knowledge of the Company, other notice that the same are forthcoming; and (ii) no Company owned Intellectual Property is subject to any Contract restricting the use, transferor licensing thereof by any Company Group Entity, or which would adversely affect the validity, ownership or enforceability thereof.

(d) The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in (i) the alteration, loss, termination, impairment (including the imposition of any Lien on), or grant of any rights of any Company Group Entity in any Company Owned Intellectual Property or other Intellectual Property Rights or IT Assets that are material to the Company Group Entities, taken as a whole, (ii) the release, disclosure or delivery of any Company Source Code by or to any escrow agent or other Person, or (iii) any of the following pursuant to the terms of any Contract to which a Company Group Entity is a party: (A) the grant, license or assignment to any Person of any interest in or to, the modification or loss of any rights with respect to, or the creation of any Lien on, any Intellectual Property Rights or Technology owned by or licensed to Acquiror or any of its Affiliates prior to the Closing, or (B) Acquiror or any of its Affiliates being bound by or subject to any non-compete, licensing or modified payment obligation, covenant not to sue, or other restriction on or modification of the current or contemplated operation or scope of its business, which such Person was not bound by or subject to prior to the Closing.

(e) No Company Group Entity is infringing, misappropriating, diluting, or otherwise violating any third party’s Intellectual Property Rights in any manner that has been or would be material to the Company Group Entities, taken as a whole, nor has done so in the last six (6) years. No material infringement, misappropriation, dilution, or similar Action is, or has been in the six (6) years prior to the date hereof, pending or threatened in writing (or, to the knowledge of the Company, threatened orally) against any Company Group Entity or, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, any Person who is entitled to be indemnified, defended, held harmless or reimbursed by a Company Group Entity with respect to any such Action. No third party is infringing, misappropriating, diluting, or otherwise violating the Company Owned Intellectual Property in any manner that has had or would reasonably be expected to have a Material Adverse Effect, nor has done so in the last six (6) years.

(f) Except as has not been or would not be expected to be material to the Company Group Entities, taken as whole, (i) the Company Group Entities have taken all measures consistent with industry best practice to maintain and protect the secrecy and confidentiality in the trade secrets and other confidential information of or held by the Company Group Entities, and (ii) no such trade secrets or confidential information have been disclosed by the Company Group Entities to or discovered by any Person, in each case, except pursuant to written obligations of confidentiality appropriately restricting such Person’s use and further disclosure of same.

(g) Except as has not been and would not be expected to be material to the Company Group Entities, taken as whole, (i) each Person who has invented, developed or created Intellectual Property Rights or Technology for or on behalf of the Company Group Entities has presently assigned all of its rights in the same to a Company Group Entity, to the extent such rights do not vest in the Company Group Entities by operation of applicable Law, and (ii) no present or former officer, director, consultant, contractor, advisor, employee, representative or agent of the Company Group Entities is in material default or material breach of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement relating to the ownership, development, protection, use, or transfer of Intellectual Property Rights or Technology. No such Person holds any right, title or interest, directly or indirectly, in whole or in part, in or to any material Company Owned Intellectual Property.

(h) No funding, facilities or personnel of any Governmental Authority, university, college, or other education institution, or research center were used to develop or create, in whole or in part, any material Company Owned Intellectual Property in a manner that would affect a Company Group Entity’s rights in any such Company Owned Intellectual Property.

(i) No source code of or for any Software included in the Company Owned Intellectual Property (“Company Source Code”) has been disclosed, delivered, licensed or otherwise made available to any Person, nor do the Company Group Entities have any duty or obligation to make any such disclosure, delivery or license, on a contingent basis or otherwise, except for disclosures to employees and independent contractors of the Company Group Entities who are subject to written obligations of confidentiality appropriately restricting the use and further disclosure of same.

(j) Except as has not been and would not reasonably be expected to be material to the Company Group Entities, taken as a whole, the Company Group Entities are in compliance (and have in the last six (6) years been in compliance), with all terms of all licenses governing the use or distribution of third-party Software (including Public Software). No Company Group Entity has used, modified, or distributed any Public Software in a manner that (i) requires the disclosure, licensing or distribution of any Company Source Code; (ii) imposes any restriction on the consideration to be charged for the distribution of any Company Owned Intellectual Property; (iii) grants to any third party any rights or immunities under any Company Owned Intellectual Property, or (iv) otherwise impose any other limitation, condition or restriction (excluding requirements of notice and attribution) on the right or ability of a Company Group Entity to use, license, or distribute any Company Owned Intellectual Property. No Software authored by or for any Company Group Entity that is Company Owned Intellectual Property is or has been licensed or made available under the terms of any Public Software license or contributed to any open source project.

(k) Except as has not been and would not reasonably be expected to be material to the Company Group Entities, taken as a whole, none of the Company Group Entities have used Generative AI Tools in any way that (i) would reasonably be expected to prevent a Company Group Entity’s ownership of, or rights in, any Company Owned Intellectual Property, including with respect to any Company Source Code; or (ii) permits the training or improvement of Generative AI Tools using any Personal Information, trade secrets or confidential or proprietary information of the Company Group Entities. None of the Company Group Entities sells or licenses to any Person any Intellectual Property Rights or Technology expressly for use in training, developing, fine-tuning, validating, testing, or otherwise improving any Generative AI Tools.

(l) Except as has not been and would not reasonably be expected to be material to the Company Group Entities, taken as a whole, the Company Group Entities have (i) obtained all licenses and consents, provided all notices and disclosures, and taken all other steps required by applicable laws in order to collect and use all Training Data and AI Inputs used, or held for use, in connection with the conduct of the Company Group Entities’ business (including as needed to use Training Data to develop, train, refine, fine tune, test or improve the Company Group Entities’ AI Technologies), and (ii) complied with all use restrictions and other requirements of any license, consent, or other Contract (including any website terms of use or terms of service) governing the collection and use of such Training Data and AI Inputs, including the collection of Scraped Data.

(m) The Company Group Entities have implemented commercially reasonable processes and policies relating to the responsible use of AI Technologies at and by the Company Group Entities. Except as has not been and would not reasonably be expected to be material to the Company Group Entities, taken as a whole, there has been no (A) actual or alleged non-compliance with any such policies or claims or allegations challenging any Company Group Entity’s ethical use of AI Technologies; (B) complaint, claim, proceeding, litigation or governmental inquiry or investigation alleging that, or questioning whether, Training Data used in the development, training, fine tuning, improvement or testing of any Company Product was biased, untrustworthy or manipulated in an unethical or unscientific way, and no report, finding or impact assessment of any internal or external auditor or other third party that makes any such allegation; or (C) request for information or testimony from regulators or legislators concerning any product or service of the Company Group Entities or related AI Technologies, other than inquiries to industry participants about the use of AI Technologies generally.

(n) The Company IT Assets (i) operate and perform in accordance with their documentation and functional specifications and otherwise as required by the Company Group Entities in each case in all material respects, (ii) have not materially malfunctioned, failed or experienced denial of service attacks or continued substandard performance or other adverse events since the Lookback Date, (iii) are free from material bugs, errors, and other defects and (iv) do not contain Malicious Code. Except as has not been and would not reasonably be expected to be material to the Company Group Entities, taken as a whole, the Company Group Entities have implemented and maintain a commercially reasonable information security plan (a “Security Plan”), which includes commercially reasonable administrative, technical and physical safeguards designed to protect the confidentiality, availability, integrity and security of the Company IT Assets and the information and data stored therein (including Personal Information and other sensitive information) from loss; damage; misuse; or unauthorized use, access, modification, destruction or disclosure, including cybersecurity and malicious risks. The Security Plan includes the implementation of commercially reasonable anti-malware, anti-virus, backup, security, business continuity, and disaster recovery measures and technology consistent with industry standard practices, which the Company Group Entities have tested on a regular basis, and since the Lookback Date, there have been no material deficiencies identified during any tests of such measures that have not been remediated.

(o) The Security Plan conforms, and at all times has conformed, in each case, in all material respects, to the Data Privacy/Security Requirements and any public statement made by the Company regarding the Security Plan.

(p) Since the Lookback Date, (i) the Company Group Entities have not received any written communication from any Governmental Authority or any other Person alleging material violations of any Privacy Laws, (ii) there has been no unauthorized access to or use, disclosure, loss, damage, misuse, modification, destruction or acquisition of Personal Information stored in the Company IT Assets or other sensitive information held or Processed by any of the Company Group Entities that compromises the security, confidentiality, availability or integrity of such information, including any access, acquisition, use or disclosure that would require notification of individuals, law enforcement, or any Governmental Authority under any applicable Privacy Law, (iii) there has been no phishing, social engineering or business email compromise incident, or (iv) there have been no breaches or unauthorized intrusions of the security of any Company IT Asset, in each case of clauses (ii) through (iv), except as has not been or resulted in, and would not reasonably be expected to be material or result in, material liability to the Company Group Entities, taken as a whole.

4.21 Permits. Except for any Permit, the failure of which to obtain and hold would not be material to a Company Group Entity, each Company Group Entity has all Permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted (the “Material Permits”). As of the date hereof, except as would not be material to the Company Group Entities, taken as a whole, (a) each Material Permit is in full force and effect in accordance with its terms, (b) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by any Company Group Entity, (c) there are no Actions pending or, to the knowledge of the Company, threatened that seek the revocation, cancellation or termination of any Material Permit, and (d) each Company Group Entity is in compliance with all Material Permits applicable to such Company Group Entity.

4.22 U.S. Broker-Dealer Matters.

(a) Except for the Company Broker-Dealer, no Company Group Entity is required to be registered as a broker-dealer or as a government securities broker-dealer under the Exchange Act. The Company Broker-Dealer is not and has not been required to be registered as a “Municipal Securities Dealer” or a security-based swap execution facility under the Exchange Act. The Company Broker-Dealer is, and at all times has been, duly registered, licensed or qualified as a broker-dealer under the Exchange Act and in each jurisdiction (including in each U.S. state and U.S. territory or district) where the conduct of the business of the Company Broker-Dealer requires such registration, licensing or qualification, except for any failure to be so registered, licensed or qualified in any such jurisdiction that would not reasonably be expected to be material to the Company Broker-Dealer. The Company Broker-Dealer is a member of FINRA and registered as a broker with the Municipal Securities Rulemaking Board.

(b) The Company Broker-Dealer has not, at any time since the Lookback Date, been required to be registered with, or to be a member of, any Self-Regulatory Organization other than FINRA, the Municipal Securities Rulemaking Board, and the NFA.

(c) The Company Broker-Dealer has established, maintains and enforces written compliance, supervisory and control policies and procedures in compliance in all material respects with FINRA Rules 3110 and 3120, MSRB Rule G-27, and Section 15(g) of the Exchange Act. Since the Lookback Date, the Company Broker-Dealer has been and remains in compliance with such policies and procedures, in each case except to the extent a failure to comply or remain in compliance as such would not reasonably be expected to have a Material Adverse Effect.

(d) Each of the Company Broker-Dealer’s officers, employees and individuals serving as independent contractors who is required to be registered with FINRA as a registered principal or registered representative is duly and properly registered, licensed or qualified as such, and since the Lookback Date, has been so registered, licensed or qualified while in the employ or under contract with the Company Broker-Dealer, and such licenses and registrations are in full force and effect, in each case except as the failure to be so registered, licensed or qualified would not reasonably be expected to have a Material Adverse Effect. Neither the Company Broker-Dealer nor any of its respective directors, managers, officers, employees or associated persons is or has been ineligible to serve as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act (including being subject to any “statutory disqualification”, as defined in Section 3(a)(39) of the Exchange Act). Neither the Company Broker-Dealer nor any of its respective directors, managers, officers, employees or associated persons is or has been subject to “heightened supervision” under FINRA Rules or subject to any disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of the Company Broker-Dealer.

(e) The Company Broker-Dealer currently maintains and, at all times since the Lookback Date, has maintained “net capital” (as such term is defined in Rule 15c3-1(c)(2) under the Exchange Act) equal to or in excess of the minimum “net capital” required to be maintained by it under the Exchange Act. At all times since the Lookback Date, the Company Broker-Dealer has not, directly or indirectly, received, held or otherwise owed funds or securities for or to customers (within the meaning of Rule 15c3-3 under the Exchange Act), and in each annual report filed since the Lookback Date has properly filed an exemption report under Rule 17a-5(d)(1)(i)(B)(2) and Rule 17a-5(d)(4) under the Exchange Act, relying on footnote 74 of SEC Release No. 34-70073 (July 30, 2013). Each such exemption report was true, correct and complete in all material respects when filed.

(f) Except as set forth on Schedule 4.22(f) of the Company Disclosure Schedule, since the Lookback Date, neither the Company Broker-Dealer nor any of its directors, managers, officers, employees or associated persons has been subject to any (i) examination, inspection, sweep, inquiry, investigation or enforcement proceeding by the SEC, FINRA, the MSRB or any other Governmental Authority that resulted in any material deficiency letter, cautionary action letter, disposition letter, deficiency finding, censure, fine, penalty, disgorgement, suspension, bar, limitation on activities, or other disciplinary or remedial action; or (ii) obligation to file a report under FINRA Rule 4530. To the knowledge of the Company, no such examination, investigation or enforcement proceeding is pending or has been threatened. For the avoidance of doubt, materials provided or produced in connection with routine examinations or inspections conducted by the SEC, FINRA, or any other Governmental Authority, including responses to document requests, information requests, and other examination-related correspondence, shall not, in and of themselves, constitute a material deficiency letter, cautionary action letter, disposition letter, deficiency finding, or other disciplinary or remedial action for purposes of this Section 4.22(f).

(g) The Company Broker-Dealer operates its alternative trading system in compliance in all material respects with Regulation ATS (17 C.F.R. §§ 242.300–242.304) and the applicable rules of FINRA and the SEC, and has a Form ATS (and all required amendments thereto) on file with the SEC. Since the Lookback Date, the Company Broker-Dealer has timely filed all reports required under Regulation ATS, and has not received any written notice from the SEC or FINRA of any material deficiency with respect to the operation of its alternative trading system.

(h) The Company Broker-Dealer, at all times since the Lookback Date, has timely filed its Form BD and all reports required to be filed pursuant to Rule 17a-5 under the Exchange Act (and all required amendments thereto). Each such filing (and amendments thereto) was, as of its filing date (or amendment date, if applicable), accurate in all material respects and complied in all material respects with applicable regulatory requirements.

(i) The Company Broker-Dealer, at all times since the Lookback Date, has operated in compliance with applicable anti-money laundering laws in all material respects. At all times since the Lookback Date, the Company Broker-Dealer has established, maintained and enforced written compliance, supervisory and control policies and procedures in compliance in all material respects with applicable anti-money laundering laws.

(j) The Company Broker-Dealer, at all times since the Lookback Date, has operated in compliance with applicable rules of FINRA, the MSRB, the SEC and the Exchange Act, in each case except as the failure to operate in such compliance would not reasonably be expected to be material to the Company Broker-Dealer.

4.23 Top Customers and Top Vendors. Schedule 4.23 of the Company Disclosure Schedules sets forth a complete and accurate list of (a) the twenty-five (25) largest customers of the Company Group Entities by dollar volume of revenue for the twelve (12)-month period ended December 31, 2025 (the “Top Customers”), together with any negotiated pricing arrangements entered into by the Company Group Entities with the Top Customers that are in effect as of the date hereof, and (b) the top twenty-five (25) service providers, vendors or payees of the Company Group Entities (the “Top Vendors”) based on aggregate amounts paid by any Company Group Entity to such Top Vendors for the twelve (12) month period ended December 31, 2025. No Top Customer or Top Vendor has (i) terminated any of its Contracts or discontinued its business relationship with the Company Group Entities or stopped or materially reduced, restricted, suspended or modified using the products and services from the Company Group Entities or supplying materials, products or services to the Company Group Entities or materially changed the pricing, volume or other material terms of its business with the Company Group Entities (it being understood that in the case of Top Customers, a change in a Top Customer’s use of the Company Group Entities’ products and services occurring in the ordinary course of business as a result of seasonality or standard negotiations or renegotiations consistent with past practice, shall not be deemed to constitute a material reduction or material modification in such Top Customer’s use of the Company Group Entities’ products and services), or (ii) given notice of its intent to terminate or materially reduce, restrict, suspend or modify the rate of buying products and services from the Company Group Entities or supplying materials, products or services to the Company Group Entities, or materially change the pricing, volume or material other terms of its business with the Company Group Entities. Since the Lookback Date, no Company Group Entity has been involved in any material dispute with any Top Customer or Top Vendor.

4.24 U.S. Introducing Broker Matters.

(a) From the Lookback Date through and including the date of this Agreement, the Company Broker-Dealer has not conducted business as an introducing broker.

(b) Except for the Company Broker-Dealer, no Company Group Entity is required to be registered as an introducing broker under the Commodity Exchange Act. The Company Broker-Dealer is, and since the NFA Registration Date has been, duly registered, licensed or qualified as an introducing broker under the Commodity Exchange Act and in each jurisdiction where the conduct of the business of the Company Broker-Dealer requires such registration, licensing or qualification, except for any failure to be so registered, licensed or qualified in any such jurisdiction that would not reasonably be expected to be material to the Company Broker-Dealer. The Company Broker-Dealer is a member of the NFA.

(c) The Company Broker-Dealer has established, maintains and enforces written compliance, supervisory and control policies and procedures in compliance in all material respects with the applicable rules of the CFTC and the NFA, including NFA Compliance Rule 2-9. Since the NFA Registration Date, the Company Broker-Dealer has been and remains in compliance with such policies and procedures, in each case except to the extent a failure to comply or remain in compliance as such would not reasonably be expected to be material to the Company Broker-Dealer.

(d) Each of the Company Broker-Dealer’s officers, employees and individuals serving as independent contractors who is required to be registered with the NFA as a principal or associated person is duly and properly registered, licensed or qualified as such, and since the NFA Registration Date, has been so registered, licensed or qualified while in the employ or under contract with the Company Broker-Dealer, and such licenses and registrations are in full force and effect, in each case except as the failure to be so registered, licensed or qualified would not reasonably be expected to be material to the Company Broker-Dealer. Neither the Company Broker-Dealer nor any of its respective directors, managers, officers, employees or associated persons is or has been ineligible to serve as an introducing broker, or as a principal or associated person of an introducing broker, under the Commodity Exchange Act.

(e) The Company Broker-Dealer currently maintains and since the date on which the applicable minimum adjusted net capital requirement first applied to it in connection with its application for or registration as an introducing broker, has maintained “adjusted net capital” (as such term is defined in Rule 1.17 under the Commodity Exchange Act) equal to or in excess of the minimum “adjusted net capital” required to be maintained by it under the Commodity Exchange Act.

(f) Except as set forth in the Company Disclosure Schedules, since the NFA Registration Date, neither the Company Broker-Dealer nor any of its directors, managers, officers, employees or associated persons has been subject to any examination, inspection, sweep, inquiry, investigation or enforcement proceeding by the CFTC, the NFA or any other Governmental Authority that resulted in any material deficiency letter, cautionary action letter, disposition letter, deficiency finding, censure, fine, penalty, disgorgement, suspension, bar, limitation on activities, or other disciplinary or remedial action. To the knowledge of the Company, no such examination, investigation or enforcement proceeding is pending or threatened.

(g) The Company Broker-Dealer, at all times since the NFA Registration Date, has timely filed its Form 7-R and all reports required to be filed pursuant to Rule 1.10 under the Commodity Exchange Act (and all required amendments thereto). Each such filing (and amendments thereto) was, as of its filing date (or amendment date, if applicable), accurate in all material respects and complied in all material respects with applicable regulatory requirements.

4.25 No TID U.S. Business. The Company Group Entities do not engage in (a) the design, fabrication, development, testing, production or manufacture of one or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (b) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA.

4.26 No Additional Representations and Warranties. Except for the express representations and warranties provided by the Company in this Article IV (as modified by the Company Disclosure Schedules), and provided by the Blocker Sellers in Article V and Article VI (in each case, as modified by the Blocker Disclosure Schedules), respectively, none of the Company, the Blockers, the Blocker Sellers or any of their respective Affiliates, or any of their respective directors, officers, employees, direct and indirect equityholders, financing sources, managers, partners, members or representatives or any other Person, has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to or with respect to the Company Group Entities, any of the Blockers, any of the Blocker Sellers, any of their respective Affiliates or any other Person, their respective businesses, operations, assets or liabilities, or the Transaction Documents or the transactions contemplated thereby to Acquiror, any of its Affiliates or any other Person. The Company, the Blocker Sellers, the Blockers and their Affiliates expressly disclaim any and all liability and responsibility for any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating or with respect to the Company Group Entities, any of the Blockers, any of the Blocker Sellers, any of their respective Affiliates or any other Person, their respective businesses, operations, assets or liabilities, or the Transaction Documents or the transactions contemplated thereby, any financial information, financial projections, forecasts, budgets or any other document, data or information made available to Acquiror or any other Person (including information in the “Project T” electronic data room hosted by Intralinks (the “Data Room”) or provided in any formal or informal management presentation), except for the representations and warranties provided by the Company in this Article IV (as modified by the Company Disclosure Schedules), and provided by the Blocker Sellers in Article V and Article VI, respectively (in each case, as modified by the Blocker Disclosure Schedules). Notwithstanding the foregoing, nothing in this Article IV shall be deemed to limit or waive any claim or remedy available to Acquiror or any of its Affiliates arising out of or based upon Fraud.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES REGARDING THE BLOCKERS

Except as set forth in the applicable Blocker Disclosure Schedules, each Blocker Seller hereby represents and warrants to the Acquiror Entities, severally and not jointly (and not jointly or jointly and severally) and solely with respect to itself and its respective Blocker, as follows:

5.1 Organization. Such Blocker (a) is a legal entity duly organized and validly existing under the Laws of its jurisdiction of organization, (b) has all requisite corporate, limited liability company or other organizational power and authority, and after the Blocker Restructuring will continue to have all requisite corporate, limited liability company or other organizational power and authority, to own, lease or operate its assets and to conduct its business, in each case, as currently conducted, and (c) was formed for the sole purpose of holding an equity interest (whether direct or indirect) in the Company.

5.2 Due Authorization. Such Blocker has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party and to perform all obligations to be performed by it hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents to which such Blocker is or will be a party, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized and no other corporate or similar organizational actions or proceedings on the part of such Blocker are necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents by such Blocker or the consummation of the transactions contemplated hereby and the other obligations hereunder and thereunder that are required to be performed by such Blocker, including any vote, consent or approval of such Blocker’s respective equityholders. This Agreement has been duly and validly executed and delivered by such Blocker and (assuming the due authorization, execution and delivery by each of the other parties to this Agreement) each of the other Transaction Documents to which such Blocker will be a party, constitutes a valid and binding obligation of such Blocker enforceable against such Blocker in accordance with its terms, subject to the Remedies Exception.

5.3 No Conflict. Subject to the receipt of the applicable consents, approvals, authorizations and other requirements set forth on Section 5.4 or on Schedule 5.3 of the Blocker Disclosure Schedules, the execution and delivery of this Agreement and the other Transaction Documents by such Blocker and the consummation of the transactions contemplated hereby or thereby do not and will not violate any provision of, or result in the breach of, or require any notice, consent or waiver under, or give any third party the right to cause, or otherwise give rise to or result in any modification, amendment, termination, cancellation, acceleration or revocation of any obligation or right of any Blocker under, or the imposition of any fees, penalties or other payment obligations under, (a) any applicable Law, (b) the certificate of incorporation, bylaws, limited liability company agreement, partnership agreement, or other organizational documents of such Blocker, or (c) any Contract to which such Blocker is a party or by which it is bound, except in the cases of clauses (a) and (c), as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of any Blocker to perform its respective obligations under this Agreement or any other Transaction Document to which such Blocker is or will be a party or consummate the transactions contemplated hereby and thereby. Complete and correct organizational documents of such Blocker have been made available to Acquiror, each amended to the date hereof. Such organizational documents are in full force and effect, and such Blocker is not in violation of its organizational documents in any material respect.

5.4 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Acquiror Entities contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of such Blocker with respect to its execution or delivery of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, except for (a) applicable requirements of the HSR Act, (b) any consents, approvals, authorizations, designations, declarations or filings, the absence of which would not be material to such Blocker, (c) any applicable requirements of the Securities Act and the securities or “blue sky” Laws of the various states or any other similar Laws of any other jurisdiction, or (d) as otherwise disclosed on Schedule 5.4 of the applicable Blocker Disclosure Schedules.

5.5 No Operations; Title.

(a) Such Blocker is a holding company and does not directly engage in any of the business activities conducted by the Company Group Entities. Such Blocker (i) does not have and has never had any liabilities or obligations, (ii) does not have and has never had any assets, (iii) does not own, operate or lease, and has never owned, operated or leased any real property or personal property, (iv) does not have and has never had any employees, and (v) does not engage in, and has never engaged in, any business activities of any type or kind, in each case, other than (A) liabilities and obligations incurred in connection with its incorporation, organization and capitalization, (B) holding the Membership Interests held by it (or, prior to the Blocker Restructuring, the equity interests of one or more Subsidiaries that directly hold Membership Interests), (C) engaging in the Blocker Restructuring and the liabilities and obligations related to the Blocker Restructuring or arising in connection with its direct or indirect ownership of the Company Group Entities, (D) activities ancillary to or contemplated by those activities or this Agreement and the other Transaction Documents, and (E) cash and cash equivalents, and liabilities and obligations for Taxes, franchise taxes, registered agent fees, accounting, tax preparation and other administrative or maintenance expenses incurred in the ordinary course of such Blocker’s existence as a holding company. Such Blocker does not sponsor, maintain, contribute to or have any liability (contingent or otherwise) in respect of any Employee Plans.

(b) After giving effect to the Blocker Restructuring and as of immediately prior to the Closing, such Blocker has good, valid and marketable title to all Membership Interests held by it as set forth on the Post-Restructuring Company Capitalization Table, in each case, free and clear of all Liens (other than Liens arising under the Securities Act and applicable state securities laws).

5.6 Capitalization. Schedule 5.6 of the Blocker Disclosure Schedules sets forth the holders of all of the issued and outstanding equity securities of such Blocker as of the date hereof and, except with respect to any Blocker for which a Post-Restructuring Blocker Capitalization Table has been delivered in accordance with Section 8.5(a) following completion of the Blocker Restructuring with respect to such Blocker, as of immediately prior to the Closing, and such equity securities (i) are free and clear of all Liens, other than Liens arising under the Securities Act or applicable state securities Laws and (ii) have been duly authorized and are validly issued, fully paid and nonassessable (to the extent such concepts are applicable to a limited liability company). As of the date of completion of the Blocker Restructuring, the Post-Restructuring Blocker Capitalization Table sets forth the number of issued and outstanding equity securities of such Blocker and the holders thereof, in each case after giving effect to the Blocker Restructuring. Except as contemplated by the Blocker Restructuring and except as set forth on Schedule 5.6 of the Blocker Disclosure Schedules, there are (a) no subscription rights, purchase rights, calls, options, warrants, rights or other similar Contracts or arrangements to purchase or otherwise acquire, or that could require such Blocker to issue, sell or otherwise cause to become outstanding any shares of capital stock or other equity securities or obligations or other instruments of any kind convertible into or exchangeable or exercisable for equity interests of such Blocker, (b) no equity equivalents, equity appreciation rights, phantom equity ownership interests or similar rights in such Blocker, (c) no outstanding contractual obligations of such Blocker to repurchase, redeem or otherwise acquire any securities or equity interests of such Blocker, (d) no outstanding bonds, debentures, notes or other indebtedness of such Blocker having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Blocker’s equityholders may vote, (e) no statutory or contractual preemptive rights, co-sale rights, rights of first refusal or similar rights or restrictions with respect to any equity securities of such Blocker, other than restrictions set forth in the organizational documents of such Blocker in effect as of the date hereof, and (f) no agreements by or among any Holders or among any other Persons, in each case, with respect to the voting or transfer of any equity securities of such Blocker, other than as set forth in the organizational documents of such Blocker or the Company. Except for this Agreement, any agreements entered into in connection with the Blocker Restructuring, the organizational documents of such Blocker and as set forth on Schedule 5.6 of the Blocker Disclosure Schedules, such Blocker is not a party to any equityholders agreement, voting agreement, registration rights agreement or other Contract relating to any equity interests of such Blocker.

5.7 Blocker Taxes. Except as set forth on Schedule 5.7 of the applicable Blocker Disclosure Schedules:

(a) All income and other material Tax Returns that are required to be filed by or with respect to such Blocker have been timely filed, and all such Tax Returns are true, complete, and accurate in all material respects.

(b) All income and other material Taxes owed by such Blocker, or for which such Blocker may be liable which are or have become due, have been paid in full.

(c) Such Blocker has withheld all income and other material Taxes required to be withheld from amounts owing to, or collected from, any employee, creditor, or other third party.

(d) There are no Liens on any of the assets of such Blocker that arose in connection with any failure (or alleged failure) to pay any material Tax.

(e) No deficiencies for material Taxes have been claimed, proposed or assessed by any Taxing Authority in writing against such Blocker except for deficiencies which have been fully satisfied, settled or withdrawn.

(f) There is no ongoing audit, examination, investigation or other proceeding with respect to Taxes of such Blocker, nor has any been threatened in writing.

(g) No written claim which has not been fully satisfied, settled or withdrawn has been made by a Taxing Authority in a jurisdiction where such Blocker does not file a Tax Return that such entity is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return.

(h) Such Blocker has not waived or extended any statute of limitations with respect to material Taxes, which waiver or extension remains in effect.

(i) Such Blocker has not constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355(a) of the Code in the two (2) years prior to the date of this Agreement.

(j) Such Blocker is not a party to any material Tax allocation, sharing or indemnity agreement (other than any agreement the primary purpose of which is not related to Taxes).

(k) Such Blocker has no liability for the material Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax law), or as a transferee or successor, or by contract (other than any agreement the primary purpose of which is not related to Taxes).

(l) Such Blocker will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of (i) any change in method of accounting pursuant to Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) requested or filed prior to the Closing, (ii) the use of an incorrect method of accounting prior to the Closing, (iii) any installment sale or open transaction disposition made prior to the Closing, (iv) an intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) entered into or created on or prior to the Closing, (v) any prepaid amount received or deferred revenue accrued prior to the Closing, or (vi) any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) entered into on or prior to the Closing.

(m) Such Blocker has not entered into any “listed transaction” within the meaning of Treasury Regulation Sections 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(n) There is no material property or obligation of such Blocker, including uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property Laws.

(o) Such Blocker is, and has been at all times since its formation, classified as a corporation for U.S. federal income Tax purposes.

(p) Such Blocker has no permanent establishment (within the meaning of an applicable Tax treaty) or other office or fixed place of business in a country other than the country in which it is organized.

(q) No Tax ruling, request for ruling, application for change in accounting methods or closing agreement has been entered into with, issued by, or filed with any Taxing Authority with respect to such Blocker.

(r) Such Blocker is registered for sales, use, value-added, goods and services and similar Tax purposes in each jurisdiction where it is required to be so registered under applicable Law and has complied with all applicable Laws related to such Taxes, including any obligation to collect and remit any Taxes in respect of services provided by it.

(s) Such Blocker has complied with all applicable transfer pricing Laws, including as to the preparation and maintenance of contemporaneous documentation.

(t) Such Blocker was formed for the sole purpose of acquiring and owning equity interests in the Company and at all times since its formation and through the Closing Date held no material assets other than direct or indirect equity interests in the Company and cash and cash equivalents.

(u) The unpaid Taxes of such Blocker do not materially exceed the Taxes of such Blocker that are required to be taken into account as a reduction in the calculation of the Final Purchase Price. Since the Balance Sheet Date, no Blocker has incurred any liability for Taxes outside the ordinary course of business.

5.8 Litigation. There are no Actions pending or, to the knowledge of such Blocker, threatened against such Blocker or any of its assets, at law or in equity, or before or by any Governmental Authority, including any Actions that seek to challenge, restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby and by the Transaction Documents. There are no outstanding Governmental Orders against such Blocker or any of its assets, including any Governmental Orders that seek to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby and by the Transaction Documents.

5.9 Brokers’ Fees. Except as set forth on Schedule 5.9 of the applicable Blocker Disclosure Schedules, such Blocker has not entered into any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of Acquiror or any of its Affiliates to pay any fees or commissions to any investment bank, broker or similar finder as a result of the consummation of the transactions contemplated hereby.

5.10 No Additional Representations and Warranties. Except for the express representations and warranties provided by such Blocker in this Article V (as modified by the Blocker Disclosure Schedules), and provided by the Company in Article IV (as modified by the Company Disclosure Schedules) and such Blocker Seller in Article VI (as modified by the Blocker Disclosure Schedules), respectively, none of the Company, such Blocker Seller, such Blocker or any of their respective Affiliates, nor any of their respective directors, officers, employees, direct and indirect equityholders, financing sources, managers, partners, members or representatives or any other Person, has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to or with respect to the Company Group Entities, any of the Blockers, any of the Blocker Sellers, any of their respective Affiliates or any other Person, their respective businesses, operations, assets or liabilities, or the Transaction Documents or the transactions contemplated thereby to Acquiror, any of its Affiliates, or any other Person. The Company, the Blockers, the Blocker Sellers and their respective Affiliates expressly disclaim any and all liability and responsibility for any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating or with respect to the Company Group Entities, any of the Blockers, any of the Blocker Sellers, any of their respective Affiliates or any other Person, their respective businesses, operations, assets or liabilities, or the Transaction Documents or the transactions contemplated thereby, to any financial information, financial projections, forecasts, budgets or any other document, data or information made available to Acquiror or any other Person (including information in the Data Room or provided in any formal or informal management presentation), except for the representations and warranties provided by such Blocker in this Article V (as modified by the Blocker Disclosure Schedules), and provided by the Company in Article IV (as modified by the Company Disclosure Schedules) and such Blocker Seller in Article VI (as modified by the Blocker Disclosure Schedules), respectively. Notwithstanding the foregoing, nothing in this Article V shall be deemed to limit or waive any claim or remedy available to Acquiror or any of its Affiliates arising out of or based upon Fraud.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF THE BLOCKER SELLERS

Except as set forth in the Blocker Disclosure Schedules, each Blocker Seller hereby represents and warrants to the Acquiror Entities, severally and not jointly (and not jointly or jointly and severally) and solely with respect to itself, as follows:

6.1 Organization.

(a) Such Blocker Seller (x) is duly organized, formed or registered and validly existing under the Laws of the jurisdiction of its organization, and (y) has requisite corporate, limited liability company or other organizational power and authority to own, lease and operate its assets and to conduct its business, in each case, as currently conducted.

(b) Such Blocker Seller is duly licensed or qualified and in good standing as a foreign entity in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where failure to be so licensed or qualified or in good standing would not reasonably be expected to prevent, materially delay or materially impair the ability of such Blocker Seller to enter into this Agreement and the other Transaction Documents to which such Blocker Seller is or will be a party, to perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby.

6.2 Title. Such Blocker Seller owns and has good, valid and marketable title to all of the equity interests of the applicable Blocker (including percentages) as set forth on Schedule 6.2 of the Blocker Disclosure Schedules and, in the case of any Blocker with respect to which a Post- Restructuring Blocker Capitalization Table is delivered in accordance with Section 8.5(a) following completion of the Blocker Restructuring with respect to such Blocker, immediately after giving effect to such Blocker Restructuring and as of immediately prior to the Closing, such Blocker Seller owns and has good, valid and marketable title to all of the equity interests of such Blocker (including percentages) as set forth on such Post-Restructuring Blocker Capitalization Table, in each case free and clear of all Liens other than Liens arising under the Securities Act or applicable state securities Laws and transfer restrictions set forth in the organizational documents of such Blocker that have been provided to Acquiror prior to the date hereof.

6.3 Due Authorization. Such Blocker Seller has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which such Blocker Seller is or will be a party and to perform all obligations to be performed by it hereunder and thereunder (including the Blocker Restructuring and the sale of the equity securities in connection herewith), and no other corporate or similar organizational actions or proceedings on the part of such Blocker Seller are necessary to authorize the execution, delivery and performance of this Agreement and such Transaction Documents by such Blocker Seller or the consummation of the transactions contemplated hereby and the other obligations hereunder and thereunder that are required to be performed by such Blocker Seller, including any consent or approval of such Blocker Seller’s respective equityholders. The execution, delivery and performance of this Agreement and the other Transaction Documents to which such Blocker Seller is or will be a party, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized. This Agreement has been duly and validly executed and delivered by such Blocker Seller and (assuming the due authorization, execution and delivery by each of the other parties to this Agreement) each of the Transaction Documents to which such Blocker Seller will be a party, constitutes a valid and binding obligation of such Blocker Seller enforceable against such Blocker Seller in accordance with its terms, subject to the Remedies Exception.

6.4 No Conflict. Subject to the receipt of the applicable consents, approvals, authorizations and other requirements set forth on Section 5.4 or on Schedule 6.4 of the Blocker Disclosure Schedules, the execution and delivery of this Agreement and the other Transaction Documents to which such Blocker Seller is or will be a party by such Blocker Seller and the consummation of the transactions contemplated hereby or thereby do not and will not, violate any provision of, or result in the breach of, any applicable Law, the certificate of incorporation and bylaws, limited liability company agreement, partnership agreement or other organizational documents of such Blocker Seller or any material Contract of such Blocker Seller, or terminate or result in the termination of any such Contract, or result in the creation of any Lien upon any of the properties or assets of such Blocker Seller, or constitute an event which, with or without notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien or result in a violation or revocation of any required license, permit or approval from any Governmental Authority or other Person, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of such Blocker Seller to enter into this Agreement and the other Transaction Documents to which such Blocker Seller is or will be a party, to perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby.

6.5 Litigation and Proceedings. As of the date hereof, there are no pending, or, to the knowledge of such Blocker Seller, threatened Actions against such Blocker Seller, which, if determined adversely, would reasonably be expected to prevent, materially delay or materially impair the ability of such Blocker Seller to enter into this Agreement and the other Transaction Documents to which such Blocker Seller is or will be a party, to perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. Such Blocker Seller is not subject to any Governmental Order or any settlement agreement containing outstanding or unsatisfied obligations or requirements that would reasonably be expected to prevent, materially delay or materially impair the ability of such Blocker Seller to enter into this Agreement and the other Transaction Documents to which such Blocker Seller is or will be a party, to perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby.

6.6 Brokers’ Fees. Except as set forth on Schedule 6.6 of the Blocker Disclosure Schedules, such Blocker Seller has not entered into any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of Acquiror or any of its Affiliates to pay any fees or commissions to any investment bank, broker or similar finder as a result of the consummation of the transactions contemplated hereby.

6.7 No Additional Representations and Warranties. Except for the express representations and warranties provided by such Blocker Seller in this Article VI (as modified by the Blocker Disclosure Schedules), and provided by the Company in Article IV (as modified by the Company Disclosure Schedules) and the Blocker Sellers in Article V (as modified by the Blocker Disclosure Schedules), respectively, none of the Company, such Blocker Seller, the applicable Blocker or any of their respective Affiliates, nor any of their respective directors, officers, employees, direct or indirect equityholders, financing sources, managers, partners, members or representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to or with respect to the Company Group Entities, any of the Blockers, any of the Blocker Sellers, any of their respective Affiliates or any other Person, their respective businesses, operations, assets or liabilities, or the Transaction Documents or the transactions contemplated thereby to Acquiror, any of its Affiliates or any other Person. The Company, such Blocker Seller and the applicable Blocker expressly disclaim any and all liability and responsibility for any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating or with respect to the Company, any of the Blockers, any of the Blocker Sellers, any of their respective Affiliates or any other Person, their respective businesses, operations, assets or liabilities, or the Transaction Documents or the transactions contemplated thereby, to any financial information, financial projections, forecasts, budgets or any other document, data or information made available to Acquiror or any other Person (including information in the Data Room or provided in any formal or informal management presentation), except for the representations and warranties provided by such Blocker Seller in this Article VI (as modified by the Blocker Disclosure Schedules), and provided by the Company in Article IV (as modified by the Company Disclosure Schedules) and the Blocker Sellers in Article V (as modified by the Blocker Disclosure Schedules), respectively. Notwithstanding the foregoing, nothing in this Article VI shall be deemed to limit or waive any claim or remedy available to Acquiror or any of its Affiliates arising out of or based upon Fraud.

ARTICLE VII.

REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR ENTITIES

Each Acquiror Entity hereby represents and warrants, severally and not jointly (and not jointly or jointly and severally) and solely with respect to itself, to the Blocker Sellers, the Blockers and the Company as follows:

7.1 Organization. Each of the Acquiror Entities (a) is a legal entity duly organized and validly existing and in good standing under the Laws of the State of Delaware and (b) has the requisite corporate, limited liability company or other organizational power and authority to own, lease and operate its assets and to conduct its business, in each case, as currently conducted. Each of the Acquiror Entities is duly licensed or qualified and in good standing in each jurisdiction in which such qualification is required by applicable law, except where failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any of the Acquiror Entities to enter into this Agreement or any other Transaction Document to which it is or will be a party, or perform its obligations hereunder or thereunder or consummate the transactions contemplated hereby and thereby (an “Acquiror Material Adverse Effect”).

7.2 Due Authorization. Each of the Acquiror Entities has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which they are or will be a party, and to perform all obligations to be performed by it hereunder and thereunder, and no other corporate or similar organizational actions or proceedings on the part of such Acquiror Entities are necessary to authorize the execution, delivery and performance of this Agreement or such Transaction Documents by the Acquiror Entities or the consummation of the transactions contemplated hereby and thereby and the other obligations hereunder and thereunder that are required to be performed by the Acquiror Entities. The execution, delivery and performance of this Agreement and other Transaction Documents to which the Acquiror Entities are or will be a party, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by the appropriate governing body of the Acquiror Entities, and no other proceeding on the part of any of the Acquiror Entities is necessary to authorize this Agreement (other than the adoption of this Agreement by Acquiror in its capacity as the sole member of Merger Sub which adoption will occur immediately following execution of this Agreement by Merger Sub). This Agreement has been duly and validly executed and delivered by each of the Acquiror Entities, and (assuming the due authorization, execution and delivery by each of the other parties hereto) each of the Transaction Documents to which the Acquiror Entities will be a party, constitutes a valid and binding obligation of each of the Acquiror Entities, enforceable against the Acquiror Entities in accordance with its terms, subject to the Remedies Exception.

7.3 No Conflict. The execution and delivery by the Acquiror Entities of this Agreement and the other Transaction Documents to which they are (or, at the Closing, will be) parties and the consummation of the transactions contemplated hereby and thereby do not and will not violate any provision of, or result in the breach of any applicable Law, the certificate of incorporation, bylaws, limited liability company agreement or other organizational documents of any Acquiror Entity or any Subsidiary of the Acquiror Entities, or any Contract to which any Acquiror Entity or any Subsidiary of the Acquiror Entities is a party or by which any Acquiror Entity or any Subsidiary of the Acquiror Entities may be bound, or terminate or result in the termination of any such Contract, or result in the creation of any Lien upon any of the properties or assets of any Acquiror Entity or any Subsidiary of the Acquiror Entities or constitute an event which, with or without notice or lapse of time or both, would reasonably be expected to result in any such violation, breach, termination or creation of a Lien, except in each case as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

7.4 Litigation and Proceedings. As of the date hereof, there are no pending, or, to the knowledge of the Acquiror Entities, threatened Actions against either of the Acquiror Entities, which, if determined adversely, would reasonably be expected to have an Acquiror Material Adverse Effect. Neither of the Acquiror Entities is subject to any Governmental Order or any settlement agreement containing outstanding or unsatisfied obligations or requirements that would, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

7.5 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company and the Blocker Sellers contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of any of the Acquiror Entities with respect to any of the Acquiror Entities’ execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act, (b) any consents, approvals, authorizations, designations, declarations or filings, the absence of which would not have an Acquiror Material Adverse Effect and (c) compliance with any applicable securities laws.

7.6 Financial Ability. As of the date hereof and as of the Closing Date, Acquiror has sufficient cash to pay and satisfy in cash the Preliminary Purchase Price and all other obligations of the Acquiror Entities hereunder, including for all other actions necessary for the Acquiror Entities to consummate the transactions contemplated by the Transaction Documents to which the Acquiror Entities are or will at the Closing be a party and perform their respective obligations under each of the Transaction Documents. Each Acquiror Entity acknowledges that receipt or availability of funds or financing by the Acquiror Entities or any of its Affiliates shall not be a condition to Acquiror’s or Merger Sub’s obligations hereunder.

7.7 Brokers’ Fees. No broker, investment banker, similar finder or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the consummation of the transactions contemplated by this Agreement based upon arrangements made by such Acquiror Entity or any of its Affiliates.

7.8 Solvency; Surviving Company After the Company Merger. Neither of the Acquiror Entities is entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects, and after giving effect to the transactions contemplated herein, at the Effective Time, each of Acquiror, the Blockers and the Surviving Company (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due), (b) will have adequate capital and liquidity with which to engage in its business and (c) will not have incurred debts beyond its ability to pay as they mature or become due.

7.9 Anti-Money Laundering Compliance and Sanctions.

(a) No part of the funds used by any Acquiror Entity to pay the Preliminary Purchase Price has been or will be directly or indirectly derived from, or related to, any activity that contravenes any applicable Laws, including Anti-Terrorism Laws. No other payment by such Acquiror Entity to the Blocker Sellers, the Non-Blocker Holders and the holders of the Phantom Units hereunder shall cause the Blocker Sellers, the Non-Blocker Holders and the holders of the Phantom Units to be in violation of any applicable Laws that relate to the prohibition of money laundering and/or the financing of terrorism or other crimes.

(b) Neither any Acquiror Entity nor any of its Subsidiaries (i) has engaged in any activity or conduct which violates Sanctions, (ii) is, or is owned or controlled by, a Sanctioned Person, or (iii) is engaging in or has engaged in any dealing or transaction, or is a party to any Contract, involving any Sanctioned Person or Sanctioned Country in violation of Sanctions. Acquiror has instituted and maintain policies and procedures designed to prevent violations of Sanctions.

7.10 No Outside Reliance. Notwithstanding anything contained in this Agreement to the contrary, each Acquiror Entity (on its own behalf and on behalf of its Affiliates) acknowledges and agrees that none of the Company, the Blocker Sellers, the Blockers or any other Seller Party or any other Person (including any of the former, current or future general or limited partners, equity holders, managers, members, directors, officers, employees, agents and representatives of the Company or the Blockers) is making any representations or warranties whatsoever, oral or written, express or implied, at Law or in equity, beyond those expressly given in Article IV, Article V and Article VI (as modified by the Company Disclosure Schedules and Blocker Disclosure Schedules), and each Acquiror Entity (on its own behalf and on behalf of its Affiliates) acknowledges and agrees that it is not relying and has not relied on any representations or warranties other than those representations or warranties set forth in Article IV, Article V and Article VI (as modified by the Company Disclosure Schedules and the Blocker Disclosure Schedules). Each Acquiror Entity (on its own behalf and on behalf of its Affiliates) hereby expressly disclaims its reliance upon any representations or warranties beyond those expressly given in Article IV, Article V and Article VI (including the Company Disclosure Schedules and the Blocker Disclosure Schedules). Each Acquiror Entity (on its own behalf and on behalf of its Affiliates) acknowledges and agrees that, except for the representations and warranties contained in Article IV, Article V and Article VI (as modified by the Company Disclosure Schedules and the Blocker Disclosure Schedules), the assets and the business of the Company, its Subsidiaries and the Blockers are being transferred on a “where is” and, as to condition, “as is” basis. Each Acquiror Entity (on its own behalf and on behalf of its Affiliates) further acknowledges and agrees that, except for the representations and warranties contained in Article IV, Article V and Article VI (as modified by the Company Disclosure Schedules and the Blocker Disclosure Schedules), none of the Company, any of its Subsidiaries, the Blocker Sellers, the Blockers, any of their respective Affiliates or any other Person will have or be subject to any liability to the Acquiror Entities, their respective Affiliates or any other Person resulting from the distribution to the

Acquiror Entities, their respective Affiliates or their respective representatives, or the use by any of the foregoing of, any such information, including any confidential memoranda distributed on behalf of the Company, the Blocker Sellers or the Blockers relating to the Company, any of its Subsidiaries, the Blocker Sellers or the Blockers, or other publications or Data Room information provided to the Acquiror Entities, their respective Affiliates or of their respective representatives, or any other document or information in any form provided to the Acquiror Entities, their respective Affiliates or their respective representatives in connection with the Sale Transaction and the other transactions contemplated hereunder. Each Acquiror Entity acknowledges that it is an informed and sophisticated Person, and has engaged advisors experienced in the evaluation and purchase of companies such as the Company, its Subsidiaries and the Blockers as contemplated hereunder. Notwithstanding the foregoing, nothing in this Article VII shall be deemed to limit or waive any claim or remedy available to Acquiror or any of its Affiliates arising out of or based upon Fraud.

7.11 Investment Intent. Each Acquiror Entity acknowledges that neither the offer nor the sale of the Membership Interests has been registered under the U.S. Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), or under any state or foreign securities laws. Such Acquiror Entity, as applicable, is acquiring the equity interests in the Blockers and the Membership Interests for its own account and not with a view to or for sale in connection with any distribution (within the meaning of the Securities Act) thereof in violation of applicable securities Laws. Each Acquiror Entity (a) has the knowledge and experience in financial and business matters (alone or together with its advisors) to evaluate the risks and uncertainties inherent in an investment in the Membership Interests and the Blockers, (b) has been given access to certain information regarding the Acquired Companies necessary to evaluate the merits and risks of investing in the Blockers and the Membership Interests, (c) has had the opportunity to ask questions of and receive answers from the Company and Blocker Sellers concerning the Blockers, the Acquired Companies and the terms of the Membership Interests, (d) has independently, and without reliance on any representation by the Company, the Blocker Sellers or any of their respective Affiliates, agents, employees, advisors, representatives or any other Person (other than the express representations and warranties contained in Article IV, Article V and Article VI (as modified by the Company Disclosure Schedules and the Blocker Disclosure Schedules)), made its own analysis with respect to the risks and merits of the Membership Interests, the financial condition, affairs and prospects of the Acquired Companies and the value of the Membership Interests, and the Blockers, and (e) is capable of bearing the economic risk of holding the Membership Interests and the equity interests in the Blockers for an indefinite period of time.

ARTICLE VIII.

COVENANTS OF THE COMPANY AND SELLERS

8.1 Conduct of Business.

(a) From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), except as contemplated by this Agreement, as required by applicable Law, as set forth on Schedule 8.1 of the Company Disclosure Schedules, or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (i) the Company shall, and shall cause its Subsidiaries to, and (ii) the Blockers shall, and the Blocker Sellers shall cause the Blockers to, in each case, (x) operate their respective businesses in the ordinary course of business in all material respects and in accordance with applicable Laws and (y) use commercially reasonable efforts to preserve in all material respects the present business operations, assets (including Technology and intellectual property assets), organization and goodwill of the Company Group Entities and the relationships with officers and key employees, clients, customers, suppliers and other material business relations of the Company Group Entities in a manner consistent with past practice.

(b) Except as expressly contemplated by this Agreement (including actions required to complete the Blocker Restructuring in accordance with Section 8.5(a)), as required by applicable Law, as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), or as set forth on Schedule 8.1 of the Company Disclosure Schedules, the Company shall not, and shall cause its Subsidiaries not to, and each Blocker Seller shall not, and shall cause its respective Blocker not to, during the Interim Period:

(i) change or amend the limited liability company agreement, certificate of formation, articles of association, bylaws or other organizational documents of any Company Group Entity (including the Company LLC Agreement) or Blocker, as applicable;

(ii) (A) issue any equity securities or other securities, or grant any phantom equity awards or options, warrants, calls or other rights to purchase or acquire any equity securities of any Company Group Entity or Blocker, or split, combine, reclassify, cancel, redeem or repurchase any equity securities or other securities of any Company Group Entity or Blocker or (B) make or declare any non-cash dividend or non-cash distribution, other than (w) the issuance by the Company of Membership Interests to a holder of Class D Preferred Shares or Class D-2 Preferred Shares that elects, pursuant to the Company LLC Agreement, to receive a “PIK” issuance of Membership Interests in lieu of a cash distribution pursuant to the Company LLC Agreement or any corresponding issuance of Membership Interests to holders of other classes of Preferred Shares pursuant to antidilution rights under the Company LLC Agreement in connection with any such “PIK” issuance, (x) the repurchase of Membership Interests from, or forfeiture of Membership Interests held by, employees or other service providers of the Company or any of its Subsidiaries in accordance with their terms, (y) the conversion of any Membership Interests at the election of any Non-Blocker Holder pursuant to the terms of the Company LLC Agreement, or (z) any vesting or acceleration of any Membership Interests held by employees or other service providers of the Company or any of its Subsidiaries in accordance with their terms (excluding, for clarity, discretionary vesting or acceleration), in each case, in accordance with the Company LLC Agreement;

(iii) with respect to the Company and its Subsidiaries, (A) materially modify or amend, or waive any material right under, or terminate (excluding (x) any negotiation of, entry into or modification of any commercially reasonable pricing, discount or other commercial arrangements with any customers of the Company or its Subsidiaries, in the ordinary course of business (provided that the economic impact to the Company and its Subsidiaries of any such negotiation, modification, pricing, discount or other commercial arrangement is consistent in all material respects with the economic impact resulting from such activities of the Company and its Subsidiaries in the ordinary course) or (y) any expiration or renewals in accordance with its terms or in the ordinary course of business) any Contract required to be listed on Schedule 4.10(a) of the Company Disclosure Schedules to which it is a party, or (B) enter into any Contract that, if in effect on the date hereof, would be required to be listed on Schedule 4.10(a) of the Company Disclosure Schedules (other than (x) any negotiation of, entry into or modification of any commercially reasonable pricing, discount or other commercial arrangements with any customers of the Company or its Subsidiaries, in the ordinary course of business (provided that the economic impact to the Company and its Subsidiaries of any such negotiation, modification, pricing, discount or other commercial arrangement is consistent in all material respects with the economic impact resulting from such activities of the Company and its Subsidiaries in the ordinary course) or (y) any such Contracts that would be required to be listed pursuant to clauses (iii), (xvi) or (xxii) of Section 4.10(a) (but not any other clause of Section 4.10(a) that are entered into in the ordinary course of business; provided, that in the case of clause (xvi) of Section 4.10(a), the Company and its Subsidiaries do not enter into Contracts containing restrictions on the use of artificial intelligence in the ordinary course of business));

(iv) except as required by (x) the terms of a Company Benefit Plan, or (y) applicable Law: (A) grant any severance or termination pay to (or amend any such existing arrangement with) any Service Provider, other than severance or termination payments made to Service Providers with an annual base salary of $350,000 or less in the ordinary course of business, (B) establish, adopt, terminate, or materially amend any material Company Benefit Plan (excluding offer letters for “at will” employment that provide for no severance or change in control benefits), (C) increase annual base salary or employee benefits payable or provided to any Service Provider, other than increases in the ordinary course of business for employees with an annual base salary equal to $350,000 or less, (D) agree to pay, conditionally or otherwise, any transaction bonus, retention bonus, change in control bonus or similar payment, or (E) hire or terminate (except for cause or poor performance) the employment of any employee of any Company Group Entity with an annual base salary of $350,000 or more;

(v) effectuate or announce any mass layoffs or plant closings within the meaning of the Worker Adjustment and Retraining Notification Act of 1998, as amended (or any other comparable Law);

(vi) enter into negotiations for, or enter into or ratify, any collective bargaining agreement or similar Contract with any labor union or similar employee representative;

(vii) solely with respect to the Acquired Companies, acquire by merger or consolidation with, or merge or consolidate with, or purchase all or substantially all of the assets or equity securities of, any Person, including any corporation, partnership, association, joint venture or other business organization or division thereof;

(viii) solely with respect to the Acquired Companies, enter into any new commitments to make any capital expenditures in excess of $250,000 individually or $500,000 in the aggregate;

(ix) enter into any Contract that (A) limits, in any material respect, the ability of any of the Company Group Entities (or any Affiliate thereof) to engage or compete in any line of business or with any Person or in any geographic area or during any period of time, (B) restricts the right of any of the Company Group Entities (or any Affiliate thereof) to sell to, purchase from, or otherwise have business dealings with any Person or otherwise grants exclusivity to any Person, (C) grants the other party or any third party pricing, discounts or benefits that are required to change based on the pricing, discounts or benefits offered to other customers or by other suppliers to such customer, including “most favored nation” and similar provisions, (D) limits the ability of any Company Group Entities (or any Affiliate thereof) to solicit or hire any individual or class of individuals for employment, and that is material to the Company Group Entities, taken as a whole, or (E) has minimum investment requirements in excess of $250,000, take or pay terms or provisions similar to any of the foregoing;

(x) waive or release any non-competition, non-solicitation, non-disclosure, non-interference, non-disparagement or other restrictive covenant obligation of any current or former Service Provider;

(xi) enter into any material new line of business or terminate any existing material line of business;

(xii) enter into any new customer or counterparty relationships with a customer or counterparty located in a nation in which the Company Broker-Dealer does not, as of the date of this Agreement, have a pre-existing, active relationship with a customer or counterparty, unless the Company Broker-Dealer (A) is licensed, registered, or authorized (as the case may be) by such nation’s Governmental Authority constituting its securities authority to conduct a securities brokerage business or (B) based on the advice of outside counsel, is not otherwise required under the applicable Laws of such nation to be licensed, registered, or authorized in connection with the establishment or maintenance of such relationship;

(xiii) apply for or obtain any Permits in any jurisdiction that would require the consent of, or any notice to or filing with, any Governmental Authority in connection with the transactions contemplated by this Agreement (other than the FINRA Filing and the FINMA Notice);

(xiv) except for commercial arrangements with customers and vendors in the ordinary course of business, sell, transfer, lease, sublease, pledge, dispose of or encumber any material tangible assets or properties, other than the disposition of obsolete or worn-out assets in the ordinary course of business; provided, that in the case of any Contracts described in this clause (xiv), the aggregate amount of additional costs and expenses incurred by the Acquired Companies under any such Contracts that cannot be terminated without payment or penalty on less than 90 days’ notice shall not exceed $1,000,000 in the aggregate;

(xv) solely with respect to the Company Group Entities and the Blockers, settle any pending or threatened Action, other than settlements that (A) do not involve payment of amounts in excess of $500,000 individually and $1,500,000 in the aggregate (in each case, net of insurance recoveries), and (B) do not impose any material restrictions or obligations on the Company Group Entities;

(xvi) solely with respect to the Company Group Entities and the Blockers, incur or guarantee any indebtedness for borrowed money, other than (I) any indebtedness between the Company, on the one hand, and any of the wholly-owned Subsidiaries of the Company, on the other hand, or (II) any indebtedness that will be included in Funded Debt and will be repaid in connection with (and no later than) the Closing;

(xvii) adopt or enter into a plan of complete or partial liquidation, dissolution or other reorganization of the Company Group Entities or the Blockers;

(xviii) solely with respect to the Company Group Entities and the Blockers, make any loans or advances to any Person (other than any such loans or advances solely by and among the Company and any wholly-owned Subsidiary of the Company), except for (A) advances of expenses to employees or officers of the Company Group Entities in the ordinary course of business, (B) deferred payment terms given to clients of the Company Group Entities in the ordinary course of business and (C) tax distributions to the extent required to be made pursuant to the Company LLC Agreement;

(xix) make any change in financial accounting methods, principles or practices (A) materially affecting the reported consolidated assets, liabilities or results of operations of the Company Group Entities, taken as a whole, except as required by GAAP or applicable Law or (B) that would materially affect the calculation or determination of any of the components of the Preliminary Purchase Price or the Final Purchase Price;

(xx) abandon, allow to lapse, sell, divest, transfer, or assign any Company Owned Intellectual Property;

(xxi) grant to any Person any license, or enter into any covenant not to sue, with respect to any Company Owned Intellectual Property (other than the granting of non-exclusive licenses pursuant to Standard Form IP Contracts in the ordinary course of business consistent with past practice);

(xxii) disclose or allow to be disclosed (A) any trade secret included in the Company Owned Intellectual Property to any Person, other than to Persons that are subject to valid and binding obligations of confidentiality covering such trade secret that restrict the use and further disclosure thereof or (B) any Company Source Code to any Person (including through deposit in escrow), other than the Company Group Entities’ current employees and service providers who have entered into Contracts in the form of an applicable Standard Form IP Contract restricting their use of such Company Source Code to the provision of services to the Company;

(xxiii) solely with respect to any of the Acquired Companies and other than in connection with a Specified VDA in accordance with Section 10.2(h), make (outside of the ordinary course of business), change or revoke any material Tax election, change any Tax accounting period or Tax accounting method, enter into any agreement with, or request any ruling or determination from, a Governmental Authority with respect to Taxes, amend any material Tax Return, surrender any right to claim a material Tax refund, or settle or compromise any audit, examination or other Tax proceeding with respect to income Taxes or a material amount of Taxes;

(xxiv) utilize any cash on hand to pay (or make distributions to any Blocker to pay) any liabilities of any Blocker (other than tax distributions to the extent required to be made pursuant to the Company LLC Agreement);

(xxv) waive, release, amend or relinquish any material claim or right of any of the Company Group Entities or cancel or compromise any debts owed to any Company Group Entity;

(xxvi) fail to maintain any material insurance policies of any of the Company Group Entities;

(xxvii) cancel, surrender or fail to renew any Material Permit, or allow any Material Permit held by any of the Company Group Entities as of the date hereof to expire (except in the ordinary course of business); or

(xxviii) enter into any agreement to do any action prohibited under this Section 8.1.

Notwithstanding anything in this Agreement, prior to the Closing, the Acquiror Entities shall not directly or indirectly interfere with or control, or attempt to interfere with or control, the Company Group Entities’ or the Blockers’ conduct of business in the ordinary course. Prior to the Closing, each of the Company and the Blocker Sellers shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses. Notwithstanding any of the foregoing or anything else contained in this Agreement to the contrary, nothing herein will prevent any of the Company Group Entities from (x) repaying indebtedness (including Funded Debt) prior to the Calculation Time, or (y) declaring, setting aside or paying any cash dividends on, or making any other cash distributions (including tax distributions) in respect of, any outstanding equity interests of any of the Company Group Entities; provided, that (1) all such payments, distributions or dividends are paid in full prior to the Calculation Time and the effect thereof is expressly and accurately reflected in the Estimated Closing Statement and (2) after giving effect to any such payment, distribution or dividend the remaining net regulatory capital of the Company Broker-Dealer is at least three times (3x) the minimum amount of Regulatory Capital required to be maintained by the Company Broker-Dealer at such time and through the Closing.

Notwithstanding anything to the contrary in this Section 8.1, the obligations of each Blocker Seller under this Section 8.1 shall apply solely with respect to its respective Blocker and Blocker Equity (and the Membership Interests held by such Blocker), and nothing in this Section 8.1 shall restrict or otherwise limit any Blocker Seller or any of its Affiliates (other than its respective Blocker) in the conduct of its or their respective businesses, operations, investments or other activities unrelated to such Blocker, such Blocker Equity or the Company Group Entities.

(c) For the avoidance of doubt, a breach of the covenant set forth in Section 8.1(a) shall not, in and of itself, constitute a breach of any of the covenants set forth in Section 8.1(b), and any alleged breach of any covenant set forth in Section 8.1(b) shall be determined independently of, and without reference to, whether such action constituted a breach of the covenant in Section 8.1(a).

(d) During the Interim Period, except as consented to by Acquiror in writing or required by applicable Law, the Company shall cause the Company Broker-Dealer to (i) maintain all SEC, FINRA, MSRB, CFTC, NFA and state registrations; (ii) maintain net capital at or above required minimums under applicable Law and at levels consistent with past practices of the Company Broker-Dealer; (iii) not withdraw from, relinquish or materially reduce the lines of business that it is authorized to engage in with, any Self-Regulatory Organization; and (iv) promptly notify Acquiror of any regulatory examination, investigation, enforcement action, net capital deficiency or statutory-disqualification event related to the Company Broker-Dealer.

8.2 Inspection.

(a) Subject to contractual confidentiality obligations and similar restrictions that are applicable to information furnished to the Company, any of its Subsidiaries or the Blocker Sellers by third parties in the Company Group Entities’ or Blockers’ possession from time to time, and except for (x) any information that is subject to attorney-client privilege or other privilege from disclosure, or (y) any other information that is deemed commercially or competitively sensitive by the Company Group Entities and/or the Blocker Sellers in their reasonable discretion upon advice of counsel or the disclosure of which would reasonably be expected to subject the Company Group Entities or the Blocker Sellers to risk of liability under applicable Law (provided, that the Company and the Blocker Sellers shall use commercially reasonable efforts to provide access to such information in a manner that does not result in the loss of attorney-client or other privilege or that would not reasonably be expected to subject the Company Group Entities or the Blocker Sellers to risk of liability under applicable Law or applicable contractual confidentiality obligations owed to a third party), the Company shall, and shall cause its Subsidiaries to, and the Blocker Sellers shall, afford to Acquiror and its accountants, counsel and other representatives reasonable access during the Interim Period, during normal business hours, in such manner as to not unreasonably interfere with the normal operation of the Company, its Subsidiaries and the Blockers, to all of their respective properties, books, Contracts, commitments, records and appropriate officers and employees of the Company, its Subsidiaries and the Blockers, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company, its Subsidiaries and the Blockers as such representatives may reasonably request in connection with the transactions contemplated by this Agreement and the other Transaction Documents, including for the purpose of preparing for the ownership and operation of the business of the Company, its Subsidiaries and the Blockers following the Closing; provided, however, that (i) any investigation shall be conducted in accordance with all applicable competition Laws, shall only be upon reasonable notice and shall be at Acquiror’s sole cost and expense, (ii) Acquiror and its representatives shall not contact or otherwise communicate with the officers, employees, customers or vendors of the Company or its Subsidiaries, unless, in each case, approved in advance by the Company (provided that the foregoing shall not prevent Acquiror from communicating with such Persons in the ordinary course of business wholly unrelated to any of the Company Group Entities or the transactions contemplated by this Agreement and the Transaction Documents), and (iii) Acquiror and its representatives shall not be permitted as part of such access to perform any environmental sampling at any Leased Real Property, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions. All confidential or non-public information obtained by Acquiror, Merger Sub and their respective representatives pursuant to this Section 8.2 or other similar provision of this Agreement shall be subject to the Confidentiality Agreement. During any visits to any offices, properties or sites of or leased by the Company or any of its Subsidiaries permitted by this Section 8.2, Acquiror shall comply, and shall cause its representatives to comply, with all safety, health and security rules applicable to the premises being visited and, in such manner, as permitted pursuant to the terms of the applicable Lease.

(b) Notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Subsidiaries nor any Blocker Seller or Blocker shall be required, prior to the Closing, to disclose or otherwise provide to Acquiror, Merger Sub or any of their respective representatives any information that the Company determines, in its reasonable discretion (upon advice of counsel), to be competitively sensitive; provided, that the Company and the Blocker Sellers shall use commercially reasonable efforts to provide access to such information in a manner that would not reasonably be expected to subject the Company Group Entities or the Blocker Sellers to risk of liability under applicable Law.

8.3 HSR Act and Regulatory Approvals. Subject to and not in limitation of Section 9.1, in connection with the transactions contemplated by this Agreement, the Company shall (and, to the extent required, shall cause its Affiliates to) comply promptly, but in no event later than twenty-five (25) Business Days after the date hereof (and promptly after such filing, provide a copy of such HSR Act filing to any other United States Governmental Authority as required by applicable Law) with the notification and reporting requirements of the HSR Act. The Company shall use reasonable best efforts to substantially comply with any Information or Document Requests.

8.4 FINRA Filing. The Company shall promptly following the execution and delivery of this Agreement, but in no event later than twenty (20) Business Days following the date hereof, make, or cause to be made, an application to FINRA pursuant to FINRA Rule 1017 for approval of a change in ownership, control, or business operations of the Company Broker-Dealer relating to Acquiror’s acquisition of the Acquired Companies (the “FINRA Filing”). The Company shall provide Acquiror with a reasonable opportunity to review and provide comments on any draft materials and applications relating to the FINRA Filing, and Acquiror shall provide any such comments as promptly as practicable following receipt of such materials. The Company shall incorporate any reasonable comments provided by Acquiror to the Company in good faith regarding such materials; provided, that Acquiror shall have the right to approve in advance any portion of the FINRA Filing (and any related submission(s) or response(s)) that describe Acquiror, its Affiliates, or their respective financial condition, personnel, or business plans so long as Acquiror responds reasonably promptly to any request for approval by the Company regarding such materials and such approval is not unreasonably withheld, conditioned, or delayed. The Company shall promptly furnish Acquiror with copies of each material communication from or to FINRA or the SEC with respect to the FINRA Condition and promptly apprise Acquiror of all material oral communications with FINRA or the SEC with respect to the FINRA Condition and provide Acquiror a reasonable opportunity to participate in any substantive meeting, call, or discussion with FINRA or the SEC relating to the FINRA Filing. The Company and Acquiror each shall use its reasonable best efforts to obtain FINRA’s approval of the FINRA Filing as promptly as practicable, including by seeking to obtain “Fast Track” treatment of the FINRA Filing. If the FINRA Filing is approved for “Fast Track” treatment, the Company and Acquiror each shall use its reasonable best efforts to respond promptly and to ensure compliance with any response period required by FINRA.

8.5 Restructuring.

(a) Prior to the Closing, the applicable Blocker Sellers and the applicable Blockers (in each case as set forth on Schedule 1.1(a)(i) of the Company Disclosure Schedules) shall, and shall cause their respective Affiliates to, complete the Blocker Restructuring described on Schedule 1.1(a)(i) of the Company Disclosure Schedules substantially in accordance with the terms set forth on Schedule 1.1(a)(i) of the Company Disclosure Schedules. The Company, on behalf of the applicable Blocker Sellers and Blockers, shall provide Acquiror with drafts of all Contracts or other instruments required to complete the Blocker Restructuring no later than three (3) Business Days prior to the execution of any such documentation (which documentation shall, among other things, specify in reasonable detail (as applicable) any changes to the capitalization or ownership of any Blocker resulting from the Blocker Restructuring (including any change in the number of equity interests of any Blocker constituting Blocker Equity and/or the identity of the Persons holding such Blocker Equity prior to and following the completion of the Blocker Restructuring)), and Acquiror shall have the right and opportunity to review and comment in writing, and the Blocker Sellers and the applicable Blockers shall consider in good faith any such comments. Following the completion of the Blocker Restructuring and prior to the Closing Date, (i) the Company shall deliver to Acquiror an updated version of Schedule 4.5(a) of the Company Disclosure Schedules (the “Post-Restructuring Company Capitalization Table”) setting forth the number of issued and outstanding Membership Interests and the holder of record of each such Membership Interest and (ii) the applicable Blocker Sellers set forth on Schedule 1.1(a)(i) of the Company Disclosure Schedules shall deliver to Acquiror an updated version of Schedule 5.6 of the Blocker Disclosure Schedules with respect to each applicable Blocker (the “Post-Restructuring Blocker Capitalization Table”) setting forth the number of issued and outstanding equity securities of each Blocker and the holders thereof, in each case, as of the date of completion of the Blocker Restructuring. Notwithstanding anything to the contrary herein, from and after the execution and delivery of this Agreement and prior to the Closing, if any of the applicable Blocker Sellers and the Company determine that an amendment to Schedule 1.1(a)(i) of the Company Disclosure Schedules is necessary or advisable in order to achieve the objectives of the Blocker Restructuring, then the applicable Blocker Sellers may undertake those changes only with Acquiror’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary in this Agreement, in preparing the Estimated Closing Statement to be delivered pursuant to Section 3.3, the Company’s calculations set forth therein shall take into account the effects of the consummation of the Blocker Restructuring.

(b) On the Closing Date and in connection with the Closing and immediately following the Company Merger, (i) FeederCo shall complete the FeederCo Restructuring and (ii) ManCo shall complete the ManCo Restructuring, in each case substantially in accordance with the terms set forth on Schedule 1.1(a)(v) or Schedule 1.1(a)(vi), as applicable, of the Company Disclosure Schedules. The Company, on behalf of FeederCo and ManCo, shall provide Acquiror with drafts of all Contracts or other instruments required to complete the FeederCo Restructuring or the ManCo Restructuring no later than three (3) Business Days prior to the execution of any such documentation, and Acquiror shall have the right and opportunity to review and comment in writing, and the Company, FeederCo and ManCo shall consider in good faith any such comments. In connection with (A) the FeederCo Restructuring, FeederCo and the FeederCo Rollover Members shall amend and restate the Second Amended and Restated Limited Liability Company Agreement of FeederCo dated June 30, 2024, in accordance with the terms set forth on Schedule 1.1(a)(v) of the Company Disclosure Schedules and reflecting customary terms or otherwise as mutually agreed by Acquiror and FeederCo and (B) the ManCo Restructuring, ManCo shall, on the Closing Date, commence its liquidation and dissolution in accordance with applicable Law and its organizational documents, and shall deliver to Acquiror reasonable evidence of such commencement, and thereafter ManCo shall use reasonable best efforts to complete such liquidation and dissolution as promptly as reasonably practicable following the Closing. For the avoidance of doubt, the distribution and contribution of Acquiror Units in the ManCo Restructuring on the Closing Date shall be permitted under the terms of the Rollover Agreement. Notwithstanding anything to the contrary herein, from and after the execution and delivery of this Agreement and prior to the Closing, if FeederCo or ManCo determines that an amendment to Schedule 1.1(a)(v) or Schedule 1.1(a)(vi), as applicable, of the Company Disclosure Schedules is necessary or advisable in order to achieve the objectives of the FeederCo Restructuring or the ManCo Restructuring, then FeederCo or ManCo, as applicable, may undertake those changes only with Acquiror’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, (1) the Company shall reasonably cooperate with FeederCo and ManCo prior to the Closing in connection with preparing for and facilitating the occurrence of the FeederCo Restructuring and the ManCo Restructuring effective as of immediately following the Company Merger and otherwise in accordance with this Agreement and (2) without limiting Acquiror’s express obligations prior to the Closing pursuant to this Agreement or Acquiror’s and its applicable Affiliate’s express obligations under the Rollover Agreement from and after the Closing, neither Acquiror nor any of its Affiliates shall have any liability or obligation in respect of the FeederCo Restructuring or the ManCo Restructuring.

8.6 Termination of Affiliate Contracts. Prior to the Closing, the Company, the Blockers and the Blocker Sellers shall terminate, or cause to be terminated, the Affiliate Contracts set forth on Schedule 8.6 of the Company Disclosure Schedules in a manner such that all obligations and liabilities thereunder shall have been satisfied, discharged and extinguished in full such that from and after the Closing, none of the Company Group Entities or any Blocker or any of their respective Affiliates (including Acquiror) shall have any obligation or liability thereunder or with respect thereto; provided, that the obligations of each Blocker Seller under this Section 8.6 shall apply solely with respect to the Affiliate Contracts (if any) set forth on Schedule 8.6 of the Company Disclosure Schedules to which such Blocker Seller, its respective Blocker or any of its Affiliates (other than the Company Group Entities) is a party, and no Blocker Seller shall have any obligation or liability under this Section 8.6 with respect to any Affiliate Contract to which neither such Blocker Seller, its respective Blocker nor any of its Affiliates (other than the Company Group Entities) is a party.

8.7 Confidentiality.

(a) The terms of the Confidentiality Agreement are hereby incorporated into this Agreement by reference and shall continue in full force and effect until the Closing, at which time all obligations under the Confidentiality Agreement shall terminate; provided, that if there is any inconsistency between the terms of this Agreement (including Section 14.12) and the terms of the Confidentiality Agreement, then the terms of this Agreement shall control and govern to the extent of such inconsistency; and provided, further, in no event shall Acquiror be deemed to have breached or violated to the Confidentiality Agreement as a result of any public statement or disclosure following the date hereof that is made by Acquiror or any of its Affiliates in accordance with Section 14.12 or any other disclosure (whether to the public or to a third party) made with the Company’s prior written consent or to the extent required to be made by Acquiror in the performance of its obligations hereunder. If for any reason the Closing does not occur, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

(b) Each Blocker Seller acknowledges that it and its Affiliates may be in possession of Proprietary Information (as defined below) of special value to the Company Group Entities. For purposes of this Section 8.7(b), the term “Proprietary Information” means all confidential information about the business, operations and affairs of the Company Group Entities, including the Company Group Entities’ confidential and proprietary information about their business, financial condition, services, technology, know-how, programs and plans, and the names of their clients, clearing brokers, custody brokers, fund companies, service providers, vendors, payees and other business relations, and the nature of their dealings with them as they may exist from time to time, which such Blocker Seller has obtained, or which has been disclosed to such Blocker Seller in connection with its ownership or management of, or association with, the Company Group Entities. The term “Proprietary Information” shall not include (i) information that is or becomes generally available to or known by the public, other than as a result of a breach by such Blocker Seller or any of its Affiliates or their respective representatives of this Agreement or any other contractual obligation of confidentiality which such Blocker Seller, such Affiliate or such representative may have to a Company Group Entity, (ii) information that is independently developed by the Blocker Sellers or any of their Affiliates or representatives without use of or reference to the Proprietary Information or (iii) information provided to such Blocker Seller or any of its Affiliates or their respective representatives after the Closing from third parties without any known breach of any confidentiality obligation owed to a Company Group Entity. For a period of three (3) years from and after the Closing, each Blocker Seller shall, and shall direct its controlled Affiliates and their respective representatives to, maintain in strict confidence, and not disclose to any third party any such Proprietary Information in breach of this Section 8.7(b) except as expressly permitted herein. Nothing in this Agreement shall prohibit the disclosure of Proprietary Information (i) as is required by applicable Law (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process); provided, that such Blocker Seller shall, or shall cause or direct (as applicable) its applicable controlled Affiliate or representative to, to the extent permitted by Law, provide Acquiror with prompt written notice of such request as soon as reasonably practicable so that Acquiror may seek, at its sole expense, an appropriate protective order or other remedy and, if such protective order or remedy is not obtained or sought, such Blocker Seller or such Affiliate or representative may disclose only that portion of the Proprietary Information which such Person is advised by counsel is legally required to disclose (provided, further, that no such notice shall be required in the case of any routine inspection, investigation, examination or inquiry by a regulatory or self-regulatory authority having jurisdiction over any such Blocker Seller or such Affiliate, to the extent that such inspection, examination or inquiry is not targeted at the Acquired Companies or the transactions contemplated by this Agreement), and such Blocker Seller shall exercise commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such Proprietary Information so disclosed, (ii) as is necessary to prepare Tax Returns (including Tax Returns of the Blocker Sellers or of any of their Affiliates) or other filings with Governmental Authorities or to defend or object to any reassessment of Taxes, (iii) as is reasonably necessary for the Blocker Sellers (or their representatives) to prepare and disclose, as may be required, financial statements, or (iv) as is reasonably necessary for the Blocker Sellers (or their Affiliates) to assert or protect any rights of the Blocker Sellers under this Agreement or any other Transaction Document to which it is a party thereto; provided, further, that the Blocker Sellers shall be responsible for any breach of any such confidentiality obligations contained in this Section 8.7(b) by any of their respective Affiliates or representatives (in each case, with whom it shared Proprietary Information).

8.8 Certain Financial Information. From time to time from and after the date hereof and prior to the Closing Date, the Company shall deliver or cause to be delivered to Acquiror or its representatives the information described on Schedule 8.8, subject to and in accordance with the terms and conditions set forth in Schedule 8.8.

8.9 FINMA Notice. The Company shall, as promptly as reasonably practicable following submission of the FINRA filing, submit or cause to be submitted, the FINMA Notice to FINMA. The Company shall provide Acquiror with a reasonable opportunity to review and provide comments on any draft materials and applications relating to the FINMA Notice, and Acquiror shall use reasonable best efforts to provide any such comments as promptly as reasonably practicable following receipt of such materials. The Company shall incorporate any reasonable comments provided by Acquiror to the Company in good faith regarding such materials; provided, that Acquiror shall have the right to approve in advance any portion of the FINMA Notice (and any related submission(s) or response(s)) that describe Acquiror, its Affiliates, or their respective financial condition, personnel, or business plans so long as Acquiror responds reasonably promptly to any request for approval by the Company regarding such materials and such approval is not unreasonably withheld, conditioned, or delayed. The Company shall promptly furnish Acquiror with copies of each material communication from or to FINMA with respect to the FINMA Notice and promptly apprise Acquiror of all material oral communications with FINMA with respect to the FINMA Notice and provide Acquiror a reasonable opportunity to participate in any substantive meeting, call, or discussion with FINMA relating to the FINMA Notice.

ARTICLE IX.

COVENANTS OF ACQUIROR

9.1 HSR Act Antitrust and Regulatory Approvals.

(a) In connection with the transactions contemplated by this Agreement, Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than twenty-five (25) Business Days after the date hereof (and promptly after such filing, provide a copy of such HSR Act filing to any other United States Governmental Authority as required by applicable Law) with the notification and reporting requirements of the HSR Act. Acquiror shall use reasonable best efforts to substantially comply with any Information or Document Requests.

(b) Acquiror and the Company shall request early termination of any waiting period under the HSR Act and exercise their reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act, (ii) prevent the entry in any Action brought by an Antitrust Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted as soon as practicable, but in any event at such time as is necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Termination Date. Acquiror and the Company shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filings or response to a request for additional information from any Governmental Authority; provided, however, that such materials may be redacted or withheld (x) to remove references concerning the valuation of the Company or other competitively sensitive material, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable privilege or confidentiality concerns; provided, that the parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other party under this Section 9.1 as “outside counsel only.”

(c) Without limiting the foregoing, Acquiror shall, and shall cause its controlled Affiliates to, cooperate in good faith with the Antitrust Consent Authorities and other Governmental Authorities and use reasonable best efforts to undertake promptly actions required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date). If any Action, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Law, Acquiror shall use, and shall cause its controlled Affiliates to use, its and their reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Governmental Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 9.1 or any other provision of this Agreement shall require or obligate Acquiror or any of its Affiliates (including, for purposes of this provision, the London Stock Exchange Group plc and its Subsidiaries) to, and the Company shall not, without the prior written consent of Acquiror, agree or otherwise be required to sell, divest, dispose of, license, hold separate, or take or commit to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any businesses, products, rights, services, licenses, or assets of Acquiror, the Company, or any of their respective Subsidiaries or Affiliates, or any interests therein, agree to any other structural or conduct remedy, or any other action (individually or collectively, “Remedies”), (A) with respect to Acquiror and its Subsidiaries or any of Acquiror’s Affiliates (including, for purposes of this provision, the London Stock Exchange Group plc and its Subsidiaries), or any interest therein, other than, subject to (B), with respect to the Company, or (B) with respect to the Company, unless the Remedies, individually or in the aggregate, with respect to the Company would not reasonably be expected to either (i) have a material adverse effect on financial condition, assets, liabilities, businesses or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) materially impair the benefits, advantages, or rights that Acquiror expects to derive from the transactions contemplated by this Agreement.

(d) Each party shall promptly furnish to the other party copies of any notices or written substantive communications received from any Antitrust Consent Authority or other Governmental Authority or any third party with respect to the transactions contemplated by this Agreement, and shall permit counsel to the other party an opportunity to review in advance, and take into account the views of such counsel in connection with, any proposed written substantive communications to any Antitrust Consent Authority or other Governmental Authority concerning the transactions contemplated by this Agreement. Each party agrees to provide the other party and its counsel the opportunity, on reasonable advance notice, to participate in any meetings or discussions, either in person or by telephone, with any Antitrust Consent Authority or other Governmental Authority concerning or in connection with the transactions contemplated hereby, and shall include the other party’s counsel in any written substantive communications with the CMA. Notwithstanding anything to the contrary in this Agreement, Acquiror shall have the right to devise, control and direct all aspects of the parties’ strategy, communications, and timing for, and make all material decisions relating to (and shall take the lead in all meetings and communications with any Antitrust Consent Authority or other Governmental Authority relating to), obtaining any necessary or advisable consents, approvals or non-objections, or expiration or termination of any waiting period under any Antitrust Laws, after taking into account all comments of the Company (and its counsel). Acquiror shall have the right to one (1) “pull and refile” pursuant to 16 C.F.R. 803.12 at Acquiror’s discretion after good faith consultation with the Company.

(e) Acquiror shall be solely responsible for and pay all filing fees payable to the Antitrust Consent Authorities or other Governmental Authorities in connection with the transactions contemplated by this Agreement.

(f) Acquiror shall not, and shall cause Tradeweb Markets Inc. and its controlled Affiliates not to, acquire or agree to acquire equity or assets of, or other interests in, or merge or consolidate with (or agree to merge or consolidate with), any corporation, partnership, association or other business organization, or any business unit, division, subsidiary or other portion thereof, if such action would reasonably be expected to (i) materially increase the risk of any Antitrust Consent Authority or other Governmental Authority seeking or entering a Governmental Order prohibiting the consummation of the transactions contemplated by this Agreement, (ii) materially increase the risk of not being able to remove any such Governmental Order on appeal or otherwise, (iii) materially delay the satisfaction of the conditions contained in Section 11.1, or (iv) otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(g) Acquiror shall, in consultation with the Company and in accordance with Section 9.1(d), submit the CMA Briefing Paper to the CMA as promptly as practicable, but in no event later than twenty-five (25) Business Days after the date hereof. Acquiror shall use reasonable best efforts to satisfy the CMA Condition as promptly as practicable and in any event prior to the Termination Date, including by promptly responding to any request for information from the CMA and, if the CMA requests the submission of a merger notice, by submitting such merger notice as promptly as practicable. The Company shall promptly provide Acquiror with all information that is reasonably required for the preparation of the CMA Briefing Paper, any merger notice or any response to the CMA. Nothing in this Section 9.1(g) shall require Acquiror or any of its Affiliates to offer or accept any Remedies, including undertakings in lieu of a Phase 2 Reference, other than in accordance with Section 9.1(c).

9.2 Indemnification and Insurance .

(a) From and after the Effective Time, and for a period of six (6) years thereafter, Acquiror shall cause the Company and the Blockers, as applicable, to indemnify, defend and hold harmless, and provide advancement of fees, costs, expenses or other amounts to, each individual who, as of or prior to the Closing, served as a director, manager and officer of the Surviving Company, its Subsidiaries or the Blockers (each, a “D&O Indemnified Person”) against any judgments, claims and Damages incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Surviving Company or its Subsidiaries or the Blockers, as the case may be, would have been permitted under its respective certificate of incorporation, formation or organization, bylaws, limited liability company agreement, limited partnership agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Person (including the advancing of fees, costs, expenses or other amounts as incurred to the fullest extent required under such documents). Notwithstanding anything to the contrary herein, any such advancement of expenses shall be subject to an undertaking to repay any such expenses in the event that D&O Indemnified Person is finally determined by a court of competent jurisdiction without the possibility of appeal not to be entitled to such indemnification. Without limiting the foregoing, Acquiror shall cause the Surviving Company, its Subsidiaries and the Blockers (i) to maintain for a period of not less than six (6) years from the Effective Time provisions in its certificate of incorporation, formation or organization, bylaws, limited liability company agreement, limited partnership agreement and other organizational documents concerning the indemnification and exoneration (including provisions relating to advancement of fees, costs, expenses or other amounts) of the Surviving Company and its Subsidiaries’ or any of the Blockers’ respective D&O Indemnified Persons that are no less favorable to those Persons than the provisions of the certificates of incorporation, formation or organization, bylaws, limited liability company agreement, limited partnership agreement and other organizational documents of the Surviving Company, its Subsidiaries or the Blockers, as applicable, in each case, as of the date of this Agreement, and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six (6) years from the Closing Date, Acquiror shall cause the Surviving Company and the Blockers to maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company Group Entities’, any of Blockers’ or any of Acquired Companies’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror and its agents and representatives) on terms not materially less favorable than the terms of such current insurance coverage; provided, however, that (i) Acquiror, the Blockers and/or the Surviving Company, as applicable, may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time, and (ii) if any claim is asserted or made under such policy within such six-year period, any insurance required to be maintained under this Section 9.2 shall be continued in respect of such claim until the final disposition thereof. All costs and expenses (including insurance premiums) relating to obtaining and maintaining such “tail” or other insurance policies as contemplated by this Section 9.2(b) shall be borne in their entirety by Acquiror; provided, that the cost of such “tail” policy shall not exceed 300% of the annual premium currently paid by the Acquired Companies for the existing directors’ and officers’ liability insurance policies covering such Persons.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 9.2 shall survive the Closing indefinitely and shall be binding, jointly and severally, on all successors and assigns of Acquiror, the Blockers and the Surviving Company. In the event that Acquiror, the Blockers or the Surviving Company or any of their respective successors or assigns consolidates with or merges into, or is otherwise sold (whether by asset sale, equity sale or otherwise) to, any other Person, and shall not be the continuing or surviving company or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Acquiror, the Blockers or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 9.2.

(d) Each D&O Indemnified Person is an intended and express third-party beneficiary of this Section 9.2 and shall be entitled to enforce the provisions of this Section 9.2. No amendment, modification or repeal of this Section 9.2 shall be effective with respect to any such D&O Indemnified Person without the prior written consent of such Person adversely affected thereby, and any such attempted or purported amendment, modification or repeal without such consent shall be void ab initio.

9.3 Employment Matters.

(a) From and after the Effective Time, Acquiror shall, or shall cause the Surviving Company to, assume and honor all liabilities and obligations to or in respect of each current and former Service Provider (and any dependents or beneficiaries thereof) under all Company Benefit Plans, including all employment, severance, termination, consulting, retirement and other compensation and benefit plans, arrangements and agreements to which any Company Group Entity is a party, as in effect immediately prior to the Effective Time, subject to Acquiror’s right to terminate, discontinue or amend any such Company Benefit Plan at its sole discretion.

(b) Without limiting Section 9.3(a), for a period of not less than twelve (12) months (or, in the case of clause (ii) below, six months) following the Closing Date, Acquiror shall, or shall cause the Surviving Company or one of its Subsidiaries or Affiliates to, provide each employee of the Surviving Company or one of its Subsidiaries who continues in the employ of Acquiror, the Surviving Company or one of its Subsidiaries, or any of their respective Affiliates following the Effective Time (each, a “Continuing Employee”) with (i) an annual base salary or hourly wage rate (as applicable) that is no less than the annual base salary or hourly wage rate (as applicable) provided to such Continuing Employee immediately prior to the Closing Date, (ii) severance benefits set forth on Schedule 9.3(b) of the Company Disclosure Schedules, and (iii) other employee benefits (including without limitation, health, welfare and retirement benefits, but excluding any equity and equity-based incentive compensation, retention, transaction, or similar non-recurring incentive opportunities, non-qualified deferred compensation, and defined benefit pension plans (collectively, the “Excluded Benefits”)) that are substantially comparable in the aggregate to the more favorable to such Continuing Employee of (A) those benefits provided to such Continuing Employee immediately prior to the Effective Time and (B) those benefits that Acquiror or its Affiliates provide to their similarly situated employees during such period (subject to the same exclusions).

(c) With respect to annual bonuses for the fiscal year in which the Closing Date occurs (the “Closing Year Bonuses”), Acquiror shall, or shall cause the Surviving Company or one of its Subsidiaries or Affiliates to, (i) pay to each Continuing Employee who is not eligible to participate in the Company’s Fiscal Years 2026 to 2028 Cash Bonus Incentive Program (the “Cash Bonus Incentive Program”) a Closing Year Bonus, with any portion of such bonus attributable to the period prior to the Closing Date no less than the annual bonus such Continuing Employee received in respect of the fiscal year prior to the fiscal year in which the Closing Date occurs for a commensurate period (which amount shall, for clarity, be included in Funded Debt), payable no later than the date that Acquiror has historically paid annual bonuses to similarly-situated employees of Acquiror (the “Payment Date”), provided that such Continuing Employee remains employed on the Payment Date, (ii) with respect to each Continuing Employee who is eligible to participate in the Cash Bonus Incentive Program immediately prior to the Closing, other than the individuals listed on Schedule 9.3(c) of the Company Disclosure Schedules (each, a “Specified Employee”), pay to such Continuing Employee a Closing Year Bonus, with (A) any portion of such bonus attributable to the period prior to the Closing Date no less than the amount allocated to such Continuing Employee by the Company for such period in accordance with the terms of the Cash Bonus Incentive Program; provided, that such portion shall be limited to the amount included in Funded Debt, and (B) any portion of such bonus attributable to the period from and following the Closing Date determined in accordance with Acquiror’s standard bonus practices, payable no later than the Payment Date, provided that, solely with respect to the portion of the Closing Year Bonus described in clause (B) of this subsection (ii), such Continuing Employee remains employed on the Payment Date, and (iii) with respect to each Specified Employee who is eligible to participate in the Cash Bonus Incentive Program immediately prior to the Closing, cause a prorated Closing Year Bonus in respect of the portion of the fiscal year in which the Closing occurs prior to the Closing Date to be paid to such Continuing Employee on or as soon as practicable (and in no event later than the second regularly scheduled payroll date) following the Closing Date, in an amount allocated to such Continuing Employee by the Company for such period in accordance with the terms of the Cash Bonus Incentive Program; provided, that, the amount of such prorated Closing Year Bonus shall be limited to the amount included in Funded Debt. The Closing Year Bonuses may be provided in the form of cash, equity-based awards of Acquiror or one of its Affiliates, or a combination thereof. Prior to the Closing Date, the Company shall take, or shall cause to be taken, all actions necessary and appropriate to terminate the Cash Bonus Incentive Program, effective as of the Closing. For the avoidance of doubt, notwithstanding anything in the Cash Bonus Incentive Program (as amended) to the contrary, neither the Company (including in its capacity as the Surviving Company) nor Acquiror shall pay, or cause one of its Subsidiaries or Affiliates to pay, to any Continuing Employee described in the preceding clause (ii) any portion of his respective Closing Year Bonus other than in accordance with this Section 9.3(c) and such Continuing Employee’s Employment Agreement.

(d) From and after the Closing, Acquiror shall give each Continuing Employee full credit for purposes of eligibility, participation, level of benefits, vesting and benefit accrual, under any employee benefit plans, arrangements, and employment-related entitlements (including severance and vacation/paid time off policies, but excluding any Excluded Benefits) provided, sponsored, maintained or contributed to by Acquiror or any of its Affiliates for such Continuing Employee’s service with the Surviving Company, or any of its Subsidiaries, and with any predecessor employer, to the same extent recognized by the Surviving Company, or any of its Subsidiaries, except to the extent such credit would result in the duplication of benefits for the same period of service.

(e) Acquiror shall use commercially reasonable efforts to (i) waive or cause to be waived for each Continuing Employee and his or her dependents, any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement and any other restriction that would prevent immediate or full participation under the welfare plans of Acquiror or any of its Affiliates applicable to such Continuing Employee to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction would not have been applicable to (or was previously satisfied by) such Continuing Employee under the terms of the welfare plans of the Surviving Company, and its Subsidiaries and (ii) give or cause to be given full credit under the welfare plans of Acquiror and its Affiliates applicable to each Continuing Employee and his or her dependents for all co-payments, deductibles and maximum out-of-pocket requirements satisfied prior to the Closing in the same plan year as the Closing and, for any lifetime maximums, as if there had been a single continuous employer.

(f) Unless otherwise requested in writing by Acquiror, in its sole and absolute discretion, at least ten (10) Business Days prior to the Effective Time, the Company shall take, or shall cause to be taken, all actions necessary and appropriate to (i) cause each Continuing Employee to be fully vested in the Continuing Employee’s account balance under all Company Benefit Plans that contain a cash or deferred arrangement intended to qualify under Section 401(a) of the Code (the “401(k) Plans”) and (ii) adopt resolutions of the board of directors or other authorized governing body of the applicable Company Group Entity to terminate or, with respect to any PEO Plan, terminate participation in the 401(k) Plans, in each case, to be effective no later than the day immediately preceding the Effective Time, but subject to the Closing. With respect to each action described in this Section 9.3(f), the Company shall deliver to Acquiror, no later the day immediately preceding the Effective Time, validly adopted resolutions of the applicable governing body to effectuate such actions. The form and substance of such resolutions shall be subject to at least two (2) Business Days of advance review of Acquiror. Acquiror shall use commercially reasonable efforts to cause one or more plans that Acquiror or any of its Affiliates sponsors which contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (an “Acquiror 401(k) Plan”) to accept a direct rollover of each Continuing Employee’s account balance (including up to two (2) notes associated with plan loans per Continuing Employee) under the Company 401(k) Plan if such rollover is elected in accordance with applicable Law by such Continuing Employee and permitted by the terms of the Acquiror 401(k) Plan. Each Continuing Employee shall be eligible to participate in the Acquiror 401(k) Plan on or as soon as practicable following the Effective Time.

(g) The parties acknowledge and agree that all provisions contained in this Section 9.3 are included for the sole benefit of the parties hereto. This Agreement is not intended by the parties to, and nothing in this Section 9.3 or otherwise in this Agreement, whether express or implied, shall, (i) constitute an amendment to, or restrict the right of any party to amend, adopt, or terminate, any Company Benefit Plan or any other employee benefit plan, program, policy, agreement or arrangement, (ii) create any obligation of the parties hereto to any Person (other than the other parties hereto) with respect to any employee benefit plan, program, policy, agreement or arrangement of Acquiror or the Company, or any of its Affiliates or (iii) confer on any Continuing Employee, any dependent or beneficiary thereof, or any other Person (other than the parties to this Agreement) any rights or remedies (including third-party beneficiary rights) or any right to employment or continued employment or to a particular term or condition of employment with Acquiror, the Company or any of its Affiliates (including, following the Effective Time, the Surviving Company and any of its Affiliates).

9.4 Post-Closing Access; Preservation of Records. For a period of seven (7) years after the Closing Date, Acquiror will permit the Holder Representative and its respective representatives to have reasonable access during normal business hours and on reasonable advance written notice (which written notice shall specify in reasonable detail the purpose of such proposed access), to inspect and copy (including in electronic form) all books, records, information, data and documents of the Surviving Company, its Subsidiaries and Blockers (and the assistance of employees responsible therefor), subject to customary confidentiality agreements if requested by Acquiror; provided, that any such access to such books, records, information, data, documents and employees will not unreasonably interfere with the normal operations of the Surviving Company, its Subsidiaries and the Blockers or require the disclosure of any commercially or competitively sensitive information (as determined by Acquiror reasonably and in good faith). Acquiror will cause the Surviving Company, its Subsidiaries and the Blockers to maintain and preserve, in accordance with Acquiror’s record retention policies, all such books, records, information, data and other documents for seven (7) years following the Closing Date, and shall, upon written request of the Holder Representative, offer to transfer such records to the Holder Representative at the end of such period. Notwithstanding anything to the contrary contained in this Agreement, in the event that providing access to the foregoing materials would violate applicable Law or of any Action between the Seller Parties, on the one hand, and the Acquiror Parties, on the other hand, relating to this Agreement or the transactions contemplated hereby, the covenants contained in this Section 9.4 shall not apply to such materials to the extent needed for such purposes and shall not be considered a waiver by any party of any right to assert the attorney-client privilege or any similar privilege; provided, that the Company and Acquiror shall cooperate with the Holder Representative to attempt to find a way to allow disclosure of such information to the extent doing so would not (in the reasonable judgment of the Company or the Acquiror, as applicable, after consultation with counsel) reasonably be likely to violate any Law or result in the loss of attorney-client privilege or any similar privilege.

9.5 RWI Policy. On the date of this Agreement, Acquiror shall deliver to the Company evidence of the purchase by Acquiror of a buyer side representation and warranty insurance policy (the “RWI Policy”) naming Acquiror as the insured party thereunder, together with evidence of the payment of the premium for such RWI Policy, and all other fees, taxes and other payments payable in connection therewith (all of which, for the avoidance of doubt, shall be the responsibility of Acquiror) required to be paid upon the execution and delivery of the binder agreement in respect of the RWI Policy. The RWI Policy shall provide that (a) no Person has a right to seek subrogation, indemnity or contribution from, and will not pursue any claim against, any Blocker Seller, any Non-Blocker Holder, other Seller Party, or any Seller Related Person, and, in the event the insurer thereunder attempts to so subrogate or pursue any such claim, Acquiror shall exercise its rights under the RWI Policy to disallow such subrogation or claim (“Subrogation

Waiver”), except, in each case, to the limited extent they could have liability in respect of Fraud, and (b) the Blocker Sellers, the Non-Blocker Holders, the other Seller Parties and the Seller Related Persons are third party beneficiaries of such Subrogation Waiver and that no amendment, waiver or modification of such Subrogation Waiver shall be effective without the prior written consent of the Holder Representative. From and after the Closing, Acquiror shall not (and shall cause its Subsidiaries and Affiliates not to) amend or terminate the RWI Policy in any manner adverse to any Blocker Seller, any Non-Blocker Holder or any other Seller Party (including with respect to the Subrogation Waiver or the exclusion provisions of the RWI Policy). The cost of the RWI Policy and any fees, costs, Taxes, premiums, or deductibles associated therewith shall be borne solely by Acquiror.

9.6 FINRA Filing and FINMA Notice. Subject to Section 8.4 and Section 8.9, as applicable, Acquiror shall reasonably cooperate with the Company in connection with the FINRA Filing and the FINMA Notice and use its reasonable best efforts to promptly resolve any information requests made by FINRA and/or FINMA, as applicable, in connection with the information provided by Acquiror for the FINRA Filing and/or the FINMA Notice. Subject to Section 8.4 and Section 8.9, as applicable, Acquiror shall reasonably promptly furnish to the Company such necessary information and reasonable assistance as the Company may reasonably request in connection with the preparation of the FINRA Filing and/or the FINMA Notice.

9.7 NFA/CFTC Filings. The Acquiror Entities acknowledge and agree that (a) any filing, notice or update required to be made with the NFA or the Commodity Futures Trading Commission in connection with the transactions contemplated by this Agreement, including as it relates to the Company Broker-Dealer’s registration as an introducing broker, is the sole responsibility of Acquiror and (b) the Acquiror Entities shall undertake and complete any and all such required filings, notices or updates; provided, however, that the Company shall reasonably cooperate with Acquiror in connection with any such filing, notice or update, and shall as soon as reasonably practicable following Acquiror’s reasonable request furnish to Acquiror such necessary information as is reasonably available to the Company and reasonable assistance as Acquiror may reasonably request in connection with the preparation of any such filing, notice or update.

9.8 Change of Blocker Names. Within thirty (30) days following the Closing Date, Acquiror shall cause each Blocker listed on Schedule 9.8 of the Blocker Disclosure Schedules to change its legal name to a name that does not include any name or identifier of any Blocker Seller or Seller Related Person, or any name confusingly similar thereto (the “Seller Names”), and shall promptly deliver evidence thereof to the applicable Blocker Seller. Following the Closing, Acquiror shall not, and shall cause its Affiliates not to, use any Seller Names, except as required to effect such name changes or to make filings with Governmental Authorities relating to pre-Closing periods. Each Blocker Seller is an express third-party beneficiary of this Section 9.8.

9.9 Contact with Company Counterparties. From the date hereof until the Closing or the earlier termination of this Agreement in accordance with its terms, Acquiror shall not, and shall cause its controlled Affiliates not to, knowingly and intentionally take any action outside of the ordinary course of business with the primary intent to cause (a) any material customer, provider, service provider or vendor of, or other Person with a material business relationship with, the Company Group Entities (in each case, solely to the extent known to Acquiror to have a material business relationship with any member of the Company Group Entities) to withdraw from or terminate such Person’s then-existing relationship with the Company Group Entities or (b) any modification of the terms of any such relationship in a manner that is materially adverse to the Company Group Entities, taken as a whole.

ARTICLE X.

JOINT COVENANTS

10.1 Support of Transaction. Without limiting any covenant contained in Article VIII or Article IX, including the obligations of the parties hereto with respect to the notifications, filings, reaffirmations and applications described in Section 8.3 and Section 9.1, which obligations shall control to the extent of any conflict with this Section 10.1, the Acquiror Entities, the Company, the Blockers and the Blocker Sellers shall each, and shall each cause their respective Subsidiaries to, use commercially reasonable efforts to satisfy the conditions of Article XI or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable. Notwithstanding the foregoing, in no event shall the Company or any of its Subsidiaries be obligated to bear any expenses (other than de minimis expenses) or pay any fee or grant any material economic concession to any third party in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which any of the Company Group Entities is a party in connection with the consummation of the Sale Transaction or other transactions contemplated by this Agreement.

10.2 Tax Matters.

(a) Tax Periods.

(i) The Company shall allocate taxable items for the taxable year that includes the Closing Date amongst its owners based on the “interim closing method” as defined in Treasury Regulations Section 1.706-4(a)(3)(iii) and using the “calendar day convention” pursuant to Treasury Regulations Section 1.706-4(c)(1)(i); provided, that any “extraordinary items” (within the meaning of Treasury Regulations Section 1.706-4(e)(2)) arising on the Closing Date but after the Effective Time shall be consistently reported by the parties in accordance with Treasury Regulations Section 1.706-4(e)(1) (without regard to Treasury Regulations Section 1.706-4(e)(3)).

(ii) Except as otherwise provided in Section 10.2(a)(i), for the purposes of calculating Net Working Capital and Funded Debt, or as is otherwise necessary or relevant for purposes of this Agreement to determine the allocation of Taxes attributable to a Straddle Tax Period, (A) the amount of any Taxes based on or measured by income, sales, use, receipts, payroll or other similar items of any of the Acquired Companies for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the end of the day on the Closing Date (except that exemptions, allowances or deductions that are calculated on an annual basis, such as depreciation or amortization, shall be apportioned on a pro rata basis) and (B) the amount of any property, ad valorem or other Taxes not described in (A) of any of the Acquired Companies for the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire applicable Straddle Tax Period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the total number of days in such Straddle Tax Period.

(b) Intended Tax Treatment; Purchase Price Allocation.

(i) For U.S. federal and applicable state and local income Tax purposes the parties hereto intend that (A) the purchase by Acquiror of Membership Interests from each Non-Blocker Holder through the Company Merger shall be treated as a taxable purchase and sale of partnership interests pursuant to Section 741 of the Code; and (B) the purchase by Acquiror of the Blocker Equity from each Blocker Seller shall be treated as a taxable purchase and sale of corporate stock pursuant to Section 1001 of the Code. The parties hereto shall (and shall cause each of their respective Affiliates to) file all Tax Returns consistent with the foregoing, except to the extent required by a “final determination” as defined by Section 1313 of the Code.

(ii) For U.S. federal (and relevant state and local) income Tax purposes, the parties hereto agree to allocate the Final Purchase Price (and any other items properly treated as consideration for such Tax purposes), (A) first, between the Non-Blocker Holders’ Membership Interests and the Blocker Equity, in each case, consistently with the allocation of proceeds set forth in the Payout Schedule, and (B) second, with respect to the amount allocated to the Non-Blocker Holders’ Membership Interests in the immediately preceding clause (A), further among the assets of the Company Group Entities in accordance with Sections 743(b) and 755 of the Code and the Treasury Regulations promulgated thereunder and the allocation principles attached hereto as Annex F. Acquiror shall prepare and deliver to the Holder Representative a draft allocation in accordance with the foregoing setting forth the Acquiror’s determination of the allocation of the Final Purchase Price within ninety (90) days following the Determination Date (the “Purchase Price Allocation”). Acquiror and the Holder Representative shall work together in good faith to resolve any disputes relating to Acquiror’s draft Purchase Price Allocation within forty-five (45) days after the Holder Representative’s receipt of Acquiror’s proposal; provided, however, that if Acquiror and the Holder Representative are unable to agree on such Purchase Price Allocation during the forty-five (45)-day period following the delivery of such draft allocation, any disputed items shall be resolved by the Independent Accountant applying, mutatis mutandis, the procedures set forth in Section 3.4(b). If the Final Purchase Price is adjusted pursuant to this Agreement, Acquiror and the Holder Representative shall cooperate with each other in good faith in order to adjust the Purchase Price Allocation utilizing the same procedure set forth in this Section 10.2(b)(ii). The parties hereto shall (and shall cause their respective Affiliates to) file all Tax Returns consistent with the final Purchase Price Allocation (as agreed to by Acquiror and the Holder Representative or finally determined by the Independent Accountant), except to the extent required by a “final determination” as defined by Section 1313 of the Code.

(c) Tax Returns.

(i) The Holder Representative shall prepare, or cause to be prepared, and Acquiror shall timely file, or cause to be timely filed, all Flow-Through Tax Returns of the Company Group Entities with respect to any taxable period ending on or before the Closing Date that are required to be filed after the Closing. Acquiror shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, all other Tax Returns for each of the Blockers and the Company Group Entities that are required to be filed after the Closing Date with respect to a Pre-Closing Tax Period or a Straddle Tax Period, and shall pay or cause to be paid all Taxes due with respect to such Tax Returns. All Tax Returns that are to be prepared and filed by Acquiror pursuant to the previous sentence shall be prepared and timely filed in a manner consistent with the most recent past practice of each of the Blockers and the Company Group Entities, as applicable, if consistent with applicable Law at a “more likely than not” or higher level of certainty. Acquiror shall use commercially reasonable efforts to provide to the Holder Representative a draft of each Flow-Through Tax Return with respect to a Straddle Tax Period and a draft of each Blocker income Tax Return to be prepared and filed by Acquiror pursuant to this Section 10.2(c)(i) at least fifteen (15) Business Days prior to filing and shall permit the Holder Representative to review and comment on each such Flow-Through Tax Return and Blocker income Tax Return and shall consider in good faith all changes reasonably requested by the Holder Representative. Acquiror shall deliver a copy of each as-filed Flow-Through Tax Return and Blocker income Tax Return to the Holder Representative within ten (10) days of filing such Tax Return. Holder Representative shall have no review or comment rights with respect to any Blocker income Tax Returns pursuant to this Section 10.2(c)(i) after the Determination Date.

(ii) To the extent deductible in a Pre-Closing Tax Period at a “more likely than not” or higher level of certainty, the Transaction Tax Deductions shall be reported on applicable income Tax Returns of the Acquired Companies as income Tax deductions of the applicable Acquired Companies for the Pre-Closing Tax Period.

(iii) Notwithstanding anything to the contrary in this Agreement, the parties hereto shall cause the Company to have in effect a valid election under Section 754 of the Code (and any comparable elections for any applicable state income Tax purposes) for any taxable year that includes the Closing Date. Promptly after the date of this Agreement, the Company shall request the relief described on Schedule 10.2(c)(iii) of the Company Disclosure Schedules.

(d) Post-Closing Actions. Without the prior written consent of the Holder Representative, Acquiror shall not, and shall cause its Affiliates (including the Acquired Companies) not to: (i) cause or permit any of the Acquired Companies to make any election pursuant to Treasury Regulations Section 301.7701-3 (or a similar provision of state, local or other Tax Law) that is effective on or before the day after the Closing Date; (ii) merge, consolidate, dissolve, or liquidate any of the Blockers on the Closing Date; (iii) extend or waive, or cause to be waived or extended, the statute of limitations or any other period for the assessment of any Tax or deficiency relating to any Taxes of any of the Acquired Companies for any Pre-Closing Tax Period or Straddle Tax Period that would be expected to increase the Tax liability of the Non-Blocker Holders or Blocker Sellers or any of their respective direct or indirect equity owners for any taxable period (including pursuant to this Agreement with respect to any Taxes included in the determination of Net Working Capital and Funded Debt); (iv) amend any Tax Return of any of the Acquired Companies for any Pre-Closing Tax Period, or file any Tax Return of any of the Acquired Companies for any Pre-Closing Tax Period in a jurisdiction for which Tax Returns for the relevant type of Tax have not previously been filed by such entity, in each case, that would be expected to increase the Tax liability of the Non-Blocker Holders or Blocker Sellers or any of their respective direct or indirect equity owners for any taxable period (including pursuant to this Agreement with respect to any Taxes included in the determination of Net Working Capital and Funded Debt); (v) make any voluntary disclosure or other communication with any Taxing Authority relating to any Tax or Tax Return of any of the Acquired Companies for any Pre-Closing Tax Period or Straddle Tax Period that would be expected to increase the Tax liability (including pursuant to this Agreement with respect to any Taxes included in the determination of Net Working Capital and Funded Debt) of the Non-Blocker Holders or Blocker Sellers or any of their respective direct or indirect equity owners for any taxable period; or (vi) make any election or take any other action on or after the Closing Date outside of the ordinary course of business that would increase the liability of any of the Non-Blocker Holders or Blocker Sellers or any of their respective direct or indirect equity owners for Taxes (including pursuant to this Agreement with respect to any Taxes included in the determination of Net Working Capital and Funded Debt). No election under Section 338(g) or Section 336 of the Code (or a similar provision of state, local or other Tax Law) will be made with respect to the transactions contemplated by this Agreement. Acquiror shall cause all of the Membership Interests of the Company to be owned (for U.S. federal (and related state and local) income Tax purposes) by Acquiror on the Closing Date.

(e) Tax Contests. Acquiror shall (and shall cause the Acquired Companies to) use commercially reasonable efforts to promptly notify the Holder Representative in writing upon receiving notice of any audit, assessment, litigation, contest or other proceeding relating to Taxes that could increase the Tax liability of the Non-Blocker Holders or Blocker Sellers or any of their respective direct or indirect equity owners for any taxable period, including any such notice related to Flow-Through Income Taxes of the Company Group Entities for any Pre-Closing Tax Period or, until the Final Purchase Price is finally determined pursuant to Section 3.4(b), any Taxes included in the determination of Net Working Capital and Funded Debt (a “Tax Contest”). Acquiror shall control each Tax Contest, defend each Tax Contest diligently and in good faith and keep the Holder Representative reasonably informed of the progress of each Tax Contest (including any waiver or extension of any applicable statute of limitations) and not settle, compromise and/or concede any portion of any Tax Contest for which the Non-Blocker Holders or Blocker Sellers or any of their respective direct or indirect equity owners would reasonably be expected to be liable under any provision of this Agreement or under Law without the consent of the Holder Representative, which consent will not be unreasonably withheld, conditioned, or delayed. The parties hereto agree that (x) no Company Group Entity shall permit, and Acquiror and its Affiliates shall not cause or permit, any election out of the Partnership Tax Audit Rules to be made with respect to a Pre-Closing Tax Period of any of the Company Group Entities and (y) no Company Group Entity shall permit, and Acquiror and its Affiliates shall not cause or permit, any election under Code Section 6226 or Code Section 6225(c) to be made with respect to a Pre-Closing Tax Period of any of the Company Group Entities.

(f) Cooperation. After the Closing, the Holder Representative, the Blocker Sellers and Acquiror shall (and Acquiror shall cause the Acquired Companies to), at the expense of the requesting party, use commercially reasonable efforts to: (i) provide such assistance as any other party may reasonably request in the preparation and timely filing of any Tax Return, (ii) cooperate and provide such assistance as the other party may reasonably request in any audit or other proceeding with respect to the Tax Returns or Taxes of any of the Acquired Companies or any

direct or indirect equity owners thereof, and (iii) make available any information, records, or other documents relating to any Taxes or Tax Returns of any of the Acquired Companies as the other party may reasonably request in order to file Tax Returns or conduct audits or other proceedings. Acquiror shall use commercially reasonable efforts to retain, and cause the Acquired Companies to retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all income Tax Returns, supporting work schedules, work papers and other records or information in its possession that may be relevant to such returns and shall not destroy or otherwise dispose of any such records without first providing the Holder Representative or Blocker Sellers, as applicable, with a reasonable opportunity to review and take possession of the same.

(g) Transfer Taxes. Acquiror shall file all Tax Returns and other documentation necessary with respect to all Transfer Taxes. Acquiror shall bear fifty percent (50%) and the Non-Blocker Holders and Blocker Sellers shall bear fifty percent (50%) of all Transfer Taxes; provided, that the Non-Blocker Holders and Blocker Sellers shall have no liability for Transfer Taxes other than through the inclusion of fifty percent (50%) of all Transfer Taxes in Funded Debt. The parties hereto will cooperate reasonably in the execution of such Tax Returns and other documentation with respect to Transfer Taxes.

(h) Specified Tax Matters. Within one (1) Business Day following the date of this Agreement, the Company shall, and shall cause its Subsidiaries to, initiate voluntary disclosure programs (or similar procedures) (each, a “VDA”) as outlined in Schedule 10.2(h)(1) of the Company Disclosure Schedules with respect to the matters listed on Schedule 10.2(h)(2) of the Company Disclosure Schedules (the “Specified Tax Matters” and each VDA with respect to Specified Tax Matters, a “Specified VDA”); provided, that any failure or delay in initiating any Specified VDA within such period to the extent resulting from any technical difficulty, outage or other unavailability of any website, portal or other electronic filing system of the applicable Governmental Authority shall not constitute a breach of this Agreement, so long as the Company initiates such Specified VDA as promptly as reasonably practicable thereafter. The Company shall engage Ernst & Young LLP or PricewaterhouseCoopers LLP with respect to the Specified VDAs (the “VDA Advisor”). The Company shall (i) control each Specified VDA process diligently and in good faith as determined by the Company and Acquiror, (ii) keep Acquiror reasonably informed of the progress of each Specified VDA, (iii) permit Acquiror to fully participate in each Specified VDA, (iv) at least ten (10) Business Days prior to submitting written materials to a Governmental Authority pursuant to a Specified VDA (other than the initial filings to initiate the Specified VDAs, in the form agreed by the Company and Acquiror prior to the date hereof), provide drafts of such materials to Acquiror for Acquiror’s review and comment and incorporate Acquiror’s reasonable comments that are received by the Company within three (3) Business Days of Acquiror’s receipt of such written materials, (v) not submit any written materials to, or otherwise initiate communications with, a Governmental Authority with respect to a Specified VDA (other than such initial filings) without the consent of Acquiror, which consent shall not be unreasonably withheld, conditioned, or delayed, and (vi) not settle or otherwise compromise any Specified VDA process without the consent of Acquiror, which consent shall not be unreasonably withheld, conditioned, or delayed. The costs of the VDA Advisor (“VDA Advisor Fees”) shall be borne fifty percent (50%) by the Non-Blocker Holders and Blocker Sellers (solely through payments by the Company prior to Closing or inclusion in Funded Debt) and fifty percent (50%) by Acquiror. Notwithstanding anything to the contrary in this Agreement or the other Transaction Documents, (i) the Seller Released Parties shall have no obligations or liabilities of whatsoever kind or nature following the occurrence of the Closing with respect to Specified Tax Matters (including any Specified VDA Taxes) other than a reduction in the Preliminary Purchase Price or the Final Purchase Price, as the case may be, for any unpaid VDA Advisor Fees that are required to be borne by the Non-Blocker Holders and Blocker Sellers pursuant to this Section 10.2(h), and (ii) the existence of the Specified Tax Matters shall not be a breach of any representation, warranty, covenant or other agreement in this Agreement or the other Transaction Documents and shall not delay or prevent the Closing from occurring.

ARTICLE XI.

CONDITIONS TO OBLIGATIONS

11.1 Conditions to Obligations of the Acquiror Entities, the Blocker Sellers, the Company and the Blockers. The obligations of the Acquiror Entities, the Blocker Sellers, the Company and the Blockers to consummate, or cause to be consummated, the Closing, are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a) (i) All applicable waiting periods (and any extensions thereof) under the HSR Act (and any timing agreement with any Governmental Authority not to consummate or to delay the Closing entered into in connection therewith) shall have expired or been terminated and (ii) the CMA Condition shall have been satisfied.

(b) The (i) FINRA Condition and (ii) FINMA Condition shall have been satisfied.

(c) There shall not be in force any applicable Law or Governmental Order enjoining or otherwise prohibiting the consummation of the Sale Transaction.

11.2 Conditions to Obligations of the Acquiror Entities. The obligations of the Acquiror Entities to consummate, or cause to be consummated, the Closing, are subject to the satisfaction of the following additional conditions, any one or more of which may be, to the extent permitted by applicable Law, waived in writing by the Acquiror Entities:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company and the Blocker Sellers contained in this Agreement (without giving effect to any “Material Adverse Effect” or materiality (or other materiality-based words of similar import or effect) qualification therein), other than the representations and warranties set forth in Section 4.1(a) and Section 4.1(c) (Organization), Section 4.2 (Due Authorization), Section 4.5(a)-(d) and the last sentence of Section 4.5(e) (Capitalization), Section 4.14 (Brokers’ Fees), Section 4.17(a)(i) (Absence of Changes), Section 5.1 (Organization), Section 5.2 (Due Authorization), Section 5.5 (No Operations; Title), the first sentence of Section 5.6 (Capitalization), Section 5.9 (Brokers’ Fees), Section 6.1 (Organization), Section 6.2 (Title), Section 6.3 (Due Authorization) and Section 6.6 (Brokers’ Fees) shall be true and correct in all respects as of the date hereof and as of the Closing Date, as if made anew at and as of that time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, such failures to be true and correct as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(ii) The representations and warranties of the Company contained in Section 4.17(a)(i) (Absence of Changes) shall be true and correct in all respects as of the date hereof and as of the Closing Date, as if made anew at and as of that time.

(iii) Each of the representations and warranties of the Company and the Blocker Sellers contained in Section 4.1(a) and Section 4.1(c) (Organization), Section 4.2 (Due Authorization), Section 4.5(a)-(d) and the last sentence of Section 4.5(e) (Capitalization), Section 4.14 (Brokers’ Fees), Section 5.1 (Organization), Section 5.2 (Due Authorization), Section 5.5 (No Operations; Title), the first sentence of Section 5.6 (Capitalization), Section 5.9 (Brokers’ Fees), Section 6.1 (Organization), Section 6.2 (Title), Section 6.3 (Due Authorization), and Section 6.6 (Brokers’ Fees) shall be true and correct in all respects other than de minimis inaccuracies, as of the date hereof and as of the Closing Date, as if made anew at and as of that time (except to the extent that any such representation and warranty speaks expressly as of an earlier date, in which case such representation and warranty shall be true and correct in all respects other than de minimis inaccuracies as of such earlier date).

(b) Covenants. Each of the covenants of the Company and the Blocker Sellers to be performed or complied with as of or prior to the Closing shall have been performed and complied with in all material respects.

(c) Officer’s Certificate. Acquiror shall receive at the Closing (i) a certificate signed by an authorized officer of the Company, dated the Closing Date, certifying that, to the actual knowledge (without any requirement of inquiry) of such officer (solely in his or her capacity as such), the conditions specified in Section 11.2(a), Section 11.2(b) and Section 11.2(e), in each case, with respect to the Company Group Entities have been fulfilled and (ii) a certificate signed by an authorized officer of each Blocker Seller, dated the Closing Date, certifying that, to the actual knowledge (without any requirement of inquiry) of such officer (solely in his or her capacity as such), the conditions specified in Section 11.2(a), Section 11.2(b) and Section 11.2(e), in each case, with respect to such Blocker Seller and Blocker, as applicable, have been fulfilled.

(d) Closing Deliverables. The Company and the Blocker Sellers shall have delivered (or caused to be delivered) to Acquiror each of the items required to be delivered pursuant to Section 2.6(a).

(e) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

11.3 Conditions to the Obligations of the Blocker Sellers, the Company and the Blockers. The obligations of the Blocker Sellers, the Company and the Blockers to consummate, or cause to be consummated, the Closing, are subject to the satisfaction of the following additional conditions, any one or more of which may be, to the extent permitted by applicable Law, waived in writing by the applicable Blocker Seller and the Company; provided, that any condition set forth in this Section 11.3 applicable solely to a Blocker or its respective Blocker Seller may instead be, to the extent permitted by applicable Law, waived in writing by the Company acting alone, without the consent of such Blocker or Blocker Seller:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Acquiror Entities contained in this Agreement (without giving effect to any “Acquiror Material Adverse Effect” or materiality qualification (or other materiality-based words of similar import or effect) therein), other than the representations and warranties set forth in Section 7.1 (Organization), Section 7.2 (Due Authorization), Section 7.6 (Financial Ability) and Section 7.7 (Brokers’ Fees), shall be true and correct in all respects as of the date hereof and as of the Closing Date, as if made anew at and as of the Closing Date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, such failures to be true and correct as have not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

(ii) Each of the representations and warranties of the Acquiror Entities contained in Section 7.1 (Organization), Section 7.2 (Due Authorization), Section 7.6 (Financial Ability) and Section 7.7 (Brokers’ Fees) shall be true and correct in all respects as of the date hereof and as of the Closing Date, as if made anew at and as of the Closing Date (except to the extent that any such representation and warranty speaks expressly as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date).

(b) Covenants. Each of the covenants of Acquiror Entities to be performed or complied with as of or prior to the Closing shall have been performed and complied with in all material respects.

(c) Officer’s Certificate. Acquiror shall have delivered to the Company a certificate signed by an authorized officer of Acquiror, dated the Closing Date, certifying that, to the actual knowledge (without any requirement of inquiry) of such officer (solely in his or her capacity as such), the conditions specified in Section 11.3(a) and Section 11.3(b) have been fulfilled.

(d) Closing Deliverables. The Acquiror Entities shall have delivered (or caused to be delivered) to the Company and the Blocker Sellers each of the items required to be delivered pursuant to Section 2.6(b).

11.4 Satisfaction of Conditions. In the event that the Closing occurs, all conditions to the obligations of the Acquiror Entities, the Company, the Blocker Sellers and the Blockers to proceed with the Closing under this Agreement will be deemed to have been fully and completely satisfied or waived for all purposes upon the occurrence of the Closing.

11.5 No Frustration of Closing Conditions. None of the parties to this Agreement may rely on the failure of any condition set forth in Article XI to be satisfied if such failure was caused by the failure of such party to perform any of its respective obligations under this Agreement.

ARTICLE XII.

TERMINATION

12.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned prior to the Closing:

(a) by written consent of the Company and Acquiror;

(b) by the Company or Acquiror if any Governmental Authority having competent jurisdiction has issued a final, non-appealable Governmental Order (other than a temporary restraining order) permanently enjoining or prohibiting the transactions contemplated by this Agreement; provided, that this right of termination shall not be available to any party hereto whose failure to comply with or perform its obligations under this Agreement has been a cause of, or resulted in, such Governmental Order;

(c) by written notice to the Company from Acquiror if, subject to Section 2.7 (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company or the Blocker Sellers set forth in this Agreement, such that the conditions specified in Section 11.2(a) or Section 11.2(b) would not be satisfied at the Closing (a “Terminating Breach”), except that, if such Terminating Breach is curable by the Company or the Blocker Sellers, as applicable, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Company and/or the Blocker Sellers, as applicable, of notice from Acquiror of such breach (the “Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Breach is not cured within the Cure Period, or (ii) the Closing has not occurred on or before the date that is twelve (12) months after the date of this Agreement (such date as it may be extended pursuant to the following proviso, the “Termination Date”); provided, that in the event that each of the conditions set forth in Article XI, other than any condition set forth in Section 11.1(a) or Section 11.1(c), are satisfied (or, if the Closing were to occur, would be satisfied in accordance with its terms at the Closing) as of the Termination Date, then such Termination Date may be extended by written notice delivered by either the Company or Acquiror to the other party, in each case as applicable, to a date that is six (6) months after the then applicable Termination Date (and, thereafter, the applicable Termination Date shall be such later date); provided, further, that (x) such extension right may be exercised no more than two (2) times in the aggregate (i.e., the latest date that the Termination Date may be extended to pursuant to this proviso is twenty-four (24) months after the date of this Agreement), and (y) the right to terminate this Agreement under clause (i) or clause (ii) of this Section 12.1(c) shall not be available if an Acquiror Entity’s material breach of this Agreement has been the primary cause of the failure of the Closing to occur on or before such date; or

(d) by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of any of the Acquiror Entities set forth in this Agreement, such that the conditions specified in Section 11.3(a) or Section 11.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by the Acquiror Entities, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror of notice from the Company of such breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period; provided, that any failure by Acquiror to consummate the Closing when required pursuant to Section 2.4 shall not be, and shall not be deemed, curable, or (ii) the Closing has not occurred on or before the Termination Date; provided, that the right to terminate this Agreement under subsection (i) or (ii) of this Section 12.1(d) shall not be available if the Company’s material breach of this Agreement has been the primary cause of the failure of the Closing to occur on or before such date.

12.2 Effect of Termination.

(a) Except as otherwise set forth in this Section 12.2 (including, solely in the event of a Qualifying Termination pursuant to Section 12.2(b)), in the event of the termination of this Agreement pursuant to Section 12.1 (which termination shall be effected by written notice of termination to the other party in accordance with Section 12.1), this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto to any other party hereto or its respective Affiliates, officers, directors or equityholders, other than liability of a Blocker Seller, the Company, a Blocker or the Acquiror Entities, as the case may be, for (i) any Willful Breach, or (ii) Fraud, in each case occurring prior to such termination. The provisions of this Section 12.2, Article XIII and Article XIV (collectively, the “Surviving Provisions”), the Confidentiality Agreement and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall, in each case, survive any termination of this Agreement.

(b) Notwithstanding anything to the contrary contained in Section 12.2(a), in the event that this Agreement is terminated by (i) Acquiror pursuant to Section 12.1(c)(ii) for failure to satisfy the closing conditions set forth in Section 11.1(a) or Section 11.1(c) (solely in connection with any Antitrust Law) when all other conditions to Closing set forth in Article XI have been satisfied or validly waived (or, in the case of any such conditions that by their nature can only be satisfied at the Closing, such other conditions to Closing would have been satisfied in accordance with their terms at the Closing if the Closing had occurred at the time of such termination), (ii) the Company pursuant to Section 12.1(d)(ii) for failure to satisfy the conditions to Closing set forth in Section 11.1(a) or Section 11.1(c) (solely in connection with any Antitrust Law) when all other conditions to Closing set forth in Article XI have been met (or, in the case of any such conditions that by their nature can only be satisfied at the Closing, such other conditions to Closing would have been satisfied in accordance with their terms at the Closing if the Closing had occurred at the time of such termination), or (iii) Acquiror or the Company pursuant to Section 12.1(b) (solely in connection with any Antitrust Law) (any of the foregoing, a “Qualifying Termination”), then Acquiror shall promptly, but in no event later than five (5) Business Days after the date of such Qualifying Termination, pay or cause to be paid to the Company an amount equal to $105,000,000 (the “Termination Fee”) by wire transfer of same day funds to an account designated by the Company. If Acquiror fails to pay the Termination Fee on or prior to the date it is due hereunder and, in order to obtain such payment, the Company commences an Action that results in a final, nonappealable judgment against Acquiror for payment of the Termination Fee, Acquiror shall pay, or cause to be paid, to the Company its reasonable and documented out-of-pocket costs and expenses (including outside attorneys’ fees, expenses and disbursements) incurred in connection with such Action and enforcing its rights hereunder (the “Collection Costs”), together with interest on all such amounts (including the Termination Fee) at an annual rate equal to the prime rate plus five (5)% as published in The Wall Street Journal, Eastern Edition, in effect on the date such amounts were originally due hereunder, which shall accrue from such date that the Termination Fee was required to be paid through the date such payment is actually delivered in full to the Company or its designee (collectively, the “Interest”, and together with the Collection Costs, the “Enforcement Costs”). The parties hereto acknowledge and hereby agree that the Termination Fee if, as and when required to be paid pursuant to this Section 12.2(b), shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate the Company in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement (x) in no event shall the Acquiror be required to pay the Termination Fee on more than one occasion, (y) except for the right to seek and obtain any equitable relief pursuant to Section 14.15, and except for any Fraud of the Acquiror or its Affiliates (1) the payment of the Termination Fee (together with any Enforcement Costs) shall be the sole and exclusive remedy available to the Company with respect to this Agreement in the event of a Qualifying Termination, and (2) upon payment of the Termination Fee (together with any Enforcement Costs), Acquiror shall have no further liability or obligation to the Company, any Blocker Seller or any of their respective Affiliates, officers, directors or equityholders or any other Person under or in connection with this Agreement or the transactions contemplated hereby.

ARTICLE XIII.

HOLDER REPRESENTATIVE

13.1 Designations and Replacement of Holder Representative. The parties hereto have agreed (and the Holders shall agree in the Letter of Transmittal) to designate Shareholder Representative Services LLC, a Colorado limited liability company as representative, agent and attorney-in-fact to act on behalf of the Holders and Blocker Sellers for certain limited purposes, as specified herein, as of Closing (the “Holder Representative”). The Holder Representative may resign at any time upon notice to the Company, and the Holder Representative may be removed by the vote of the holders of more than fifty percent (50%) of the Membership Interests issued and outstanding as of immediately prior to the Effective Time (the “Majority Holders”). In the event that a Holder Representative has resigned or been removed, a new Holder Representative shall be appointed by a vote of the Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Holder Representative.

13.2 Authority and Rights of the Holder Representative; Limitations on Liability.

(a) The Holder Representative shall have (and each Letter of Transmittal shall provide that the Holder Representative has) such powers and authority as are necessary to act for, and on behalf of, any or all of the Holders and the Blocker Sellers (with full power of substitution in the premises) in connection with (i) the purchase price adjustment set forth in Section 3.4 and (ii) such other matters as are reasonably necessary for the consummation of the transactions contemplated by this Agreement and the Transaction Documents and any other document delivered in connection herewith, including (1) to receive or direct the receipt or distribution of all payments owing to the Holders or the Blocker Sellers under this Agreement, (2) to withhold any amounts received on behalf of the Holders or the Blocker Sellers in order to satisfy any actual or potential liabilities of the Holders or the Blocker Sellers under this Agreement, (3) to make any payments on behalf of the Holders or the Blocker Sellers and collect from the Holders or the Blocker Sellers (on a Pro Rata Basis) any amounts paid in settlement of any claims under this Agreement, (4) to terminate, amend, waive any provision of or abandon this Agreement or any of the agreements or documents entered into in connection with this Agreement, (5) to act as the representative of the Holders and the Blocker Sellers to review and authorize all claims and disputes or question the accuracy thereof, (6) to negotiate and compromise on their behalf with Acquiror any claims asserted hereunder and to authorize payments to be made with respect thereto, (7) to distribute or direct the distribution of any payments to Holders and the Blocker Sellers as contemplated by this Agreement, (8) to take such further actions as are authorized in this Agreement or the other agreements or documents entered into in connection with this Agreement and (9) in general, do all things and perform all acts, including executing and delivering all agreements (including the other agreements or documents entered into in connection with this Agreement), certificates, receipts, consents, elections, instructions and other documents contemplated by or deemed by the Holder Representative to be necessary or desirable in connection with this Agreement, the other agreements or documents entered into in connection with this Agreement and the transactions contemplated hereby and thereby. The Holder Representative shall have no duties or obligations except as expressly provided in this Agreement, and each other Transaction Document to which the Holder Representative is a party, and no implied covenants, agreements, functions, duties, responsibilities, obligations or liabilities shall be read into this Agreement or such other Transaction Documents, or shall otherwise exist against the Holder Representative.

(b) The Holder Representative shall not be liable for any act or omission in connection with its services pursuant to this Agreement or any other Transaction Document, including any act or omission taken pursuant to the advice of counsel, except to the extent resulting from its fraud, gross negligence, bad faith, willful misconduct or intentional and material breach of applicable Law (collectively, “Disqualifying Conduct”). The Blocker Sellers and Holders shall, severally and not jointly, indemnify (in the respective amounts by which the portion of the Preliminary Purchase Price allocated to each Blocker Seller and Holder in the Payout Schedule would have been reduced had such Representative Losses been deducted from the Preliminary Purchase Price or the Final Purchase Price, as applicable, and allocated in accordance with the principles set forth in Section 3.4(d) (a “Pro Rata Basis”)) (which at all times shall sum to 100% coverage), defend and hold harmless the Holder Representative from and against any reasonable, documented, out-of-pocket losses, liabilities and expenses arising out of or in connection with this Agreement or any other Transaction Document, as incurred (“Representative Losses”). However, Representative Losses shall not include, and the Blocker Sellers and Holders shall have no obligation to fund, indemnify or reimburse, any fees, costs or expenses incurred by the Holder Representative in defending, investigating, contesting or responding to any claim, assertion, suit, action, cause of action, litigation or proceeding alleging Disqualifying Conduct asserted in good faith by any Person. All other Representative Losses shall continue to be indemnified as incurred while any such claim is pending. If a court of competent jurisdiction determines in a final, non-appealable judgment that a Representative Loss (i) did not result from Disqualifying Conduct, the fees, costs and expenses excluded by the preceding sentence shall be Representative Losses indemnifiable hereunder, or (ii) resulted from Disqualifying Conduct, the Holder Representative shall, within twenty (20) Business Days after such judgment, repay any amounts previously funded in respect of such Representative Loss to the Holder Allocable Expense Amount (or, if the Holder Allocable

Expense Amount has been fully distributed, to the Paying Agent for distribution to the Blocker Sellers and Holders). Representative Losses may be recovered by the Holder Representative from (x) the Holder Allocable Expense Amount and (y) any other amounts that become payable to the Blocker Sellers and Holders under this Agreement, when such amounts would otherwise be distributable to them, without relieving the Blocker Sellers and Holders of their obligation to promptly pay Representative Losses as incurred. The Holder Representative shall not be required to advance its own funds. Any limitations on the liability or indemnification obligations of the Blocker Sellers and Holders set forth elsewhere in this Agreement shall not apply to the indemnities in favor of the Holder Representative under this Section 13.2(b). This Section 13.2(b) shall survive the Closing, the resignation or removal of the Holder Representative and any termination of this Agreement.

(c) At the Closing, Acquiror will deliver (or cause to be delivered) by wire to Holder Representative an amount in cash equal to the Holder Allocable Expense Amount. Holder Representative will hold and use the Holder Allocable Expense Amount in accordance with Section 3.4(b) and Section 13.2(b). The Blocker Sellers and Holders will not receive any interest or earnings on the Holder Allocable Expense Amount (such interest or earnings, the “Holder Representative Account Earnings”) and irrevocably transfer and assign to the Holder Representative any ownership right that they may otherwise have had in any such Holder Representative Account Earnings. The Holder Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Holder Representative’s responsibilities or resignation or removal of the Holder Representative from its role hereunder, the Holder Representative will deliver any remaining balance of the Holder Allocable Expense Amount to the Paying Agent for further distribution to the Blocker Sellers and Holders. For tax purposes, (i) the Holder Allocable Expense Amount will be treated as having been received and voluntarily set aside by the Blocker Sellers and Holders at the time of Closing, and (ii) Holder Representative will be treated as the owner of the Holder Representative Account Earnings and will be responsible for the payment of any Taxes arising from or otherwise related thereto.

(d) Any decision, act, consent, approval or instruction of the Holder Representative given or made pursuant to this Section 13.2 shall constitute a decision, act, consent, approval or instruction of the Holders and the Blocker Sellers, as applicable, and Acquiror, the Surviving Company and the Blockers (and their respective Affiliates, employees, representatives and agents) shall each be entitled to conclusively rely upon any representation of the Holder Representative with respect to any such act, decision, consent, approval or instruction of the Holders and the Blocker Sellers, as applicable notwithstanding any contrary action or direction from any such Holder or Blocker Seller and no such Holder or Blocker Seller shall have the right to object, dissent, protest or otherwise contest the same. The appointment and power of attorney made in this Section 13.2 shall to the fullest extent permitted by Law be deemed an agency coupled with an interest and all authority conferred hereby shall to the fullest extent permitted by Law be irrevocable and not be subject to termination by operation of Law, whether by the death or incapacity or liquidation or dissolution of any Holder or any Blocker Seller or the occurrence of any other event or events. Any action taken by the Holder Representative on behalf of the Holders or the Blocker Sellers pursuant to this Agreement shall be as valid as if any such death, incapacity, liquidation, dissolution or other event had not occurred, regardless of whether or not the Holder Representative, the Surviving Company or Acquiror shall have received notice of any such death, incapacity, liquidation, dissolution or other event.

ARTICLE XIV.

MISCELLANEOUS

14.1 Non-Survival of Representations, Warranties and Covenants. The parties to this Agreement, intending to modify any applicable statute of limitations, hereby agree that each of the representations, warranties, covenants and agreements in this Agreement or in any instrument, document or certificate delivered pursuant to this Agreement shall terminate effective immediately as of the Closing, except for those covenants and agreements contained herein and therein which by their terms expressly apply in whole or in part after the Closing and then only to such extent until such covenants and agreements have been fully performed in accordance with their terms. In furtherance of the foregoing, but subject to the last sentence of this Section 14.1, each of the parties to this Agreement hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (including any statutory rights to contribution or indemnification) it may have against any other party hereto or any of their Affiliates or representatives for any breach of any representation or warranty or covenant or obligation to have been performed prior to the Closing set forth herein, or the subject matter of this Agreement based upon predecessor or successor liability, contribution, tort, strict liability or any Law or otherwise. Without limiting the generality of the foregoing (but subject to the last sentence of this Section 14.1):

(a) Acquiror and Merger Sub hereby waive any statutory and common law remedies, including remedies that may be available under environmental Laws, with respect to matters relating to the transactions contemplated by this Agreement (including with respect to any environmental, health or safety matters);

(b) the provisions of and the limitation of remedies provided in this Section 14.1 were specifically bargained for between the parties hereto and were taken into account by the parties hereto in arriving at the Preliminary Purchase Price;

(c) the parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the transactions contemplated under this Agreement hereby exclusively in contract pursuant to the express terms and provisions of this Agreement;

(d) the parties hereto hereby agree that no party hereto shall have any remedies or causes of action (whether in contract or in tort) for any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement; and

(e) the parties hereto each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and the parties hereto specifically acknowledge that no party hereto has any special relationship with another party hereto that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

Notwithstanding anything to the contrary in this Section 14.1 or elsewhere in this Agreement, nothing in this Section 14.1 shall limit any claim, right or remedy of any party hereto in respect of Fraud.

14.2 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its governing body, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 14.11 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement. No failure or delay by any party in exercising any right or remedy under this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time, and no single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy. The waiver by any party of any term or provision or any breach of this Agreement shall not be construed as a waiver of any other provision or any subsequent breach.

14.3 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (i) when delivered in person (including by messenger service), (ii) upon delivery when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) upon delivery when delivered by FedEx or other nationally recognized overnight delivery service or (iv) on the date of transmission when delivered by email (in each case in this clause (iv), so long as the sender of such email does not receive any automatic reply from the recipient’s email server indicating that the recipient did not receive such email) if such transmission is completed prior to 8:00 p.m. local time of the recipient party, or one (1) Business Day following the date of transmission if such transmission is completed at or after 8:00 p.m. local time of the recipient party, and shall be addressed as follows:

(a) If to Acquiror, Merger Sub, the Surviving Company or the Blockers (following the Closing):

Tradeweb Markets LLC

245 Park Avenue

New York, NY 10167

Attention: Chief Legal Officer

Email: [***]

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Steven Scheinfeld; Steven Epstein; Adam B. Cohen

Email: [***];

(b) If to the Company or the Blockers prior to the Closing or the Blocker Sellers:

1411 Broadway, Suite 2410

New York, NY 10018

Attention: Cheryl Knopp, General Counsel; Dan Siracuse, Chief

Financial Officer & Chief Operating Officer

Email: [***]

with a copy to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention: Mitchell L. Rabinowitz; Daniel Mun; Jennifer Wong.

Email: [***]

(c) If to Holder Representative:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: [***]

or to such other address or addresses as the parties may from time to time designate in writing by notice to the other parties in accordance with this Section 14.3.

14.4 Assignment. No party hereto shall assign this Agreement or any part hereof, including any rights, interests or obligations hereunder, without the prior written consent of the other parties; provided, that this Agreement and all rights, interests and obligations hereunder may be assigned, in whole or in part, without consent, by the Acquiror to any of its Affiliates, the Company or any of its Subsidiaries. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. No assignment of this Agreement shall relieve the assigning party of its obligations hereunder and any purported assignment of rights or delegation of performance obligations in violation of this Section 14.4 shall be void ab initio.

14.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the D&O Indemnified Persons are express and intended third-party beneficiaries of, and may enforce, Section 9.2 (and this Section 14.5 with respect to the enforcement of Section 9.2), (b) the past, present and future directors, managers, officers, employees, incorporators, members, partners, equityholders, Affiliates, agents, attorneys, advisors and representatives of the parties and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are express and intended third-party beneficiaries of, and may enforce, Section 14.16 (and this Section 14.5 with respect to the enforcement of Section 14.16), (c) each of Latham & Watkins LLP (“L&W”) and Richards, Layton & Finger, P.A. (“RLF”) is an express and intended third-party beneficiary of, and may enforce, Section 14.17 (and this Section 14.5 with respect to the enforcement of Section 14.17), and (d) the Seller Released Parties are intended third party beneficiaries of, and may enforce, Section 14.16 (if applicable), and Section 14.18 (and this Section 14.5 with respect to the enforcement of Section 14.16 (if applicable) and Section 14.18). None of the provisions of this Agreement in respect of which any Person is an express and intended third-party beneficiary pursuant to this Section 14.5 shall be amended, modified or waived, in whole or in part, with respect to such Person or in a manner adversely affecting such Person, without the prior written consent of such Person, and any such attempted or purported amendment, modification or waiver without such consent shall be void ab initio.

14.6 Expenses. Except as otherwise provided herein, each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, however, that (a) the fees and expenses of the Independent Accountant, if any, shall be paid in accordance with Section 3.4, (b) any Transfer Taxes shall be paid by Acquiror pursuant to Section 10.2(g), and (c) Acquiror shall be obligated to pay (i) any filing fees with respect to any filings required under the HSR Act, the FINRA Filing pursuant to Section 8.4, and any other consents of any Governmental Authority pursuant to Section 9.1, (ii) any and all costs, expenses, fees, Taxes and other amounts associated with obtaining the RWI Policy, (iii) the premium payable connection with the purchase of any “tail” or other insurance policies pursuant to Section 9.2(b), (iv) any fees payable to the Escrow Agent pursuant to the Escrow Agreement, and (v) any fees payable to the Paying Agent pursuant to the Paying Agent Agreement.

14.7 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

14.8 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any Docusign or .pdf or other electronic copies hereof or signatures hereon shall, for all purposes, be deemed originals.

14.9 Schedules and Annexes. The Schedules, Exhibits and Annexes referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules, Exhibits and Annexes shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party hereto in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply to the extent that the relevance of such disclosure to such other section or schedule is reasonably apparent from the face of such disclosure. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Schedules or Exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party hereto shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Schedules or Exhibits in any dispute or controversy between the parties hereto as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the Schedules and Exhibits hereto (i) is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract), (ii) are intended only to disclose information pursuant to, or qualify, the representations and warranties of the Company Group Entities, Blockers, Blocker Sellers and Acquiror Entities contained in this Agreement and (iii) shall not be deemed to expand the scope of the representations, warranties or covenants set forth in the Agreement or the scope of the information required to be disclosed under this Agreement. Where a summary or description of a matter is included in the Schedules, such summary or description does not purport to be a complete statement of the terms of such matter, Contract, or other item.

14.10 Entire Agreement. This Agreement (including the Schedules, Exhibits and Annexes to this Agreement), together with the other Transaction Documents, constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth in this Agreement and the other Transaction Documents.

14.11 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the parties hereto in the same manner as this Agreement and which makes reference to this Agreement.

14.12 Publicity. The initial press release regarding this Agreement shall be made at such time and in such form as Acquiror and the Company agree; provided, that if parties cannot agree on the time or form of such initial press release, Acquiror shall be permitted to make any disclosure required by Law or the rules of any stock exchange (including disclosures advisable or required under the securities Laws or any listing agreement covering publicly traded securities); provided, that Acquiror shall use commercially reasonable efforts to consult in good faith with the Company before doing so. The parties hereto agree that, except for the initial press release contemplated by the foregoing sentence and except as required by Law or the rules of any stock exchange (including disclosures advisable or required under the securities Laws or any listing agreement covering publicly traded securities) or expressly contemplated by this Agreement, no public release or announcement concerning this Agreement or the transactions contemplated hereby containing any substantive information in addition to the information previously disclosed in accordance with this Section 14.12 shall be issued or made by or on behalf of any party hereto without the prior consent of Acquiror and the Company (prior to the Closing) or the Holder Representative (following the Closing), in each case which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything contained herein to the contrary, the parties hereto acknowledge and agree that (a) the Company may disclose this Agreement and terms of hereof to the Holders, and (b) the Company may disclose this Agreement and the terms hereof to its employees, accountants, advisors and other representatives as necessary in connection with the ordinary conduct of their respective businesses, in the case of clause (a) and (b) (so long as such Persons agree to, or are bound by Contract to, keep the terms of this Agreement confidential). Notwithstanding the foregoing, no party hereto (other than the applicable Blocker Seller) shall, and each such party shall cause its Affiliates not to, without the prior written consent of the applicable Blocker Seller, use, publish, reproduce or refer to the name of any Blocker Seller or its respective Blocker, or any of their respective Affiliates or controlling Persons, in any public or other non-internal discussion, document or material, including for marketing, advertising, publicity or other purposes; provided, that the foregoing shall not restrict any disclosure required by applicable Law or the rules of any stock exchange (in which case the disclosing party shall, to the extent legally permitted, use commercially reasonable efforts to consult in good faith with the applicable Blocker Seller prior to such disclosure).

14.13 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

14.14 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in the Delaware Chancery Court (or, if the Delaware Chancery Court shall not have jurisdiction, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and each appellate court therefrom, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, brought pursuant to this Section 14.14. EACH OF THE PARTIES HERETO (AND IN THE CASE OF ACQUIROR, ON BEHALF OF ITSELF AND EACH ACQUIROR PARTY) HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.15 Enforcement.

(a) The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (i) each party hereto shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement by any other party hereto and to enforce specifically the terms and provisions hereof, without proof of damages or inadequacy of any remedy at Law, prior to the valid termination of this Agreement in accordance with Section 12.1, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Blocker Sellers, the Blockers, the Company, the Surviving Company nor Acquiror would have entered into this Agreement. For the avoidance of doubt, in the event a party hereto commences an Action seeking specific performance or other equitable relief prior to the Closing, the Termination Date shall automatically be extended by (A) the amount of time during which such Action is pending, plus twenty (20) Business Days, or (B) such other time period established by the court presiding over such Action.

(b) Each party hereto agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties hereto acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section shall not be required to provide any bond or other security in connection with any such injunction.

(c) For the avoidance of doubt, while the Company may pursue equitable relief, including a grant of specific performance under this Section 14.15, and, in the case of a Qualifying Termination, the payment of the Termination Fee, under no circumstances shall the Company be permitted or entitled to receive both (i) a grant of specific performance to require the Acquiror to consummate the Closing and (ii) payment of the Termination Fee.

14.16 Non-Recourse. Without limiting the rights of the Blocker Sellers and the Company under and to the extent provided under Section 14.15, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to the Transaction Documents or the transactions contemplated thereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party or the Confidentiality Agreement and in no event shall any other Person have any shared or vicarious liability, or otherwise be the subject of legal or equitable claims, for the actions or omissions of such party hereto. Without limiting the rights of the Blocker Sellers and the Company under and to the extent provided under Section 14.15, except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement or set forth in the Confidentiality Agreement), (i) no past, present or future director, manager, officer, employee, incorporator, member, partner, direct or indirect equityholder or financing source, agent, attorney, advisor, representative, related funds, investment managers, investment advisers, portfolio companies or Affiliate of any named party to this Agreement or any Affiliate thereof, and (ii) no past, present or future director, manager, officer, employee, incorporator, member, partner, direct or indirect equityholder or financing source, Affiliate, agent, attorney, advisor, representative, related funds, investment managers, investment advisers, portfolio companies, or Affiliate of any of the foregoing, in each case of the Persons described in clauses (i) and (ii) of this Section 14.16, shall have any liability (whether in contract, tort, equity or otherwise, including any and all causes of action arising from or otherwise relating to such Persons’ receipt of consideration or other benefits from the Transaction Documents and the transactions contemplated thereby) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Blocker Sellers, the Blockers, the Company Group Entities or Acquiror Entities under the Transaction Documents or the transactions contemplated thereby (whether for indemnification or otherwise) of or for any claim based on, arising out of, or related to the Transaction Documents or the transactions contemplated thereby. Notwithstanding the foregoing, Section 14.16 will not apply to Article XIII which will be enforceable by the Holder Representative in its entirety against the Holders and Blocker Sellers.

14.17 Acknowledgement and Waiver.

(a) Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its Affiliates and its and their respective representatives, (i) that L&W and RLF have been retained by, and may serve as counsel to, the Holders and Blockers and their respective Affiliates and their and their respective representatives (including the Company Group Entities and the Blockers) (individually and collectively, the “Seller Clients”), in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, (ii) that neither L&W nor RLF has acted as counsel for any other party hereto in connection with the transactions contemplated hereby and that none of the other parties hereto has the status of a client of L&W or RLF for conflict of interest or any other purposes as a result thereof, and (iii) that, following consummation of the transactions contemplated hereby, each of L&W and RLF (or any of their respective successors) may serve as counsel to any of the Seller Clients in connection with any Action or obligation arising out of or relating to this Agreement or the transactions contemplated hereby. Notwithstanding such representation or any continued representation of the Company Group Entities or the Blockers, each of the parties hereto (on their own behalf and on behalf of their Affiliates and its and their respective representatives) hereby consents thereto and knowingly, willingly and irrevocably waives any conflict of interest arising therefrom, and each of such parties will cause any Affiliate or representative thereof to consent to knowingly, willingly and irrevocably waive any conflict of interest arising from such representation. Acquiror, the Company, the Blockers and the Blocker Sellers each hereby agree, on its own behalf and on behalf of its Affiliates and its and their respective representatives, that, in the event that a dispute arises after the Closing between Acquiror and/or the Company Group Entities or the Blockers, on the one hand, and the Seller Clients (other than the Company Group Entities and the Blockers), on the other hand, each of L&W and RLF may represent the Seller Clients (other than the Company Group Entities and the Blockers) in such dispute even though the interests of the Seller Clients (other than the Company

Group Entities and the Blockers) may be directly adverse to Acquiror, the Company Group Entities or the Blockers, and even though L&W or RLF may have represented any of the Company Group Entities or the Blockers in a matter substantially related to such dispute, or may be handling ongoing matters for Acquiror, the Company Group Entities or the Blockers, or the Seller Clients. Each of the parties to this Agreement hereby irrevocably acknowledges and agrees that (A) all communications prior to the Closing between any of the Seller Clients, the Company Group Entities or the Blockers, or any Affiliates or any of their respective representatives thereof, on the one hand, and L&W or RLF, on the other hand, made in connection with or that relate in any way the negotiation, preparation, execution, delivery, performance and closing under, or any dispute or proceeding in connection with or arising out of or relating to, this Agreement, any agreements contemplated by this Agreement or otherwise relating to any potential sale of the Company Group Entities or the Blockers or the transactions contemplated hereby (the “Protected Seller Communications”), are privileged communications between the Seller Clients and such counsel, (B) all rights to such Protected Seller Communications, the expectation of client confidentiality, and the control of the confidentiality and privilege applicable thereto, belong to the applicable Seller Client and will be controlled by such Seller Client and shall not pass to or be claimed by Acquiror, the Company Group Entities, or the Blockers, (C) neither L&W nor RLF shall have any duty whatsoever to reveal or disclose Protected Seller Communications to Acquiror, the Company Group Entities or the Blockers by reason of any attorney-client relationship between L&W or RLF and the Company Group Entities or the Blockers or otherwise, (D) no failure by the Seller Clients or the Company Group Entities or the Blockers prior to the Closing to segregate or excise the Protected Seller Communications from the Company Group Entities’ or the Blockers’ computer systems or files, or failure by the Company or the Blocker Sellers to seek such segregation or excise and delivery to the Company or the Blocker Sellers of the Protected Seller Communications post-Closing, shall be deemed a waiver of the attorney-client privilege with respect thereto, and (E) neither Acquiror nor any of its Affiliates or representatives (including the Surviving Company, its Subsidiaries and the Blockers after the Closing) may use or rely on the Protected Seller Communications in any Action against or involving the Seller Clients, L&W or RLF, except and only to the extent that any such Protected Seller Communication is affirmatively raised or introduced by the Seller Clients, L&W or RLF in such an Action. To the extent Acquiror or any of its Affiliates or its and their respective representatives (including the Surviving Company, its Subsidiaries and the Blockers after the Closing) should discover in its possession after the Closing any Protected Seller Communications, it will take reasonable steps to preserve the confidentiality thereof and promptly deliver the same to the Holder Representative, keeping no copies, and will not by reason thereof assert any loss of confidentiality or privilege protection. The Protected Seller Communications may be used by the Seller Clients in connection with any dispute that relates in any way to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, in the event that following the Closing a dispute arises between the Acquiror or the Company Group Entities or the Blockers, on the one hand, and a third party other than a party hereto (or an Affiliate thereof), on the other hand, Acquiror or the Company Group Entities or the Blockers may assert the attorney-client privilege to prevent disclosure of any attorney-client communications to such third party.

(b) Acquiror knowingly, willingly, irrevocably and expressly acknowledges and agrees, on its own behalf and on behalf of each member of the Acquiror Parties, that the agreements contained in this Section 14.17 (i) require performance after the Closing to the maximum extent permitted by applicable Law and will survive the Closing, and (ii) are an integral part of this Agreement and the transactions contemplated hereby and that, without the agreements set forth in this Section 14.17, neither the Company, the Blockers nor the Blocker Sellers would enter into this Agreement.

14.18 Release.

(a) Effective upon the occurrence of the Closing, Acquiror, on behalf of itself and each other Acquiror Party, (i) irrevocably releases, acquits, and forever discharges the Seller Parties, the Non-Blocker Holders (solely in their capacities as former equityholders of the Company) and each Person that is, prior to the Closing, an officer, director, manager or direct or indirect equityholder of any of the Acquired Companies (in such Person’s capacity as such) (collectively, the “Seller Released Parties”) from any and all Actions and liabilities of whatsoever kind or nature, in contract or in tort, at law or in equity or otherwise, that any of the Acquiror Parties might claim or assert in each case arising out of anything done, omitted, suffered, or allowed to be done, omitted, or suffered by any Seller Released Party with respect to the ownership, management or operation of any of the Acquired Companies prior to the Closing, including pursuant to any agreement, understanding, representation, warranty, covenant or promise by, between, or among any Seller Released Party, on the one hand, and any of the Acquiror Parties, on the other hand (other than the Transaction Documents), in each case whether heretofore or hereafter accrued or unaccrued and whether foreseen or unforeseen or known or unknown, including any claim for indemnification, contribution, or other relief, any claim relating to the valuation or prospects of the Company Group Entities’ or the Blockers’ businesses, or any claim relating to any inducement to enter into this Agreement, in each case to the extent related to facts, matters, circumstances or events existing or occurring prior to the Closing (collectively, the “Acquiror Released Matters”); provided that, notwithstanding the foregoing, Acquiror Released Matters shall not include any claims (A) pursuant to and in compliance with any Transaction Document to enforce any covenant or agreement in such Transaction Document to the extent that such covenant or agreement, by its terms, expressly contemplates performance after the Closing Date, (B) in connection with enforcing the terms of any Contract between any Acquired Company and any such Person that is in effect as of or following the Closing, to the extent that such Contract, by its terms, expressly contemplates performance after the Closing, (C) based on Fraud, or (D) based on fraud or willful misconduct of any Seller Released Party that was or is an employee or officer of any of the Acquired Companies in such Person’s capacity as an employee or officer of any such Acquired Company, (ii) agrees to never (and Acquiror agrees to cause each other Acquiror Party to never) commence any Action based upon any Acquiror Released Matters, and (iii) acknowledges and agrees that it has provided this release, on behalf of itself and each other Acquiror Party, voluntarily, with the intention of fully, finally and irrevocably extinguishing all Acquiror Released Matters.

(b) Acquiror, on behalf of itself and each other Acquiror Party, without limiting the provisions of Section 14.18(a):

(i) acknowledges and agrees that the release set forth in this Section 14.18 shall apply to all unknown or unanticipated results of any action of any Seller Released Party, as well as those known and anticipated;

(ii) acknowledges and agrees that the Acquiror Parties may hereafter discover claims or facts in addition to or different from those that they now know or believe to exist with respect to the subject matter of this Section 14.18 and which, if known or suspected at the time of executing this Agreement, may have materially affected this Agreement, but nevertheless expressly accept and assume the risk of such possible differences in fact, agree that this Section 14.18 shall be and remain effective, notwithstanding any such differences, and hereby waive any and all rights, claims, Actions, or causes of action that might arise as a result of such different or additional claims or facts and acknowledge that they understand the significance and potential consequence of such a release of unknown claims; and

(iii) represents, warrants and agrees that the terms of this Section 14.18 are agreed to voluntarily with full knowledge of their significance and legal effect, consents that the claims and Actions released hereunder be construed as broadly as possible.

(c) Acquiror, on behalf of itself and each Acquiror Party, acknowledges and agrees that it is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Further, Acquiror, on behalf of itself and each Acquiror Party, acknowledges and agrees that it is familiar with any and all comparable provisions under any state, federal or non-U.S. Law. Acquiror, on behalf of itself and each Acquiror Party, hereby waives all rights that California Civil Code Section 1542 or any comparable provision under any state, federal or non-U.S. Law may give to such Acquiror Party as well as under any other statute or common law principles of similar effect.

(d) Effective upon the occurrence of the Closing, each of the Blocker Sellers and each other Holder (including pursuant to such Holder’s respective Letter of Transmittal, as applicable), on behalf of itself and each of their respective Affiliates, successors and assigns (the “Seller Releasers”), (i) irrevocably releases, acquits, and forever discharges the Acquiror Parties from any and all Actions and liabilities of whatsoever kind or nature, in contract or in tort, at law or in equity or otherwise, that any of the Seller Releasers might claim or assert in each case arising out of anything done, omitted, suffered, or allowed to be done, omitted, or suffered by any Acquiror Party with respect to any of such Acquiror Party’s actions or omissions prior to the Closing in relation to or arising from the Acquired Companies, the ownership, management or operation thereof, and the pre-Closing operations of the Acquired Companies, including pursuant to any agreement, understanding, representation, warranty, covenant or promise by, between, or among any Acquiror Party, on the one hand, and any of the Seller Releasers, on the other hand (including with respect to any matter arising under the Company LLC Agreement or any other agreement between a Blocker Seller, a Blocker, a Non-Blocker Holder, or any other Seller Releaser, on the one hand, and an Acquired Company, on the other hand, relating to a Seller Releaser’s ownership interest in the Company prior to the Closing), in each case whether heretofore or hereafter accrued or unaccrued and whether foreseen or unforeseen or known or unknown, including any claim for indemnification, contribution, or other relief, any claim relating to the valuation or prospects of the Company Group Entities’ or the Blockers’ businesses, or any claim relating to any inducement to enter into this Agreement, in each case to the extent related to facts, matters, circumstances or events existing or occurring prior to the Closing (collectively, the “Seller Released Matters”); provided that, (1) notwithstanding the foregoing, Seller Released Matters shall not include any claims (A) pursuant to and in compliance with any Transaction Document to enforce any covenant or agreement in such Transaction Document to the extent that such covenant or agreement, by its terms, expressly contemplates performance after the Closing Date, (B) in connection with enforcing the terms of any Contract between any Company Group Entity and any such Person that is in effect as of or following the Closing, to the extent that such Contract, by its terms, expressly contemplates performance after the Closing Date (except that, notwithstanding the foregoing, Seller Released Matters shall include any claim arising under any Affiliate Contract that is required to be terminated at or prior to the Closing pursuant to Section 8.6), or (C) Fraud and (2) for the avoidance of doubt, each Seller Releaser acknowledges and agrees that (A) effective upon the Closing, such Seller Releaser shall cease to be a member, shareholder or equityholder (however designated) of any Acquired Company and (B) without limiting the right of each Blocker Seller, and each Non-Blocker Holder to receive its respective shares of the Preliminary Purchase Price and the Final Purchase Price and any other payment to which such Person is entitled following the Closing pursuant to the terms of this Agreement, the Seller Released Matters include any claim or liability in respect of any distribution, dividend or other economic entitlement to which such Person may have been entitled prior to the Closing pursuant to the Company LLC Agreement or any other organizational or constituent document of any Acquired Company, (ii) agrees to never (and each Blocker Seller and other Holder agree to cause each other Seller Releaser to never) commence, continue or participate in a manner adverse to any Acquiror Party in any Action based in whole or in part upon any Seller Released Matters, and (iii) acknowledges and agrees that it has provided this release, on behalf of itself and each other Seller Releaser, voluntarily, with the intention of fully, finally and irrevocably extinguishing all Seller Released Matters.

(e) Seller Releasers, on behalf of themselves and each other Holder, without limiting the provisions of Section 14.18(d):

(i) acknowledge and agree that the release set forth in this Section 14.18 shall apply to all unknown or unanticipated results of any action of any Acquiror Party, as well as those known and anticipated;

(ii) acknowledge and agree that the Seller Releasers may hereafter discover claims or facts in addition to or different from those that they now know or believe to exist with respect to the subject matter of this Section 14.18 and which, if known or suspected at the time of executing this Agreement, may have materially affected this Agreement, but nevertheless expressly accept and assume the risk of such possible differences in fact, agree that this Section 14.18 shall be and remain effective, notwithstanding any such differences, and hereby waive any and all rights, claims, Actions, or causes of action that might arise as a result of such different or additional claims or facts and acknowledge that they understand the significance and potential consequence of such a release of unknown claims; and

(iii) represents, warrants and agrees that the terms of this Section 14.18 are agreed to voluntarily with full knowledge of their significance and legal effect, consents that the claims and Actions released hereunder be construed as broadly as possible.

(f) Seller Releasers, on behalf of themselves and each Holder, acknowledge and agree that they are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Further, Seller Releasers, on behalf of themselves and each Holder, acknowledge and agree that they are familiar with any and all comparable provisions under any state, federal or non-U.S. Law. Seller Releasers, on behalf of itself and each Holder, hereby waives all rights that California Civil Code Section 1542 or any comparable provision under any state, federal or non-U.S. Law may give to such Acquiror Party as well as under any other statute or common law principles of similar effect.

14.19 Further Assurances.

(a) Subject to the terms and conditions of this Agreement and applicable Law and without limiting any other provisions hereof, the parties hereto shall, and shall cause their respective Affiliates and representatives to, cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations or otherwise to consummate and make effective the transactions contemplated by this Agreement as soon as practicable and to take such actions or do such things as any other party hereto may reasonably request in order to cause any of the conditions to such other party’s obligation to consummate such transactions specified in Article XI to be fully satisfied. From and after the Closing, Acquiror, the Blocker Sellers and Holders each agree that from time to time after the Closing Date, they shall execute and deliver or cause their respective Affiliates (including, with respect to Acquiror, causing the Blockers and the Surviving Company and its Subsidiaries) to execute and deliver such further instruments, and take (or cause their respective Affiliates to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement and the other Transaction Documents.

(b) Each of the parties hereto acknowledges that its obligation to use its “commercially reasonable efforts,” and to cause its Affiliates and representatives to use their respective “commercially reasonable efforts” for purposes of this Section 14.19 shall include compliance with the express terms of Section 14.19, regardless of whether such terms provide for a standard of performance equivalent to or other than a “commercially reasonable efforts” standard.

[Signature Page Immediately Follows.]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

TRADEWEB MARKETS LLC

By:	/s/William Hult
Name:	William Hult
Title:	Chief Executive Officer

PARK MERGER SUB LLC

By: Tradeweb Markets LLC, its manager

By:	/s/William Hult
Name:	William Hult
Title:	Chief Executive Officer

[Signature Page to Equity Purchase and Merger Agreement]

TRUMID HOLDINGS, LLC

By:	/s/Michael Sobel
Name: Michael Sobel
Title: Co-CEO and President

TRUMID FEEDERCO, LLC

By:	/s/Daniel Siracuse
Name: Daniel Siracuse
Title: Managing Member

TRUMID MANAGEMENTCO, LLC

By:	/s/Daniel Siracuse
Name: Daniel Siracuse
Title: Managing Member and Manager

[Signature Page to Equity Purchase and Merger Agreement]

BLOCKER SELLER:

TREASURE GF II AIV, L.P.

By: Dragoneer Global GP II, LLC, its general partner

By:	/s/Michael Dimitruk
Name: Michael Dimitruk
Title: Chief Operating Officer

BLOCKER:

TREASURE GF II BLOCKER, LLC

By: Treasure GF II AIV, L.P., its sole member

By: Dragoneer Global GP II, LLC, its general partner

By:	/s/Michael Dimitruk
Name: Michael Dimitruk
Title: Chief Operating Officer

[Signature Page to Equity Purchase and Merger Agreement]

BLOCKER SELLER:

TREASURE OF IV AIV, L.P.

By: Dragoneer Opportunities IV GP, L.P., its general partner

By: Dragoneer Opportunities IV GP CC, LLC, its general partner

By:	/s/Michael Dimitruk
Name: Michael Dimitruk
Title: Chief Operating Officer

BLOCKER:

TREASURE OF IV BLOCKER, LLC

By: Treasure OF IV AIV, L.P., its sole member

By: Dragoneer Opportunities IV GP, L.P., its general partner

By: Dragoneer Opportunities IV GP CC, LLC, its general partner

By:	/s/Michael Dimitruk
Name: Michael Dimitruk
Title: Chief Operating Officer

[Signature Page to Equity Purchase and Merger Agreement]

BLOCKER SELLER:

TRUFFLE OF COLLECTOR, LP

By: Dragoneer CF GP, LLC, its general partner

By:	/s/Michael Dimitruk
Name: Michael Dimitruk
Title: Chief Operating Officer

DST GLOBAL VII, L.P.

By: DST Managers VII Limited, its general partner

By:	/s/Despoina Zinonos
Name: Despoina Zinonos
Title: President

BLOCKER:

TRMD INVESTMENTS, LLC

By: Truffle OF Collector, LP, its Managing Member

By: Dragoneer CF GP, LLC, its general partner

By:	/s/Michael Dimitruk
Name: Michael Dimitruk
Title: Chief Operating Officer

By: DST Global VII, L.P., its Managing Member

By: DST Managers VII Limited, its general partner

By:	/s/Despoina Zinonos
Name: Despoina Zinonos
Title: President

[Signature Page to Equity Purchase and Merger Agreement]

BLOCKER SELLER:

DST GLOBAL VII, L.P.

By: DST Managers VII Limited, its general partner

By:	/s/Despoina Zinonos
Name: Despoina Zinonos
Title: President

BLOCKER:

DST GLOBAL VII-T, INC.

By:	/s/Despoina Zinonos
Name: Despoina Zinonos
Title: President

[Signature Page to Equity Purchase and Merger Agreement]

BLOCKER

SENATOR EAGLE LLC

By:	/s/Evan Gartenlaub
Name: Evan Gartenlaub
Title: Authorized Person

BLOCKER SELLER

SENATOR GLOBAL OPPORTUNITY MASTER FUND L.P.

By: Senator Investment Group LP, its investment manager

By:	/s/Evan Gartenlaub
Name: Evan Gartenlaub
Title: Authorized Person

[Signature Page to Equity Purchase and Merger Agreement]

BLOCKER SELLER:

HH THL Investment LLC

By:	/s/Colm O’Connell
Name: Colm O’Connell
Title: Manager

BLOCKER:

HH THL Holdings, LLC

By:	/s/Colm O’Connell
Name: Colm O’Connell
Title: Manager

[Signature Page to Equity Purchase and Merger Agreement]

BLOCKER SELLER:

Diameter Master Fund LP

By: Diameter Capital Partners LP, solely as its investment manager

By:	/s/Michael Cohn
Name: Michael Cohn
Title: General Counsel

BLOCKER:

Diameter Master Opportunities I LLC

By: Diameter Master Fund LP, its sole member

By: Diameter Capital Partners LP, its investment manager

By:	/s/Michael Cohn
Name: Michael Cohn
Title: General Counsel

[Signature Page to Equity Purchase and Merger Agreement]

BLOCKER SELLER:

MOTIVE CAPITAL FUND II-B, LP

By: Motive Capital Fund II GP, LP, its general partner

By: Motive Partners GP, LLC, its general partner

By:	/s/Paul Luc R. Heyvaert
Name: Paul Luc R. Heyvaert
Title: Founder, Managing Partner, Chief Executive Officer

BLOCKER:

MCF SWARM BLOCKER, LLC

By: Motive Capital Fund II-B, LP, its general partner

By: Motive Capital Fund II GP, LP, its general partner

By: Motive Partners GP, LLC, its general partner

By:	/s/Paul Luc R. Heyvaert
Name: Paul Luc R. Heyvaert
Title: Founder, Managing Partner, Chief Executive Officer

[Signature Page to Equity Purchase and Merger Agreement]

BLOCKER SELLER:

T. ROWE PRICE NEW HORIZONS FUND, INC.

By:	/s/Shaun Currie
Name: Shaun Currie
Title: Portfolio Manager

BLOCKER:

TRUMID NHF, LLC

By: T. Rowe Price New Horizons Fund, Inc., Member

By:	/s/Shaun Currie
Name: Shaun Currie
Title: Portfolio Manager

[Signature Page to Equity Purchase and Merger Agreement]

BLOCKER SELLER:

T. ROWE PRICE NEW HORIZONS TRUST

By: T. Rowe Price Trust Company, Trustee

By:	/s/Shaun Currie
Name: Shaun Currie
Title: Portfolio Manager

BLOCKER:

TRUMID NHT, LLC

By: T. Rowe Price New Horizons Trust, Member By: T. Rowe Price Trust Company, Trustee

By:	/s/Shaun Currie
Name: Shaun Currie
Title: Portfolio Manager

[Signature Page to Equity Purchase and Merger Agreement]

BLOCKER SELLER:

T. ROWE PRICE FINANCIAL SERVICES FUND, INC.

By:	/s/Matt Snowling
Name: Matt Snowling
Title: Co-Portfolio Manager

BLOCKER:

TRUMID FSF, LLC

By: T. Rowe Price Financial Services Fund, Inc., Member

By:	/s/Matt Snowling
Name: Matt Snowling
Title: Co-Portfolio Manager

[Signature Page to Equity Purchase and Merger Agreement]

BLOCKER SELLER:

TPG TECH ADJACENCIES BDH, L.P.

By: TPG Tech Adjacencies DE AIV GenPar, L.P., its general partner

By: TPG Tech Adjacencies DE AIV GenPar Advisors, LLC, its general partner

By:	/s/Matthew White
Name: Matthew White
Title: Vice President

BLOCKER:

TPG TECH ADJACENCIES THRIFT BL, LLC

By:	/s/Matthew White
Name: Matthew White
Title: Vice President

[Signature Page to Equity Purchase and Merger Agreement]

BLOCKER SELLER:

POINT BREAK CAPITAL LP

by its general partner, Point Break Capital GP Ltd

By:	/s/Gabriel Crestian Cunha
Name: Gabriel Crestian Cunha
Title: Authorized Signatory

BLOCKER:

PB TRM LLC

by its sole member, Point Break Capital LP, by its general partner, Point Break Capital GP Ltd

By:	/s/Gabriel Crestian Cunha
Name: Gabriel Crestian Cunha
Title: Authorized Signatory

[Signature Page to Equity Purchase and Merger Agreement]

BLOCKER SELLER: BLACKROCK SCIENCE AND TECHNOLOGY TRUST

By: BlackRock Advisors, LLC, its Investment Adviser

By:	/s/Tony Kim
Name: Tony Kim
Title: Managing Director

BLOCKER: BST SUBSIDIARY, LLC

By: BlackRock Advisors, LLC, its Investment Adviser

By:	/s/Tony Kim
Name: Tony Kim
Title: Managing Director

BLOCKER SELLER: BLACKROCK SCIENCE AND TECHNOLOGY TERM TRUST

By: BlackRock Advisors, LLC, its Investment Adviser

By:	/s/Tony Kim
Name: Tony Kim
Title: Managing Director

BLOCKER: BSTZ SUBSIDIARY, LLC

By: BlackRock Advisors, LLC, its Investment Adviser

By:	/s/Tony Kim
Name: Tony Kim
Title: Managing Director

[Signature Page to Equity Purchase and Merger Agreement]

BLOCKER SELLER:

RIVERVIEW GROUP LLC
By:	Millennium International Management LP, its Investment Manager

By:	/s/Mark Meskin
Name: Mark Meskin
Title: Chief Strategic Development Officer

BLOCKER:

INTEGRATED TMID HOLDINGS INC.

By:	/s/Mark Meskin
Name: Mark Meskin
Title: Authorized Signatory

[Signature Page to Equity Purchase and Merger Agreement]

SHAREHOLDER REPRESENTATIVE SERVICES LLC, in its capacity as initial Holder Representative

By:	/s/Jennifer Henley
Name: Jennifer Henley
Title: Director

[Signature Page to Equity Purchase and Merger Agreement]

LIST OF EXHIBITS AND ANNEXES

Exhibit A	Blocker Sellers

Exhibit B	Blockers

Annex A	Company Certificate of Merger

Annex B	Amended and Restated Certificate of Formation

Annex C	Escrow Agreement

Annex D	Accounting Principles

Annex E	Blocker Assignment Agreement

Annex F	Allocation Principles

EXHIBIT A

BLOCKERS SELLERS

1.	BlackRock Science and Technology Trust
2.	BlackRock Science and Technology Term Trust
3.	Diameter Master Fund LP
4.	DST Global VII, L.P.
5.	HH THL Investment LLC
6.	Riverview Group LLC
7.	Motive Capital Fund II-B, LP
8.	Point Break Capital LP
9.	Senator Global Opportunity Master Fund L.P.
10.	Treasure GF II AIV, L.P.
11.	Treasure OF IV AIV, L.P.
12.	T. Rowe Price Financial Services Fund, Inc.
13.	T. Rowe Price New Horizons Fund, Inc.
14.	T. Rowe Price New Horizons Trust
15.	TPG Tech Adjacencies BDH, L.P.
16.	Truffle OF Collector, LP

EXHIBIT B

BLOCKERS

1.	BST Subsidiary, LLC
2.	BSTZ Subsidiary, LLC
3.	Diameter Master Opportunities I LLC
4.	DST Global VII-T, Inc.
5.	HH THL Holdings, LLC
6.	Integrated TMID Holdings Inc.
7.	MCF Swarm Blocker, LLC
8.	PB TRM LLC
9.	Senator Eagle LLC
10.	Treasure GF II Blocker, LLC
11.	Treasure OF IV Blocker, LLC
12.	Trumid FSF, LLC
13.	Trumid NHF, LLC
14.	Trumid NHT, LLC
15.	TPG Tech Adjacencies Thrift BL, LLC
16.	TRMD Investments, LLC